      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 2002
                                                  REGISTRATION NO. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------
                        SOUTHERN FINANCIAL BANCORP, INC.
             (Exact name of registrant as specified in its charter)

           VIRGINIA                         6022                 54-1779978
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                               37 EAST MAIN STREET
                            WARRENTON, VIRGINIA 20186
                                 (540) 349-3900
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               GEORGIA S. DERRICO
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               37 EAST MAIN STREET
                            WARRENTON, VIRGINIA 20186
                                 (540) 349-3900
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                                   ----------
                                   Copies to:

     WILLIAM T. LUEDKE IV                          SCOTT H. RICHTER
  BRACEWELL & PATTERSON, L.L.P.        LECLAIR RYAN, A PROFESSIONAL CORPORATION
711 LOUISIANA STREET, SUITE 2900           707 EAST MAIN STREET, 11TH FLOOR
      HOUSTON, TEXAS 77002                     RICHMOND, VIRGINIA 23219

                                   ----------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

    If any of the Securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

                         CALCULATION OF REGISTRATION FEE


                                                                         PROPOSED MAXIMUM   PROPOSED MAXIMUM
                                                      AMOUNT TO BE        OFFERING PRICE       AGGREGATE            AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    REGISTERED (1)         PER SHARE      OFFERING PRICE (3)   REGISTRATION FEE
--------------------------------------------------    --------------     ----------------   ------------------   ----------------
Common Stock, $0.01 par value..................          490,270               (2)            $17,678,945             $1,627

(1) Based upon an estimate of the maximum number of shares of common stock of Southern Financial Bancorp, Inc. to be issued pursuant to the Agreement and Plan of Reorganization dated as of April 25, 2002 by and among Southern Financial, Southern Financial Bank and Metro-County Bank of Virginia, Inc.

(2)  Not applicable.

(3) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(2) under the Securities Act, based upon the average of the bid and asked prices of the Metro-County common stock of $6.90 per share as of May 21, 2002 multiplied by the maximum number of shares of Metro-County common stock to be acquired by Southern Financial in the merger described herein.

                                   ----------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

      [Logo of Metro-County]                          [Logo of Southern Financial]
          PROXY STATEMENT                                    PROSPECTUS OF
      FOR THE SPECIAL MEETING                       SOUTHERN FINANCIAL BANCORP, INC.
        OF SHAREHOLDERS OF                       IN CONNECTION WITH AN OFFERING OF UP
 METRO-COUNTY BANK OF VIRGINIA, INC.          TO ____________ SHARES OF ITS COMMON STOCK

         You are cordially invited to attend the special meeting of shareholders of Metro-County Bank of Virginia, Inc. to be held on __________, ____, 2002 at __:__ __.m. at the ___________________, Richmond, Virginia. At this important meeting, you will be asked to consider and vote on the approval of a merger agreement which provides for the merger of Metro-County with and into Southern Financial Bank, a wholly-owned subsidiary of Southern Financial Bancorp, Inc. As a result of the merger, Metro-County shareholders will receive for each share of Metro-County common stock they own (1) $2.90 in cash and (2) a number of shares of Southern Financial common stock having a market value equal to $4.35, subject to adjustment in the event that the 20 day average trading price of a share of Southern Financial common stock exceeds or falls below certain pre-agreed levels.

         Based on the closing prices of Southern Financial common stock on April 24, 2002, the day preceding the public announcement of the merger, and on ____________, 2002, which were $27.23 and $______, respectively, and assumed exchange ratios as of each of those dates of _____ and _____, Metro-County shareholders would receive a number of shares of Southern Financial common stock which, when combined with the $2.90 in cash, would provide a per share consideration of $7.25 and a total transaction value of $__________. If the merger were completed as of the date of this proxy statement-prospectus, assuming an exchange ratio of ______, a total of _________ shares of Southern Financial common stock would be issued to Metro-County shareholders and Metro-County shareholders would own approximately __% of Southern Financial common stock outstanding after the merger.

         Because the common stock exchange ratio is based on the market value of a share of Southern Financial common stock for the 20 trading days ending on and including the fifth trading day preceding the effective time of the merger and subject to possible adjustment, as a Metro-County shareholder you will not know the value of or exact number of shares of Southern Financial common stock you will receive in the merger at the time you vote on the merger.

         AN INVESTMENT IN SOUTHERN FINANCIAL COMMON STOCK IN CONNECTION WITH THE MERGER INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 15.

         This proxy statement-prospectus gives you detailed information about the merger and it includes the merger agreement as Appendix A. It also includes information about Metro-County, including financial information. You can obtain information about Southern Financial from publicly available documents that Southern Financial has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the shareholders' meeting, please take the time to vote by completing and returning the enclosed proxy card to us. If you date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the approval of the merger agreement. If you do not return your proxy card, or if you do not instruct your bank or broker how to vote any shares held for you in your bank's or broker's name, the effect will be a vote against approval of the merger agreement.

         YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER WITH SOUTHERN FINANCIAL IS IN THE BEST INTERESTS OF METRO-COUNTY AND YOU, OUR SHAREHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER.

                             Stafford M. White, Jr.
                Chairman of the Board and Chief Executive Officer
                       Metro-County Bank of Virginia, Inc.

--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES SOUTHERN FINANCIAL IS OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ITS BANK SUBSIDIARY, AND THE SECURITIES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
--------------------------------------------------------------------------------

                Proxy statement-prospectus dated _________, 2002
       and first mailed to Metro-County shareholders on ___________, 2002

                             [LOGO of Metro-County]

                                   ----------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON ___________, 2002

                                   ----------

         Notice is hereby given that a special meeting of shareholders of Metro-County Bank of Virginia, Inc., a Virginia state bank, will be held on _________, 2002, at _____.m., local time, at __________________________,
Virginia for the following purposes:

                  1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated April 25, 2002, by and among Southern Financial Bancorp. Inc., Southern Financial Bank and Metro-County and a related plan of merger (collectively, the "merger agreement") providing for the merger of Metro-County with and into Southern Financial Bank. In the merger, shareholders of Metro-County will receive (1) $2.90 in cash and (2) a number of shares of Southern Financial common stock with a market value equal to $4.35, subject to adjustment, in exchange for each share of Metro-County common stock they own. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement-prospectus.

                  2. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

         Any action may be taken on the foregoing proposals at the special meeting on the date specified above or on any date or dates to which the special meeting may be adjourned or postponed. The close of business on _________, 2002 has been fixed as the record date for determining those shareholders entitled to vote at the special meeting or any adjournments or postponements of the special meeting. A complete list of shareholders entitled to vote at the special meeting will be available at the main office of Metro-County during the 10 days prior to the special meeting, as well as at the special meeting.

         If your shares are not registered in your own name, you will need additional documentation from the recordholder in order to vote personally at the meeting.

                                           By Order of the Board of Directors,



                                           Stafford M. White, Jr.
                                           Chairman of the Board and
                                           Chief Executive Officer

Mechanicsville, Virginia
______________, 2002


                           YOUR VOTE IS VERY IMPORTANT

         A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement-prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

THE BOARD OF DIRECTORS OF METRO-COUNTY UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                                   PLEASE NOTE

         We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

         This proxy statement-prospectus has been prepared as of ____________, 2002. There may be changes in the affairs of Metro-County or Southern Financial since that date which are not reflected in this document.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT SOUTHERN FINANCIAL THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS DESCRIBED ON PAGE 69 UNDER "WHERE YOU CAN FIND MORE INFORMATION." YOU CAN OBTAIN FREE COPIES OF THIS INFORMATION BY WRITING OR CALLING:

                               PATRICIA A. FERRICK
                             CHIEF FINANCIAL OFFICER
                        SOUTHERN FINANCIAL BANCORP, INC.
                               37 EAST MAIN STREET
                            WARRENTON, VIRGINIA 20186
                            TELEPHONE (540) 341-3900
                            FACSIMILE (540) 349-3904

         TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST REQUEST THE INFORMATION BY _________, 2002 [5 BUSINESS DAYS PRIOR TO THE MEETING].

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
SUMMARY .........................................................................................................1
         The Companies ..........................................................................................1
         The Merger..............................................................................................1
         What You Will Receive in the Merger.....................................................................1
         Effect of the Merger on Metro-County Stock Options......................................................2
         The Exchange of Metro-County Common Stock for Southern Financial Common Stock Will
                  Generally Be Tax-Free to Shareholders..........................................................2
         Metro-County's Financial Advisor Has Opined that the Merger is Fair to Shareholders.....................2
         Southern Financial Plans to Continue to Pay Quarterly Dividends.........................................3
         Ownership of Southern Financial After the Merger........................................................3
         Comparative Market Prices of Common Stock...............................................................3
         Reasons for the Merger..................................................................................3
         Special Meeting of Metro-County Shareholders............................................................4
         Record Date Set at ____________, 2002; Majority Shareholder Vote Required...............................4
         Recommendation of Metro-County's Board to Shareholders..................................................4
         Metro-County's Management is Expected to Vote Their Shares For Approval of the Merger Agreement.........5
         Effective Time of the Merger............................................................................5
         Exchange of Stock Certificates..........................................................................5
         Conditions to Completion of the Merger..................................................................5
         Regulatory Approvals....................................................................................6
         Waiver, Amendment and Termination.......................................................................6
         Expenses and Remedies for Termination...................................................................6
         Management and Operations After the Merger..............................................................7
         Some of the Directors and Officers of Metro-County Have Financial Interests in the Merger that
                  Differ from Your Interests.....................................................................7
         Your Rights as a Shareholder of Southern Financial will be Different than as a Shareholder of
                  Metro-County ..................................................................................7
         Selected Historical Consolidated Financial Data of Southern Financial...................................8
         Selected Historical Financial Data of Metro-County.....................................................11
         Summary of Historical and Pro Forma Per Share Selected Financial Data..................................13
         Comparative Stock Prices...............................................................................14
RISK FACTORS....................................................................................................15
A WARNING ABOUT FORWARD-LOOKING STATEMENTS......................................................................18
METRO-COUNTY SPECIAL MEETING....................................................................................19
         Purpose  ..............................................................................................19
         Date, Place and Time of the Special Meeting............................................................19
         Shares Entitled to Vote, Quorum and Vote Required......................................................19
         Voting and Revocation of Proxies.......................................................................19
         Solicitation of Proxies; Expenses......................................................................20
DESCRIPTION OF THE MERGER.......................................................................................21
         Terms of the Merger....................................................................................21
         Effect of the Merger on Metro-County Stock Options.....................................................22
         Background of the Merger...............................................................................22
         Recommendation of the Metro-County Board and Metro-County's Reasons for the Merger.....................24
         Reasons of Southern Financial for the Merger...........................................................25
         Opinion of Metro-County's Financial Advisor............................................................26
         Exchange of Metro-County Stock Certificates............................................................29
         Effective Time of the Merger...........................................................................30
         Conduct of Business Pending Effective Time.............................................................30
         Conditions to Completion of the Merger.................................................................31
         Additional Agreements..................................................................................32
         Representations and Warranties.........................................................................33
         Financial Interests of Metro-County Directors and Officers in the Merger...............................34
         Employee Matters.......................................................................................35
         Amendment and Termination..............................................................................35

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
         Expenses...............................................................................................37
         Nasdaq Stock Market Listing............................................................................37
         Material Federal Income Tax Consequences...............................................................37
         Accounting Treatment...................................................................................39
         Restrictions on Resales of Southern Financial Common Stock.............................................39
         Regulatory Approvals...................................................................................39
COMPARISON OF RIGHTS OF SHAREHOLDERS OF SOUTHERN FINANCIAL AND METRO-COUNTY.....................................40
VIRGINIA ANTI-TAKEOVER STATUTES.................................................................................44
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF METRO-COUNTY...........46
         Results of Operations..................................................................................46
         Analysis of Financial Condition........................................................................50
BUSINESS OF METRO-COUNTY........................................................................................59
BENEFICIAL OWNERSHIP OF METRO-COUNTY STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF METRO-COUNTY.............63
Principal holders of southern financial common stock............................................................65
COMPARATIVE MARKET PRICES AND DIVIDEND DATA.....................................................................65
DESCRIPTION OF SOUTHERN FINANCIAL CAPITAL STOCK.................................................................67
         General  ..............................................................................................67
         Southern Financial Common Stock........................................................................67
         Preferred Stock........................................................................................67
         Series A 6% Cumulative Convertible Preferred Stock.....................................................68
BUSINESS OF SOUTHERN FINANCIAL..................................................................................68
EXPERTS ........................................................................................................69
LEGAL MATTERS...................................................................................................69
OTHER MATTERS...................................................................................................69
WHERE YOU CAN FIND MORE INFORMATION.............................................................................69

INDEX TO FINANCIAL STATEMENTS OF METRO COUNTY BANK OF VIRGINIA, INC............................................F-1

Appendix A
         AGREEMENT AND PLAN OF REORGANIZATION..................................................................A-1

Appendix B
         OPINION OF SCOTT & STRINGFELLOW, INC..................................................................B-1

                                     SUMMARY

         This brief summary highlights selected information from this proxy statement-prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. For more information about Southern Financial, see "Where You Can Find More Information" on page 69. We have included page references in this summary to direct you to other places in this proxy statement-prospectus where you can find a more complete description of the topics we have summarized.

THE COMPANIES (PAGES 59 AND 68)

SOUTHERN FINANCIAL BANCORP, INC.
37 East Main Street
Warrenton, Virginia  20186
(540) 341-3900

         Southern Financial, a Virginia corporation, is a bank holding company registered under the Bank Holding Company Act. Through Southern Financial Bank, its wholly owned subsidiary bank, Southern Financial conducts a complete range of commercial and personal banking activities throughout its market area which extends from Winchester in northwest Virginia to Fredericksburg, approximately 100 miles to the southeast. In 2001, Southern Financial expanded its market to include Charlottesville, Virginia and surrounding counties and the District of Columbia. In addition to the main office of Southern Financial Bank in Warrenton, Virginia, the bank operates a total of 20 full-service banking offices. At March 31, 2002, on a consolidated basis, Southern Financial had total assets of $791.8 million, total deposits of $634.9 million and stockholders' equity of $64.9 million.

METRO-COUNTY BANK OF VIRGINIA, INC.
8206 Atlee Road
Mechanicsville, Virginia  23116
(804) 559-1031

         Metro-County is a community-oriented Virginia commercial bank that provides a variety of banking services in the greater Richmond, Virginia area. In addition to its main banking office in Mechanicsville, Virginia, Metro-County operates four full-service banking centers. At March 31, 2002, Metro-County had total assets of $92.2 million, total deposits of $84.1 million and stockholders' equity of $7.7 million.

THE MERGER (PAGE 21)

         We have attached the merger agreement to this document as Appendix A. Please read the entire merger agreement. It is the legal document that governs the merger.

         We propose a merger whereby Metro-County will merge with and into Southern Financial Bank and the existing offices of Metro-County will become full-service banking offices of Southern Financial. We expect to complete the merger in the third quarter of 2002.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 21)

         If the merger is completed, each of your shares of Metro-County common stock will automatically become the right to receive total consideration of $7.25 in the form of (1) $2.90 in cash and (2) a number of shares of Southern Financial common stock with a market value equal to $4.35, subject to adjustment in the event that the average trading price of Southern Financial common stock exceeds or falls below certain pre-agreed levels, plus cash instead of any fractional share interests. The total number of shares of Southern Financial common stock that you will have the right to receive will be equal to $4.35 divided by the average trading price of Southern Financial common stock rounded to the nearest ten-thousandth. For these purposes, the "average trading price" of Southern Financial common stock will be the average closing price of a share of Southern Financial common stock on the Nasdaq National Market for the 20 trading days ending on and including the fifth trading day preceding the effective time of the merger. In the event the average trading price is $22.75 or less, the exchange ratio will remain fixed at 0.1912 and you will receive shares of Southern Financial common stock having a market value less than $4.35. In the event the average trading price is $29.25 or more, the exchange ratio will remain fixed at 0.1487 and you will receive shares of Southern Financial common stock having a market value greater than $4.35.

         In addition, the parties have agreed that if the average trading price of a share of Southern Financial common stock is equal to $20.80 or less, Southern Financial may, at its option, adjust the merger consideration so that the market value of Southern Financial common stock issued in connection with the merger is reduced from $4.35 to $3.98. Consequently, you will not know the exact number or value of the shares of Southern Financial common stock you will receive in the merger when you vote on the merger.

         Southern Financial will not issue any certificates for fractional shares of Southern Financial common stock in connection with the merger but will instead pay an amount of cash determined by multiplying the fractional share by the closing price of Southern Financial common stock on the trading day immediately prior to the effective time of the merger.

         You will have to surrender your Metro-County common stock certificates in order to receive new certificates representing shares of common stock of Southern Financial and the cash consideration. Do not send in your certificates until you receive written instructions on or after the completion of the merger.

EFFECT OF THE MERGER ON METRO-COUNTY STOCK OPTIONS (PAGE 22)

         In the merger, each option to purchase Metro-County common stock that is outstanding immediately prior to completion of the merger will represent a right to receive an amount of cash equal to $1.58 and a number of shares of Southern Financial common stock with a market value equal to $2.36, subject to the same adjustments described above. This amount represents the consideration to be paid in the merger for each share of Metro-County common stock less the $3.31 per share exercise price of each outstanding option.

THE EXCHANGE OF METRO-COUNTY COMMON STOCK FOR SOUTHERN FINANCIAL COMMON STOCK WILL GENERALLY BE TAX-FREE TO SHAREHOLDERS (PAGE 37)

         Southern Financial has received an opinion from its legal counsel that generally for United States federal income tax purposes, your exchange of shares of Metro-County common stock for shares of Southern Financial common stock will not cause you to recognize any gain or loss. However, you will recognize gain or loss in connection with the receipt of the cash consideration and the receipt of cash in lieu of a fractional share of Southern Financial common stock. The opinion of counsel was filed as an exhibit to the registration statement, of which this proxy statement-prospectus is a part.

         Our obligation to complete the merger is conditioned on, among other things, receipt by each of Metro-County and Southern Financial of an updated opinion of counsel for Southern Financial that the exchange of shares, except for a gain or loss recognized in connection with the receipt of the cash consideration and cash instead of a fractional share, will be tax-free for federal income tax purposes.

         THIS TAX TREATMENT MAY NOT APPLY TO EVERY METRO-COUNTY SHAREHOLDER. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLICATED AND WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES.

METRO-COUNTY'S FINANCIAL ADVISOR HAS OPINED THAT THE MERGER IS FAIR TO SHAREHOLDERS (PAGE 26)

         Scott & Stringfellow, Inc. has delivered a written opinion to the Metro-County board of directors that, as of the date of this document, the merger consideration is fair to the holders of Metro-County common stock from a financial point of view. We have attached this opinion to this document as Appendix B. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Scott & Stringfellow in providing its opinion.

SOUTHERN FINANCIAL PLANS TO CONTINUE TO PAY QUARTERLY DIVIDENDS (PAGE 66)

         Following the merger, subject to applicable statutory and regulatory restrictions, Southern Financial intends to continue its practice of paying quarterly cash dividends. For the first quarter of 2002, Southern Financial paid a cash dividend of $0.12 per share. Metro-County has never paid a cash dividend on its common stock.

OWNERSHIP OF SOUTHERN FINANCIAL AFTER THE MERGER

         Based on the closing price of Southern Financial common stock on __________, 2002 of $ ___ and based on an assumed exchange ratio of __________, upon completion of the merger, Southern Financial would issue a total of approximately _____________ shares of its common stock to former Metro-County shareholders. Based on these numbers, after the merger on a fully diluted basis (which includes the issuance of shares of Southern Financial common stock to the holders of currently exercisable options to acquire ____________ shares of Metro-County common stock) former Metro-County shareholders would own approximately ______% of the outstanding shares of Southern Financial common stock.

         In addition, as of the date of this proxy statement-prospectus, options to acquire ______ shares of Metro-County common stock are exercisable. If these options are exercised prior to completion of the merger, Southern Financial must issue an appropriate amount of additional shares of Southern Financial common stock for each additional share of Metro-County common stock issued pursuant to the exercise of such options. Assuming an exchange ratio of ______, if the options to acquire all _____ shares are exercised, Southern Financial would be required to issue an additional ________ shares of Southern Financial common stock upon completion of the merger.

COMPARATIVE MARKET PRICES OF COMMON STOCK  (PAGE 65)

         Shares of Southern Financial are quoted on the Nasdaq Stock Market under the symbol "SFFB." On April 24, 2002, the last trading day before we announced the merger, Southern Financial common stock closed at $27.23 per share. On __________, 2002, Southern Financial common stock closed at $______ per share. Shares of Metro-County common stock are quoted on the OTC Bulletin Board under the symbol "MCBA." The last known sale price of Metro-County common stock was $ ___ per share on _______, 2002. You should obtain the current stock quotation for Southern Financial common stock.

REASONS FOR THE MERGER  (PAGES 24 AND 25)

         Our companies are proposing to merge because we believe that by combining them we can create a stronger and more diversified company that will provide significant benefits to our shareholders and customers alike. In deciding to enter into the merger agreement, Metro-County's board of directors considered a number of factors, including

         o the merger consideration of $7.25 in the form of (1) $2.90 in cash and (2) a number of shares of Southern Financial with a market value of $4.35 of Southern Financial common stock for each share of Metro-County common stock;

         o the additional capital and resources needed for Metro-County's operations to continue to grow;

         o        its concern about management succession;

         o its review of other strategic alternatives potentially available to Metro-County; and

         o the tax-free nature of the stock portion of the merger consideration to Metro-County shareholders for federal income tax purposes.

         In deciding to enter into the merger agreement, Southern Financial's board of directors considered a number of factors, including the opportunity for future growth and an expanded geographic presence, as the acquisition of

Metro-County's locations in the greater Richmond area is a natural extension of Southern Financial's geographic area and fits well into its expansion plans. In addition, Southern Financial believes that the merger may create certain revenue enhancement opportunities as Southern Financial offers new products and services to existing Metro-County customers and offer cost savings as Southern Financial integrates the operational functions of Metro-County with its own. However, due to the contingent nature and timing of these potential revenue enhancements and cost savings, Southern Financial has not taken them into account in arriving at its estimates of the impact of the merger on future earnings per share. Southern Financial expects to incur after tax merger costs of approximately $700,000.

         The discussion of our reasons for the merger includes forward-looking statements about possible or assumed future results of our operations and the performance of the combined company after the merger. For a discussion of factors that could affect these future results, see "A Warning About Forward-Looking Statements" on page 18.

SPECIAL MEETING OF METRO-COUNTY SHAREHOLDERS (PAGE 19)

         The special meeting of Metro-County shareholders will be held on ________, 2002, at _____ a.m., local time, at _______________________, located at ________________________________, Virginia. At the Metro-County meeting, you will be asked:

         o to approve the merger agreement that provides for the merger of Metro-County with and into Southern Financial Bank; and

         o to act on any other matters that may be submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.

RECORD DATE SET AT ____________, 2002; MAJORITY SHAREHOLDER VOTE REQUIRED (PAGE 19)

         You can vote at the special meeting if you owned Metro-County common stock at the close of business on ________ __, 2002, the record date. You can cast one vote for each share of Metro-County common stock that you owned at that time. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Metro-County common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the merger agreement and the merger.

         You may vote your shares by attending the meeting or by sending us your proxy if you are unable to or do not wish to attend the meeting. If you are the record holder of your shares, you can revoke your proxy at any time before we take a vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Metro-County, or by attending the meeting and voting in person. If your shares are held in street name, you must contact your bank or broker if you wish to revoke your proxy.

YOU WILL NOT HAVE DISSENTER'S RIGHTS OF APPRAISAL IN CONNECTION WITH THE MERGER.

         Virginia law does not provide for dissenters' rights of appraisal in connection with the merger of two Virginia banks. Consequently, shareholders of Metro-County are not entitled to dissent from the vote to approve the merger agreement.

RECOMMENDATION OF METRO-COUNTY'S BOARD TO SHAREHOLDERS (PAGE 24)

         The board of directors of Metro-County believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the merger agreement.

METRO-COUNTY'S MANAGEMENT IS EXPECTED TO VOTE THEIR SHARES FOR APPROVAL OF THE MERGER AGREEMENT (PAGE 19)

         As of ______________, 2002, the directors and executive officers of Metro-County beneficially owned _______ shares, or approximately ______% of the outstanding shares of Metro-County common stock and did not beneficially own any shares of Southern Financial common stock.

         Each director and executive officer of Metro-County has executed an agreement pursuant to which he or she has agreed to vote his or her shares of common stock for approval of the merger agreement.

EFFECTIVE TIME OF THE MERGER (PAGE 30)

         The merger will become final when articles of merger are filed with the Virginia State Corporation Commission. If Metro-County shareholders approve the merger at the special meeting, and if we obtain all required regulatory approvals, we anticipate that the merger will be completed in the third quarter of 2002, although delays could occur.

         We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

EXCHANGE OF STOCK CERTIFICATES (PAGE 29)

         After the effective time of the merger, you will receive a letter and instructions from Chase Mellon Shareholder Services acting in its role as Southern Financial's transfer agent with respect to the procedures for surrendering your stock certificates representing shares of Metro-County common stock in exchange for stock certificates representing shares of Southern Financial common stock and cash. You must carefully review and complete these materials and return them as instructed along with your stock certificates for Metro-County common stock. PLEASE DO NOT SEND METRO-COUNTY ANY STOCK CERTIFICATES UNTIL YOU RECEIVE THESE INSTRUCTIONS.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 31)

         The completion of the merger depends on a number of conditions being met. These include, among others:

         o        approval of the merger agreement by Metro-County shareholders;

         o approval of the merger by certain federal and state regulatory authorities;

         o receipt by each of us of an opinion of Bracewell & Patterson, L.L.P. that the merger will qualify as a reorganization under
                  Section 368(a) of the Internal Revenue Code;

         o authorization by the Nasdaq Stock Market for the listing of the shares of Southern Financial common stock to be issued in the merger;

         o material accuracy of the representations and warranties made by each of us as of the date of completion of the merger;

         o performance or compliance by each of us with all covenants and conditions required by the merger agreement; and

         o absence of a material adverse change in each of our financial conditions, results of operation or business.

         A party to the merger agreement could choose to complete the merger even though a condition has not been satisfied, as long as the law allows it to do so. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

REGULATORY APPROVALS (PAGE 39)

         We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System and the Bureau of Financial Institutions of the Virginia State Corporation Commission. On ___________, 2002, applications were filed with the Federal Reserve Board and the Virginia State Corporation Commission. Assuming the Virginia State Corporation Commission approves the merger, and once the Federal Reserve approves the merger, we may have to wait anywhere from 15 to 30 days before we can complete the merger, during which time the Department of Justice can challenge the merger for antitrust reasons.

         As of the date of this document, we have not received all of the required approvals. While we do not know of any reason that we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will obtain them.

WAIVER, AMENDMENT AND TERMINATION (PAGE 35)

         We may jointly amend the merger agreement and each of us may waive our right to require the other party to adhere to any term or condition of the merger agreement. However, we may not amend the merger agreement or waive any term or condition in the merger agreement after the Metro-County special meeting of shareholders without approval of the Metro-County shareholders if the amendment or waiver reduces the merger consideration that will be received by the Metro-County shareholders.

         We can mutually agree at any time to terminate the merger agreement without completing the merger. Also, either of us can decide, without the consent of the other, to terminate the merger agreement if:

         o any government agency denies an approval we need to complete the merger;

         o any governmental entity issues a final non-appealable order blocking the merger;

         o the approval of Metro-County shareholders is not obtained by reason of the failure to obtain the required vote at the meeting;

         o the merger has not been completed by April 25, 2003 or such later date approved in writing by our boards of directors, unless the failure to complete the merger by that time is due to a breach of the merger agreement by the party that seeks to terminate the merger agreement;

         o the other party fails to comply in any material respect with any of its covenants or agreements or if any of its representations or warranties is defective in any material respect;

         o one or more of the conditions to the merger are not met or waived by the other party; or

         o there is a material adverse change in the assets, business or financial condition of the other company.

         In addition, Metro-County may terminate the merger agreement, without the consent of Southern Financial, if the average trading price (as defined in the merger agreement) of the Southern Financial common stock is $20.80 or less and the exchange ratio is not subsequently adjusted by Southern Financial to a number of shares of Southern Financial common stock equal to $3.98 divided by the average trading price.

EXPENSES AND REMEDIES FOR TERMINATION (PAGES 36 AND 37)

         If we mutually consent to terminate the merger agreement, or if either of us terminates the merger agreement because the merger has not been completed by April 25, 2003, then we will each pay our own fees and expenses incurred in connection with the merger.

         If either of us terminates the merger agreement because of a willful and material breach of the merger agreement by the other party, the breaching party will pay the other party's costs and expenses, subject to the limits set forth below, incurred by the non-breaching party in connection with the transactions contemplated by the merger agreement. In the event Southern Financial breaches the merger agreement and Metro-County is not then in breach of the merger agreement, Southern Financial shall be responsible for up to $250,000 of the costs and expenses incurred by Metro-County. In the event Metro-County breaches the merger agreement and Southern Financial is not then in breach of the merger agreement, Metro-County shall be responsible for up to $100,000 of the costs and expenses incurred by Southern Financial.

MANAGEMENT AND OPERATIONS AFTER THE MERGER (PAGE 69)

         After the merger, the existing officers of Metro-County will become officers of Southern Financial Bank. The present management of Southern Financial Bank will continue to have the responsibility of managing Southern Financial Bank after the completion of the merger. The board of directors of Southern Financial and Southern Financial Bank will remain the same.

SOME OF THE DIRECTORS AND OFFICERS OF METRO-COUNTY HAVE FINANCIAL INTERESTS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (PAGE 34)

         Some of the directors and officers of Metro-County have interests in the merger that differ from, or are in addition to, their interests as shareholders in Metro-County. These interests include:

         o the right of Metro-County's directors and officers to continued indemnification and insurance coverage by Southern Financial for acts or omissions occurring prior to the merger;

         o Stafford M. White, Jr., Chairman and CEO of Metro-County, will enter into a non-compete agreement with Southern Financial Bank upon completion of the merger. Under the terms of the non-compete agreement Mr. White will be prohibited from competing with Southern Financial for three years following completion of the merger and will receive compensation equal to $245,000 to be made over the three year period following the merger and be entitled to participate in Southern Financial's benefit plans for a one year period following the merger;

         o the directors of Metro-County will be invited to serve on Southern Financial's Richmond Area Advisory Board, and each director who serves will be compensated in accordance with Southern Financial's standard schedule of fees for service as an advisory board member in effect from time to time; and

         o three officers of Metro-County have entered into agreements with Southern Financial pursuant to which they will be employed by Southern Financial or receive severance payments.

         The members of Metro-County's board of directors knew about these additional interests and considered them in approving the merger agreement and the merger.

YOUR RIGHTS AS A SHAREHOLDER OF SOUTHERN FINANCIAL WILL BE DIFFERENT THAN AS A SHAREHOLDER OF METRO-COUNTY (PAGE 40)

         Metro-County is a Virginia state bank and the rights of Metro-County shareholders are governed by Virginia law and Metro-County's articles of incorporation and bylaws. Southern Financial is a Virginia corporation and the rights of Southern Financial shareholders are governed by Virginia law and Southern Financial's articles of incorporation and bylaws. Upon completion of the merger, Metro-County shareholders will become shareholders of Southern Financial and their rights will be governed by Southern Financial's articles of incorporation and bylaws, in addition to Virginia law. Southern Financial's articles of incorporation and bylaws will remain the same unless later altered, amended or repealed.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SOUTHERN FINANCIAL

         The following table summarizes financial results actually achieved by Southern Financial for the periods and at the dates indicated and should be read in conjunction with Southern Financial's consolidated financial statements and the notes to the consolidated financial statements contained in reports that Southern Financial has previously filed with the Securities and Exchange Commission. Historical financial information for Southern Financial can be found in its Quarterly Report on Form 10-Q for the three months ended March 31, 2002 and its Annual Report on Form 10-K for the year ended December 31, 2001. See "Where You Can Find Additional Information" on page 69 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the three months ended March 31, 2002 and March 31, 2001 are unaudited, but management of Southern Financial believes that these amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. You should not assume the results of operations for past periods and for the three months ended March 31, 2002 and 2001 indicate results that may be obtained for any future period.

                                                           AS OF AND FOR THE
                                                           THREE MONTHS ENDED           AS OF AND FOR THE YEAR ENDED
                                                                MARCH 31                         DECEMBER 31
                                                           ------------------  ---------------------------------------------------
                                                             2002      2001      2001      2000      1999         1998      1997
                                                           --------  --------  --------  --------  --------     --------  --------
                                                                   (dollars in thousands, except share and per share data)

INCOME STATEMENT DATA:
    Interest income ....................................... $ 12,820  $ 12,381  $ 54,179  $ 37,810  $ 29,756     $ 27,857  $ 25,536
    Interest expense ......................................    4,690     7,112    27,147    20,009    14,308       14,220    12,626
    Net interest income ...................................    8,130     5,269    27,032    17,801    15,448       13,637    12,910
    Provision for loan losses .............................    1,500       520     4,470     1,335     2,130        1,301     1,265
    Net interest income after provision for
    loan losses ...........................................    6,630     4,749    22,562    16,466    13,318       12,336    11,645
    Other income ..........................................      893     1,305     6,682     3,648     2,142        2,650     2,257
    Gain on sales of SBA loans ............................       --       252       252       905       692          495        --
    Other expense .........................................    4,254     4,014    16,992    13,440    14,589       10,687     9,762
    Income before income taxes ............................    3,269     2,292    12,504     7,579     1,563        4,795     4,140
    Income taxes ..........................................    1,041       694     4,090     2,429       602        1,442     1,332
    Net income ............................................    2,228     1,598     8,414     5,150       961        3,352     2,808

INCOME STATEMENT DATA (EXCLUDING GAINS/LOSSES
ON SECURITIES AND NON-RECURRING ITEMS):
    Net interest income after provision
      for loan losses ..................................... $  6,630  $  4,749  $ 22,562  $ 16,466  $ 14,074(1)  $ 12,336  $ 11,645
    Other income ..........................................    1,279     1,086     4,454     3,435     2,834        2,582     2,257
    Gain on sales of SBA loans ............................       --       252       252       905       692          495        --
    Other expense .........................................    4,255     4,014    16,992    13,440    12,152       10,687     9,762
    Income before income taxes ............................    3,655     2,073    10,276     7,366     5,448        4,726     4,140
    Income taxes ..........................................    1,164       628     3,360     2,361     1,678        1,442     1,332
    Net income ............................................    2,490     1,445     6,916     5,005     3,771        3,284     2,808

PER SHARE DATA:
    Earnings per share, basic ............................. $   0.52  $   0.48  $   2.40  $   1.68  $   0.33     $   1.16  $   1.00
    Earnings per share, diluted ...........................     0.50      0.47      2.32      1.65      0.32         1.11      0.96
    Earnings per share, basic (excluding
      gains/losses on securities and non-recurring items)..     0.58      0.44      1.98      1.63      1.29         1.14      1.00
    Earnings per share, diluted (excluding
      gains/losses on securities and non-recurring items)..     0.56      0.43      1.91      1.60      1.26         1.09      0.96
    Cash basis diluted earnings per share (2) .............     0.57      0.45      2.00      1.65      1.27         1.09      0.96
    Book value per share ..................................    15.14     13.06     15.01     11.97      9.88        10.56      9.72
    Tangible book value per share .........................    14.45     11.97     14.31     10.79      9.70        10.47      9.64


                                                              AS OF AND FOR THE
                                                              THREE MONTHS ENDED           AS OF AND FOR THE YEAR ENDED
                                                                    MARCH 31                         DECEMBER 31
                                                            -------------------------       -------------------------
                                                               2002           2001             2001            2000
                                                            ---------       ---------       ---------       ---------

                                                               (dollars in thousands, except share and per share data)
    Weighted average shares outstanding (basic) .......     4,284,594       3,316,181       3,500,949       3,065,248
    Weighted average shares outstanding (diluted) .....     4,465,849       3,388,571       3,628,582       3,120,025
    Shares outstanding at end of period ...............     4,284,594       3,316,192       4,284,594       3,316,192
PERIOD-END BALANCE SHEET DATA:
    Total assets ......................................  $    791,792    $    676,176    $    784,977    $    609,936
    Loans receivable, net of deferred fees ............       450,494         330,765         418,328         318,912
    Allowance for loan losses .........................         7,561           5,395           7,354           4,921
    Investment securities .............................       269,367         277,974         306,612         233,407
    Total deposits ....................................       634,934         556,611         633,326         515,112
    Other borrowings ..................................        61,000          55,000          55,500          34,000
    Company-obligated mandatorily
      redeemable preferred securities of
      subsidiary trusts ...............................        13,000          13,000          13,000          13,000
    Total stockholders' equity ........................        64,882          43,314          64,668          39,689
    Total capital (3) .................................        77,882          56,314          77,668          52,689

SELECTED PERFORMANCE RATIOS AND OTHER DATA:
    Yield on earning assets (6) .......................          6.78%           8.49%           7.97%           8.60%
    Cost of funds (6) .................................          2.83            5.50            4.51            5.37
    Cost of funds including non-interest
      bearing deposits (6) ............................          2.57            4.89            4.06            4.64
    Net interest margin (6) ...........................          4.30            3.61            3.98            4.05
    Efficiency ratio (4) ..............................         44.61           59.60           52.37           60.02
    Return on average assets (5) (6) ..................          1.24            0.90            0.96            1.06
    Return on average equity (5) (6) ..................         15.27           14.15           14.80           15.51
    Stockholders' equity to total assets ..............          8.19            6.41            8.24            6.51

SELECTED AVERAGE BALANCES:
    Loans, net of deferred fees .......................  $    421,969    $    320,980    $    353,147    $    267,186
    Investment securities-available for sale ..........       326,669         258,821         320,007         169,248
    Overnight deposits ................................         7,992           3,743           6,213           3,642
    Earning assets ....................................       756,631         583,544         679,367         440,076
    Total assets ......................................       804,738         645,645         724,119         473,126
    Interest bearing deposits .........................       557,770         439,111         493,488         338,435
    Non-interest bearing deposits .....................        66,012          64,323          66,305          58,188
    Total deposits ....................................       623,781         503,434         559,793         396,623
    Other debt (3) ....................................       105,860          78,204         108,209          34,505
    Total stockholders' equity ........................        65,246          40,863          46,739          32,268

ALLOWANCE FOR LOAN LOSSES:
    Balance-beginning of period .......................  $      7,354    $      4,921    $      4,921    $      3,452
    Provision for loan losses .........................         1,500             520           4,470           1,335
    Allowance acquired in First Savings merger ........            --              --              --             594
    Net charge-offs ...................................        (1,293)            (46)         (2,037)           (460)
    Balance-end of period .............................         7,561           5,395           7,354           4,921

                                                                 AS OF AND FOR THE YEAR ENDED
                                                                           DECEMBER 31
                                                            ----------------------------------------
                                                              1999             1998            1997
                                                            ---------       ---------       ---------
    Weighted average shares outstanding (basic) .......     2,913,507       2,880,823       2,814,484
    Weighted average shares outstanding (diluted) .....     2,994,476       3,022,499       2,912,489
    Shares outstanding at end of period ...............     2,921,816       2,899,874       2,830,387
PERIOD-END BALANCE SHEET DATA:
    Total assets ......................................  $    406,222    $    404,254    $    354,016
    Loans receivable, net of deferred fees ............       237,980         209,417         207,303
    Allowance for loan losses .........................         3,452           3,062           2,743
    Investment securities .............................       136,919         143,569         106,296
    Total deposits ....................................       367,188         366,905         320,364
    Other borrowings ..................................         5,000           3,500           4,000
    Company-obligated mandatorily
      redeemable preferred securities of
      subsidiary trusts ...............................            --              --              --
    Total stockholders' equity ........................        28,864          30,626          27,508
    Total capital (3) .................................        28,864          30,626          27,508

SELECTED PERFORMANCE RATIOS AND OTHER DATA:
    Yield on earning assets (6) .......................          7.82%           8.12%           8.44%
    Cost of funds (6) .................................          4.52            4.94            4.89
    Cost of funds including non-interest
      bearing deposits (6) ............................          3.89            4.35            4.38
    Net interest margin (6) ...........................          4.07            3.97            4.26
    Efficiency ratio (4) ..............................         64.04           63.94           64.36
    Return on average assets (5) (6) ..................          0.93            0.90            0.88
    Return on average equity (5) (6) ..................         12.24           11.30           10.92
    Stockholders' equity to total assets ..............          7.11            7.58            7.77

SELECTED AVERAGE BALANCES:
    Loans, net of deferred fees .......................  $    219,286    $    205,208    $    193,094
    Investment securities-available for sale ..........       159,013         134,901         107,713
    Overnight deposits ................................         2,504           2,845           1,685
    Earning assets ....................................       380,803         342,954         302,492
    Total assets ......................................       404,379         364,348         319,091
    Interest bearing deposits .........................       303,729         282,750         252,014
    Non-interest bearing deposits .....................        50,501          39,369          30,056
    Total deposits ....................................       354,230         322,119         282,070
    Other debt (3) ....................................        13,159           4,907           5,979
    Total stockholders' equity ........................        30,810          29,067          26,128

ALLOWANCE FOR LOAN LOSSES:
    Balance-beginning of period .......................  $      3,062    $      2,743    $      2,374
    Provision for loan losses .........................         2,130           1,301           1,265
    Allowance acquired in First Savings merger ........            --              --              --
    Net charge-offs ...................................        (1,740)           (982)           (896)
    Balance-end of period .............................         3,452           3,062           2,743

                                                    AS OF AND FOR THE
                                                   THREE MONTHS ENDED                AS OF AND FOR THE YEAR ENDED
                                                        MARCH 31                               DECEMBER 31
                                                  --------------------   ---------------------------------------------------------
                                                    2002        2001        2001        2000        1999       1998        1997
                                                  --------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                   (dollars in thousands, except share and per share data)
ASSET QUALITY
    Loans 90 days past due ..................... $      --   $      42   $      --   $       9   $     235   $     886   $      77
    Nonaccrual loans ...........................     1,877       1,901       1,473       1,872         522       2,906       2,408
    Other real estate owned ....................        --          38          --          17       2,296         498         722
    Total nonperforming assets .................     1,877       1,939       1,473       1,889       2,886       3,404       3,130

    Provision for loan losses to net
      charge-offs ..............................       116%       1130%        219%        290%        122%        132%        141%
    Net charge-offs to average loans(6) ........      1.23        0.06        0.58        0.17        0.79        0.48        0.46
    Nonperforming assets to total assets .......      0.24        0.29        0.19        0.31        0.69        0.84        0.88
    Allowance for loan losses to
      nonperforming assets .....................    402.91      278.24      499.25      260.51      122.50       89.95       87.64
    Allowance for loan losses to total loans ...      1.68        1.63        1.76        1.54        1.45        1.46        1.32

----------

(1) Excludes special loan loss provision of $756,000, a one-time charge related to the merger with The Horizon Bank of Virginia in 1999.

(2) Excludes gains and losses on securities and non-recurring items. If these items were included, cash basis diluted earnings per share would have been $.51 and $.49 for each of the three months ended March 31, 2002 and 2001, respectively, and $2.41, $1.70, $.34, and $1.11 for the years ended December 31, 2001, 2000, 1999 and 1998, respectively.

(3) Includes company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

(4) Calculated by dividing total other expense, net of goodwill and intangibles amortization, by net interest income plus total other income, excluding securities gains and losses and non-recurring items.

(5) Selected performance ratios exclude gains/losses on securities and non-recurring items. If these items had been included, return on average assets would have been 1.11% and 0.99% for the three months ended March 31, 2002 and 2001, respectively, and 1.16%, 1.09%, 0.24%
         and 0.92% for the years ended December 31, 2001, 2000, 1999 and 1998, respectively and return on average equity would have been 13.65% and 15.64% for the respective three month periods, and 18.00%, 15.96%, 3.11% and 11.62% for the respective years.

(6) Performance ratios for the three months ended March 31, 2002 and 2001 have been annualized.

SELECTED HISTORICAL FINANCIAL DATA OF METRO-COUNTY

         The following table summarizes financial results actually achieved by Metro-County for the periods and at the dates indicated and should be read in conjunction with Metro-County's financial statements and the notes to the financial statements. The selected financial data as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001 is derived from Metro-County's audited financial statements and related notes included elsewhere in this proxy-statement prospectus. The selected financial data as of December 31, 1999, 1998 and 1997 and for each of the years in the two year period ended December 31, 1998 is derived from Metro-County's audited financial statements and related notes which are not included in this proxy statement-prospectus. Financial amounts as of and for the three months ended March 31, 2002 and March 31, 2001 are unaudited, but management of Metro-County believes that such amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. You should not assume the results of operations for past periods and for the three months ended March 31, 2002 and 2001 indicate results that may be obtained for any future period.

                                                            AS OF AND FOR THE
                                                            THREE MONTHS ENDED       AS OF AND FOR THE YEAR ENDED
                                                                  MARCH 31                     DECEMBER 31
                                                         ------------------------ --------------------------------------
                                                            2002          2001        2001          2000        1999
                                                         -----------  ----------- ------------  -----------  -----------
                                                               (dollars in thousands, except share and per share data)

INCOME STATEMENT DATA:
  Interest income .....................................  $     1,497  $     1,605 $      6,429  $     5,507  $     4,195
  Interest expense ....................................          614          872        3,378        2,887        2,042
  Net interest income .................................          883          733        3,051        2,620        2,153
  Provision for loan losses ...........................          157           62          472          218          342
  Net interest income after provision for
    loan losses .......................................          726          671        2,579        2,402        1,811
  Other income ........................................          149          188          675          411          319
  Other expense .......................................          736          732        2,880        2,487        1,839
  Income (loss) before income taxes ...................          139          127          374          326          291
  Income taxes ........................................           47           43          120           95           97
  Net income (loss) ...................................           92           84          254          231          194

PER SHARE DATA:
  Earnings (loss) per share, basic ....................  $      0.04  $      0.04  $      0.12  $      0.11  $      0.09
  Earnings (loss) per share, diluted ..................         0.04         0.04         0.11         0.10         0.08
  Book value per share ................................         3.65         3.53         3.61         3.46         3.26
  Tangible book value per share .......................         3.65         3.53         3.61         3.46         3.26

  Weighted average shares outstanding (basic) .........    2,100,564    2,097,211    2,099,451    2,094,055    2,094,084
  Weighted average shares outstanding
    (diluted) .........................................    2,257,195    2,295,224    2,281,803    2,323,067    2,337,835
  Shares outstanding at end of period .................    2,100,564    2,097,542    2,100,564    2,094,241    2,094,082

PERIOD-END BALANCE SHEET DATA:
  Total assets ........................................  $    92,185  $    81,674  $    93,760  $    78,964  $    61,641
  Loans receivable, net of deferred fees ..............       72,273       63,055       74,199       58,209       47,085
  Allowance for loan losses ...........................          984          788          831          729          523
  Investment securities ...............................        3,234        9,007        2,764       11,113       10,821
  Total deposits ......................................       84,137       73,741       85,799       71,342       54,466
  Total stockholders' equity ..........................        7,665        7,408        7,592        7,249        6,826
  Total capital .......................................        7,665        7,408        7,592        7,249        6,826


                                                        AS OF AND FOR THE YEAR ENDED
                                                                DECEMBER 31
                                                       -----------------------------
                                                           1998           1997(1)
                                                       ------------   --------------
                                                       (dollars in thousands, except
                                                          share and per share data)

INCOME STATEMENT DATA:
  Interest income .....................................  $     2,482  $       677
  Interest expense ....................................        1,209          304
  Net interest income .................................        1,273          373
  Provision for loan losses ...........................          156           40
  Net interest income after provision for
    loan losses .......................................        1,117          333
  Other income ........................................          112           21
  Other expense .......................................        1,066          465
  Income (loss) before income taxes ...................          163         (111)
  Income taxes ........................................           --           --
  Net income (loss) ...................................          163         (111)

PER SHARE DATA:
  Earnings (loss) per share, basic ....................  $      0.08  $     (0.05)
  Earnings (loss) per share, diluted ..................         0.07        (0.05)
  Book value per share ................................         3.27         3.21
  Tangible book value per share .......................         3.27         3.21

  Weighted average shares outstanding (basic) .........    2,094,087    2,094,087
  Weighted average shares outstanding
    (diluted) .........................................    2,237,545    2,094,087
  Shares outstanding at end of period .................    2,094,087    2,094,087

PERIOD-END BALANCE SHEET DATA:
  Total assets ........................................  $    44,841  $    22,106
  Loans receivable, net of deferred fees ..............       28,731       12,141
  Allowance for loan losses ...........................          190           40
  Investment securities ...............................        9,656           --
  Total deposits ......................................       37,755       15,312
  Total stockholders' equity ..........................        6,855        6,721
  Total capital .......................................        6,855        6,721

                                                AS OF AND FOR THE
                                               THREE MONTHS ENDED              AS OF AND FOR THE YEAR ENDED
                                                     MARCH 31                            DECEMBER 31
                                               -------------------   ----------------------------------------------------
                                                 2002       2001       2001       2000       1999       1998      1997(1)
                                               --------   --------   --------   --------   --------   --------   --------
                                                         (dollars in thousands, except share and per share data)

SELECTED PERFORMANCE RATIOS AND OTHER DATA:
  Cost of funds including non-interest
    bearing deposits (2) .....................     2.91%      4.87%      4.32%      4.75%      4.33%      4.62%      2.79%
  Net interest margin (2) ....................     3.98       3.87       3.71       4.02       4.16       4.00       2.24
  Efficiency ratio ...........................    71.32      79.48      77.30      82.06      74.37      77.12     118.02
  Return on average assets (2) ...............     0.40       0.42       0.29       0.34       0.36       0.49      (0.33)
  Return on average equity (2) ...............     4.81       4.58       3.40       3.31       2.83       2.40      (1.63)
  Stockholders' equity to total assets .......     8.31       9.07       8.10       9.18      11.07      15.29      30.41

SELECTED AVERAGE BALANCES:
  Loans, net of deferred fees ................ $ 73,404   $ 60,693   $ 66,707   $ 51,963   $ 38,190   $ 20,666   $  5,896
  Investment securities-available for sale ...    2,689     10,925      4,455     10,852     11,377      3,773        246
  Overnight deposits .........................   12,735      4,197     11,084      2,299      2,149      7,388     10,513
  Earning assets .............................   88,828     75,815     82,246     65,114     51,716     31,827     16,655
  Total assets ...............................   92,425     79,447     86,214     68,228     54,328     33,164     17,759
  Interest bearing deposits ..................   74,513     64,470     70,193     55,488     42,940     23,735      9,706
  Non-interest bearing deposits ..............    9,766      7,129      8,035      5,305      4,239      2,461      1,186
  Total deposits .............................   84,279     71,599     78,228     60,793     47,179     26,196     10,892
  Other debt .................................       --         --         --         34         61         --         --
  Stockholders' equity .......................    7,641      7,344      7,458      6,970      6,858      6,806      6,817

ALLOWANCE FOR LOAN LOSSES:
  Balance-beginning of period ................ $    831   $    729   $    729   $    523   $    190   $     40   $     --
  Provision for loan losses ..................      157         62        471        218        342        156         40
  Net charge-offs ............................       (4)        (3)      (369)       (12)        (9)        (6)        --
  Balance-end of period ......................      984        788        831        729        523        190         40

ASSET QUALITY
  Nonaccrual loans ........................... $    225   $    357   $     42   $     --   $     35   $     --   $     --
  Total nonperforming assets .................      226        361         42         10         35         --         --
  Net charge-offs to average loans(2) ........     0.02%      0.02%      0.55%      0.02%      0.02%      0.03%        --%
  Nonperforming assets to total assets .......     0.25       0.44       0.05       0.01       0.06         --         --
  Allowance for loan losses to nonperforming
    assets ...................................   435.40     218.28   1,978.57   7,290.00   1,494.29         --         --
  Allowance for loan losses to total loans ...     1.36       1.25       1.12       1.25       1.11       0.66       0.33

----------

(1)      Metro-County began operations on May 20, 1997.

(2) Performance ratios for the three months ended March 31, 2002 and 2001 have been annualized.

SUMMARY OF HISTORICAL AND PRO FORMA PER SHARE SELECTED FINANCIAL DATA

         Set forth below are the net earnings, diluted earnings, cash dividends and book value per common share data for Southern Financial and Metro-County on a historical basis, on a pro forma combined basis and on a pro forma combined basis per Metro-County equivalent share. Also included are weighted average shares outstanding and shares outstanding at end of period for Southern Financial and Metro-County and on a pro forma basis.

         The pro forma data was derived by combining the historical consolidated financial information of Southern Financial and Metro-County using the purchase method of accounting for business combinations. In July 2001, the Financial Accounting Standards Board issued Statement No. 142, "Goodwill and Other Intangible Assets," which eliminates the requirement to amortize goodwill and requires goodwill to be evaluated annually, or more frequently if impairment indicators arise, for impairment. However, the pro forma data as of and for the year ended December 31, 2001 does not include the impact of Statement No. 142 since that statement was not effective for the year ended December 31, 2001.

         The Metro-County pro forma equivalent share information shows the effect of the merger from the perspective of an owner of Metro-County common stock. The information was computed by multiplying the pro forma information based on an assumed exchange ratio of ______________ plus the cash portion of the consideration of $2.90.

         You should read the information below together with the historical financial statements and related notes and other information of Metro-County included in this proxy statement-prospectus and the historical financial statements and related notes that Southern Financial has presented in its prior Securities and Exchange Commission filings. We have incorporated the information related to Southern Financial into this document by reference. See "Where You Can Find Additional Information" on page 69 for instructions on how to receive copies of the incorporated information. We expect that Metro-County and Southern Financial will incur merger and integration charges as a result of combining their companies. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                                     AS OF AND FOR THE
                                                                        THREE MONTHS     AS OF AND FOR THE
                                                                           ENDED            YEAR ENDED
                                                                          MARCH 31,         DECEMBER 31,
                                                                            2002                2001
                                                                     -----------------   -----------------

     BASIC EARNINGS PER SHARE
         Southern Financial ........................................     $   0.52            $   2.40
         Metro-County ..............................................         0.04                0.12
         Pro Forma .................................................
         Equivalent pro forma per share of Metro-County stock ......

     DILUTED EARNINGS PER SHARE
         Southern Financial ........................................     $   0.50            $   2.32
         Metro-County ..............................................         0.04                0.11
         Pro Forma .................................................
         Equivalent pro forma per share of Metro-County stock ......

     CASH DIVIDENDS PER SHARE
         Southern Financial ........................................     $   0.12            $   0.44
         Metro-County ..............................................           --                  --
         Pro Forma .................................................
         Equivalent pro forma per share of Metro-County stock ......

                                                                            AS OF AND FOR THE
                                                                               THREE MONTHS      AS OF AND FOR THE
                                                                                  ENDED              YEAR ENDED
                                                                                 MARCH 31,           DECEMBER 31,
                                                                                  2002                  2001
                                                                            -----------------    -----------------

     BOOK VALUE PER SHARE
         Southern Financial...............................................    $       15.14        $       15.09
         Metro-County.....................................................             3.65                 3.61
         Pro Forma........................................................
         Equivalent pro forma per share of Metro-County stock.............

     WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (BASIC)
         Southern Financial...............................................        4,284,594            3,500,949
         Metro-County.....................................................        2,100,564            2,099,451
         Pro Forma........................................................
         Equivalent pro forma per share of Metro-County stock.............

     WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (DILUTED)
         Southern Financial...............................................        4,465,849            3,628,582
         Metro-County.....................................................        2,257,195            2,281,803
         Pro Forma........................................................
         Equivalent pro forma per share of Metro-County stock.............

     NUMBER OF SHARES OF COMMON STOCK OUTSTANDING AT END OF PERIOD
         Southern Financial...............................................        4,284,594            4,284,594
         Metro-County.....................................................        2,100,564            2,100,564
         Pro Forma........................................................

COMPARATIVE STOCK PRICES

         The following table summarizes the market values of Metro-County common stock and Southern Financial common stock on April 24, 2002, the business day prior to the announcement of the merger and as of the most recent date practicable preceding the date of this proxy statement-prospectus. While the merger consideration has been generally structured to provide that Metro-County shareholders will receive shares of Southern Financial common stock having a market value of $4.35, in the event that the average trading price of Southern Financial common stock exceeds or falls below certain pre-agreed levels, the exchange ratios become fixed and Metro-County shareholders would receive shares of Southern Financial common stock having a market value which either exceeds or falls below, as the case may be, $4.35 per share. You should obtain current market quotations for the Southern Financial common stock.

                                                                                               Equivalent
                                                        Historical                              Pro Forma
                                         -----------------------------------------            Per Share of
                                         Southern Financial(1)    Metro-County (2)        Metro-County Stock(3)
                                         ---------------------    ----------------        ---------------------
April 24, 2002                               $    27.23            $    6.00                     $
___________, 2002

----------

(1) Represents the closing price of Southern Financial common stock on the Nasdaq National Market.

(2) Represents the last sale price of Metro-County common stock on the OTC Bulletin Board.

(3) Equivalent pro forma market value per share of Metro-County common stock represents the historical market value per share of Southern Financial common stock multiplied by ____________, the assumed exchange ratio under the merger agreement at which each share of Metro-County common stock would have been converted into shares of Southern Financial common stock if the merger had closed on the applicable date plus the $2.90 cash portion of the consideration.

                                  RISK FACTORS

         An investment in the Southern Financial common stock in connection with the merger involves certain risks. In addition to the other information contained in this proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

                       RISK FACTORS RELATED TO THE MERGER

         FLUCTUATIONS IN MARKET PRICES OF SOUTHERN FINANCIAL COMMON STOCK MAY CAUSE THE VALUE OF THE STOCK PORTION OF THE MERGER CONSIDERATION TO DECREASE.

         Upon completion of the merger, your shares of Metro-County common stock will be converted into shares of Southern Financial common stock and cash. While the merger consideration has been generally structured to provide that shareholders of Metro-County will receive for each of their shares of Metro-County common stock shares of Southern Financial common stock having a market value of $4.35, in the event that the average trading price of Southern Financial common stock exceeds or falls below certain pre-agreed levels, the common stock exchange ratio becomes fixed and you would receive, for each share of Metro-County common stock, shares of Southern Financial common stock having a market value either greater or less than, as the case may be, $4.35. Stock price changes may result from a variety of factors that are beyond the control of Southern Financial, including, among other things, changes in Southern Financial's businesses, operations and prospects, regulatory considerations and general market and economic conditions. As a result of the uncertainty of the price of Southern Financial common stock leading up to the merger, and the relationship of the price to the structure of the merger consideration, we cannot assure you of the specific number of shares of Southern Financial common stock you will receive in the merger or the specific market value of those shares.

         Although the aggregate market value of the Southern Financial common stock that you will receive in the merger is fixed within certain limits, Metro-County will have the right to terminate the merger agreement and abandon the merger before the closing if:

         o the average trading price for Southern Financial common stock for the 20 successive trading days ending on and including the fifth trading day prior to the effective time of the merger is less than $20.80 per share; and

         o Southern Financial fails to adjust the exchange ratio to a number of shares equal to $3.98 divided by the average trading price.

         Although the Southern Financial board of directors has the ability to increase the merger consideration and the Metro-County board of directors has the power to terminate the merger agreement and abandon the merger if both of the above conditions occur, there is no obligation of either board to exercise such power.

         Accordingly, at the time you vote with respect to the merger, you will not know the market value or the number of the shares of Southern Financial common stock that you will receive in the merger.

         The price of Southern Financial common stock may vary from its price on the date of this proxy statement-prospectus, the date of the Metro-County special meeting and the date for determining the average trading price discussed above. Because the date the merger is completed will be later than the date of the special meeting, the price of the Southern Financial common stock on the date of the special meeting may not be indicative of its price on the date the merger is completed.

SOUTHERN FINANCIAL MAY HAVE DIFFICULTY COMBINING THE OPERATIONS OF METRO-COUNTY WITH ITS OWN OPERATIONS.

         Because the markets and industries in which Southern Financial operates are highly competitive, and due to the inherent uncertainties associated with the integration of acquired companies, Southern Financial may not be able to integrate the operations of Metro-County without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses and possible inconsistencies in standards, controls, procedures and policies. Additionally, in determining that the merger is in the best interests of Southern Financial and Metro-County, as the case may be, the board of directors of each of Southern Financial and Metro-County considered that enhanced earnings may result from the consummation of the merger, including from the reduction of duplicate costs, improved efficiency and cross-marketing opportunities. However, we cannot assure you that any enhanced earnings will result from the merger.

         YOU WILL HAVE LESS INFLUENCE AS A SHAREHOLDER OF SOUTHERN FINANCIAL THAN AS A SHAREHOLDER OF METRO-COUNTY.

         As a Metro-County shareholder, you currently have the right to vote in the election of the board of directors of Metro-County and on other matters affecting Metro-County. The merger will transfer control of Metro-County to Southern Financial and to the shareholders of Southern Financial. When the merger occurs, you will become a shareholder of Southern Financial with a percentage ownership of Southern Financial much smaller than your percentage ownership of Metro-County. Because of this, you will have less influence on the management and policies of Southern Financial than you now have on the management and policies of Metro-County.

                   RISK FACTORS RELATED TO SOUTHERN FINANCIAL

SOUTHERN FINANCIAL'S PROFITABILITY DEPENDS SIGNIFICANTLY ON LOCAL ECONOMIC CONDITIONS.

         Southern Financial's success depends primarily on the general economic conditions of the northern Virginia area. Unlike larger banks that are more geographically diversified, Southern Financial provides banking and financial services to customers primarily in the northern Virginia area. The local economic conditions in this area have a significant impact on Southern Financial's business, real estate and construction loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond Southern Financial's control could impact these local economic conditions and could negatively affect the financial results of its banking operations. In recent years, there has been a proliferation of technology and communications companies in our market. The current recession in those industries has had a significant adverse impact on a number of those companies. While Southern Financial does not have any significant credit exposure to these companies, the recession in these industries could have a negative impact on local economic conditions and real estate collateral values generally, which could negatively affect Southern Financial's profitability.

SOUTHERN FINANCIAL MAY NOT BE ABLE TO MAINTAIN ITS HISTORICAL GROWTH RATE, WHICH MAY ADVERSELY IMPACT ITS RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         To achieve past levels of growth, Southern Financial initiated internal growth programs, completed several acquisitions and opened additional branches. Southern Financial may not be able to sustain its historical rate of growth or may not even be able to grow at all. Southern Financial may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit its opening of new branch offices. Further, Southern Financial's inability to attract and retain experienced bankers may adversely affect its internal growth. A significant decrease in Southern Financial's historical rate of growth may adversely impact its results of operation and financial condition.

SOUTHERN FINANCIAL'S SMALL TO MEDIUM-SIZED BUSINESS TARGET MARKET MAY HAVE FEWER FINANCIAL RESOURCES TO WEATHER A DOWNTURN IN THE ECONOMY.

         Southern Financial targets its business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the northern Virginia area or the other markets in which Southern Financial operates, Southern Financial's results of operations and financial condition may be adversely affected.

THE SUCCESS OF SOUTHERN FINANCIAL'S PARTICIPATION IN SMALL BUSINESS ADMINISTRATION LOAN PROGRAMS DEPENDS ON RETENTION OF ITS PREFERRED AND CERTIFIED LENDER STATUS AND ITS COMPLIANCE WITH TECHNICAL CREDIT UNDERWRITING STANDARDS.

         As of March 31, 2002, approximately 16% of Southern Financial's loan portfolio consists of loans made through various lending programs of the Small Business Administration. The federal government currently guarantees 75% to 90% of the principal amount of each qualifying loan. Southern Financial has recently elected to hold the guaranteed portion of these loans in its loan portfolio. There can be no assurance that the federal government will maintain the SBA program, or if it does, that the guaranteed portion will remain at its current funding level. Furthermore, there can be no assurance that Southern Financial will retain its preferred and certified lender status, which generally enables Southern Financial to approve and fund SBA loans without prior SBA approval. In the event of a default on an SBA loan, Southern Financial's pursuit of remedies against a borrower is subject to SBA approval. If the SBA establishes that its loss is attributable to deficiencies in the manner in which the loan application was prepared or submitted, the SBA may decline to honor its guarantee and Southern Financial may suffer losses.

LOSS OF SOUTHERN FINANCIAL'S SENIOR EXECUTIVE OFFICERS OR OTHER KEY EMPLOYEES COULD IMPAIR ITS RELATIONSHIP WITH CUSTOMERS AND ADVERSELY AFFECT ITS BUSINESS.

         Southern Financial's success is dependent upon the continued service and skills of Georgia S. Derrico, R. Roderick Porter and other senior officers. The loss of services of any of these key personnel could have a negative impact on Southern Financial's business because of their skills, years of industry experience and the difficulty of promptly finding qualified replacement personnel. Although Southern Financial currently has an employment agreement with Ms. Derrico, there can be no assurance that she will continue to be employed with Southern Financial in the future.

IF SOUTHERN FINANCIAL'S ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO COVER ACTUAL LOAN LOSSES, ITS EARNINGS COULD DECREASE.

         Southern Financial's loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to assure repayment. Southern Financial may experience significant loan losses which could have a material adverse effect on its operating results. Management makes various assumptions and judgments about the collectibility of the loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of the loans. Southern Financial maintains an allowance for loan losses in an attempt to cover any loan losses which may occur. In determining the size of the allowance, Southern Financial relies on an analysis of the loan portfolio, its experience and our evaluation of economic conditions. If Southern Financial's assumptions prove to be incorrect, its current allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. Material additions to Southern Financial's allowance would materially decrease its net income.

         In addition, federal and state regulators periodically review Southern Financial's allowance for loan losses and may require it to increase the provision for loan losses or recognize further loan charge-offs, based on judgments different than those of Southern Financial's management. Any increase in Southern Financial's loan allowance or loan charge-offs as required by these regulatory agencies could have a negative effect on its operating results.

ALTHOUGH PUBLICLY TRADED, SOUTHERN FINANCIAL'S COMMON STOCK HAS SUBSTANTIALLY LESS LIQUIDITY THAN THE AVERAGE TRADING MARKET FOR A STOCK QUOTED ON THE NASDAQ NATIONAL MARKET SYSTEM.

         Although Southern Financial's common stock is listed for trading on the National Market System of the Nasdaq Stock Market, the trading market in its common stock has substantially less liquidity than the average trading market for companies quoted on the Nasdaq National Market System. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market place of willing buyers and sellers of Southern Financial's common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which Southern Financial has no control.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         We have each made forward-looking statements in this proxy statement-prospectus (and in documents to which we refer you in this proxy statement-prospectus) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of Southern Financial after the merger is completed. When we use any of the words "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or Southern Financial after the merger, and could cause those results or performance to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

         o our actual cost savings resulting from the merger are less than we expected, we are unable to realize those cost savings as soon as we expected or we incur additional or unexpected costs;

         o        our revenues after the merger are less than we expected;

         o deposit attrition, operating costs, customer loss and business disruption before and after the merger are greater than we expected;

         o        competition among financial services companies may increase;

         o we have more trouble integrating our businesses than we expected;

         o changes in the interest rate environment reduce our interest margins;

         o general business and economic conditions in the markets we serve change or are less favorable than we expected;

         o legislative or regulatory changes adversely affect our businesses;

         o        changes occur in business conditions and inflation;

         o        personal or commercial customers' bankruptcies increase;

         o        changes occur in the securities markets; and

         o technology-related changes are harder to make or more expensive than we expected.

         For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, please read the "Risk Factors" section of this proxy statement-prospectus.

         A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this proxy statement-prospectus, any supplement to this proxy statement-prospectus and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

                          METRO-COUNTY SPECIAL MEETING

PURPOSE

         This proxy statement-prospectus is furnished in connection with the solicitation of proxies by the board of directors of Metro-County from the shareholders of Metro-County for use at the special meeting. The special meeting is a meeting of the shareholders of Metro-County at which the shareholders will consider and vote on the approval of the merger agreement. A complete copy of the merger agreement is attached to this proxy statement-prospectus as Appendix A.

DATE, PLACE AND TIME OF THE SPECIAL MEETING

         The special meeting of Metro-County's shareholders will be held at ____, __.m. local time on _________, _________, 2002 at
__________________________________ located at ____________________, Virginia.

SHARES ENTITLED TO VOTE, QUORUM AND VOTE REQUIRED

         The holders of record of the outstanding shares of Metro-County common stock at the close of business on _________, 2002 will be entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on that date, there were __________ shares of Metro-County common stock issued and outstanding and entitled to vote at the special meeting.

         At the special meeting, Metro-County shareholders will be entitled to one vote for each share of Metro-County common stock owned of record on _____________, 2002. The holders of a majority of Metro-County common stock must be present, either in person or by proxy, to constitute a quorum at the meeting. The affirmative vote of at least a majority of the issued and outstanding Metro-County common stock is required to approve the merger agreement. The affirmative vote of at least a majority of the Metro-County common stock present at the meeting, either in person or by proxy, is required to approve any other matters that may be properly presented at the meeting.

         Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. The proposal to approve the merger agreement is a "non-discretionary" item, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. Accordingly, the Metro-County board of directors encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

         On the record date, the directors and executive officers of Metro-County were entitled to vote, in the aggregate, _______ shares of Metro-County common stock, or approximately ________% of the outstanding shares of Metro-County common stock. Each director and executive officer of Metro-County has executed an agreement to vote his or her shares of Metro-County common stock in favor of approval of the merger agreement. THE METRO-COUNTY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.

VOTING AND REVOCATION OF PROXIES

         Proxies, in the form enclosed, which are properly executed by the shareholders and returned to Metro-County and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve and adopt the merger agreement. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the meeting.

         If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the Metro-County board of directors at any time before it is voted at the special meeting by:

         o        giving written notice to the Acting Secretary of Metro-County;

         o executing a proxy bearing a later date and filing that proxy with the Acting Secretary of Metro-County at or before the meeting; or

         o        attending and voting in person at the meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Metro-County Bank of Virginia, Inc., 124 West Broad Street, Richmond, Virginia 23230, Attention: James R. Black, Chief Financial Officer and Acting Secretary. If you hold your shares in street name with a bank or broker, you must contact the bank or broker if you wish to revoke your proxy.

SOLICITATION OF PROXIES; EXPENSES

         This proxy solicitation is made by the Metro-County board of directors. Metro-County is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement-prospectus. Proxies will be solicited through the mail. Additionally, directors, officers and regular employees of Metro-County intend to solicit proxies personally or by telephone or other means of communication. These directors, officers and employees will not be additionally compensated. Metro-County will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

                            DESCRIPTION OF THE MERGER

         The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this document, including the merger agreement. A copy of the merger agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the Appendices in their entirety.

TERMS OF THE MERGER

         The merger agreement provides for the merger of Metro-County with and into Southern Financial Bank, a wholly owned subsidiary of Southern Financial. The merger will be effective as soon as practicable following the receipt of all necessary regulatory and shareholder approvals and the satisfaction or waiver of all conditions to the consummation of the merger.

         As a result of the merger, for each share of Metro-County common stock you own, you will be entitled to receive total consideration of $7.25 in the form of (1) $2.90 in cash and (2) a number of shares of Southern Financial common stock having a market value of $4.35, subject to adjustment in the event that the average trading price of Southern Financial exceeds or falls below certain pre-agreed levels. The number of shares of Southern Financial common stock you will receive for each share of Metro-County common stock you own will be equal to $4.35 divided by the average trading price of Southern Financial common stock. For these purposes, the "average trading price" will be the average closing price of a share of Southern Financial common stock on the Nasdaq National Market for the 20 trading days ending on and including the fifth trading day preceding the effective time of the merger. Assuming an average trading price of $_________, based on the closing price of the Southern Financial common stock on _____________, 2002, shareholders of Metro-County would receive, in addition to $2.90 in cash, _______ shares of Southern Financial common stock for each share of Metro-County common stock. Assuming this exchange ratio, shareholders of Metro-County would receive a total of ________ shares of Southern Financial common stock. As a result, Metro-County shareholders would own approximately ____% of the issued and outstanding Southern Financial common stock after the merger.

         Southern Financial and Metro-County have agreed that in the event the average trading price of Southern Financial common stock is $22.75 or less, the exchange ratio will remain fixed at 0.1912 and you will receive shares of Southern Financial common stock having a market value less than $4.35. In the event that the average trading price is $29.25 or greater, the exchange ratio will remain fixed at 0.1487 and you will receive shares of Southern Financial common stock having a market value greater than $4.35. In addition, in the event that the average trading price of Southern Financial common stock is $20.80 or less, at the option of Southern Financial, the exchange ratio may be adjusted to a number of shares calculated by dividing $3.98 by the average trading price. If Southern Financial elects not to adjust the exchange ratio, Metro-County has the right to terminate the merger agreement.

         As a result of the merger, certificates for Metro-County common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

         In addition, as of the date of this proxy statement-prospectus, there are options to acquire ___________ shares of Metro-County common stock that are exercisable. If these options are exercised prior to completion of the merger, Southern Financial must issue additional shares of Southern Financial common stock for each additional share of Metro-County common stock issued pursuant to the exercise of such options. If all of the options to acquire all shares are exercised, based on an assumed exchange ratio of _____, Southern Financial would be required to issue an additional _______ shares of Southern Financial common stock upon completion of the merger.

         As noted above, Southern Financial will not issue any certificates for fractional shares of Southern Financial common stock in connection with the merger but will instead pay cash. The amount of cash will be determined by multiplying the fractional share interest by the closing price of Southern Financial common stock on the trading day immediately prior to the effective time of the merger.

EFFECT OF THE MERGER ON METRO-COUNTY STOCK OPTIONS

         Pursuant to the merger agreement, any options to purchase shares of Metro-County common stock that are outstanding immediately prior to the completion of the merger will represent a right to receive payment of an amount of cash equal to $1.58 and a number of Southern Financial shares with an aggregate value of $2.36, subject to the same adjustments as described above. As of _________, 2002, there were options outstanding to purchase ___ shares of Metro-County common stock at an exercise price of $3.31 per share.

BACKGROUND OF THE MERGER

         In the past several years, Metro-County's board of directors and management have periodically reviewed the future prospects for earnings and asset growth, and the viability of continued independent operations in accordance with its business plan, from the perspective of the long-term best interests of Metro-County and its shareholders. During that time, several interested parties other than Southern Financial contacted Metro-County to explore the possibility of a merger or acquisition. Until early 2002, the Metro-County board elected not to pursue these preliminary expressions of interests, believing it to be in the best interests of Metro-County and its shareholders for Metro-County to remain independent and to focus on building a strong community bank.

         A significant aspect of Metro-County's growth strategy since opening in 1997 included taking advantage of the consolidation of both large regional banks and community banks in the Richmond, Virginia metropolitan area by acquiring former branches of those financial institutions. Metro-County grew relatively quickly, and by the end of 2000 had five banking offices throughout the northern half of the greater Richmond area.

         During the fourth quarter of 2001, and in connection with its strategic review of Metro-County's business plan, the board of directors of Metro-County recognized that in order for the bank to continue growing at its then current pace, it needed to raise additional capital. Accordingly, the board directed Stafford White, Chairman and Chief Executive Officer of Metro-County, to approach several financial advisors to discuss the bank's strategic planning.

         In early November 2001, members of Metro-County's executive management team met with representatives of two financial advisory firms to generally discuss and seek guidance on various ways to raise additional capital and to obtain advice on other strategic options available to the bank. Management presented the results of the meetings to the Metro-County board at its November 20, 2001 meeting. After hearing the management presentation, the board decided to further examine several strategic options available for Metro-County, including possible merger opportunities, and a public securities offering.

         In late November 2001, Mr. White received a call from a representative of Scott & Stringfellow, Inc., a financial advisory firm with extensive experience and expertise in valuing and advising financial institutions on strategic issues, including sales of financial institutions. Scott & Stringfellow was one of the firms that had met with the Metro-County management team in early November. Scott & Stringfellow inquired of Mr. White whether he would consider meeting with representatives of other financial institutions to discuss Metro-County affiliating or merging with those institutions. Consistent with his duties to evaluate strategic options for Metro-County, and at the direction of the Metro-County board, Mr. White agreed to engage in preliminary exploratory discussions about combining Metro-County with another financial institution. During January and February 2002, Mr. White met with representatives of several financial institutions, including Southern Financial. The meetings were general in nature and addressed non-pricing matters such as financial performance, management and operations. Mr. White informed the Metro-County board of the principal aspects of these discussions at the board's regular meetings in January and February 2002.

         As a result of these exploratory discussions, Metro-County received indications of interest from two institutions, neither of which was Southern Financial. A representative from each institution was invited to a March 19, 2002 board meeting to present, in general terms, a business combination proposal to Metro-County, including merger consideration pricing, and to provide background information on each financial institution. Representatives from Scott & Stringfellow were in attendance at this meeting. The Metro-County board considered the proposals from each institution and evaluated them on the level and form of consideration proposed, the specificity of the acquisition consideration proposed, the context of the financial institution making the proposal and the expected future operation of Metro-County. After deliberating on the terms of each proposal, the Metro-County board determined that the merger consideration offered by each institution was inadequate, and during the board meeting on March 19, 2002, Mr. White was directed to inform the interested institutions of the board's decision. Metro-County did not receive a follow-up proposal increasing the proposed merger consideration from either of the two interested financial institutions.

         In early April 2002, Mr. White was contacted again by Scott & Stringfellow and was asked if the Metro-County board would consider a merger proposal from Southern Financial. In the context of Metro-County's board having recently reviewed other business combination offers, Mr. White replied that he believed the board would consider discussing a potential merger with Southern Financial. Southern Financial asked Hovde Financial LLC, a financial advisory firm, to begin reviewing a potential acquisition of Metro-County. Southern Financial's management and representatives of Hovde Financial met several times and reviewed preliminary due diligence information on Metro-County that was provided by Scott & Stringfellow.

         At a Metro-County board meeting on April 16, 2002, Georgia Derrico, Chairman and Chief Executive Officer of Southern Financial, and Roderick Porter, President and Chief Operating Officer of Southern Financial, outlined the general terms of a merger offer for Metro-County. Representatives from Hovde Financial and Scott & Stringfellow were in attendance at the meeting. Ms. Derrico and Mr. Porter indicated that Southern Financial would be prepared to pay $7.25 in cash and stock for each share of Metro-County common stock. Specifically, Southern Financial offered merger consideration in the form of $2.90 in cash and a number of shares of Southern Financial common stock with a market value of $4.35 for each share of Metro-County common stock.

         At the April 16th meeting, the Metro-County board, along with Scott & Stringfellow, discussed the reasons for and the benefits of a merger with Southern Financial. It considered the financial performance, stock performance, market position, growth prospects and other matters concerning Southern Financial. The Metro-County board evaluated Southern Financial's offer in relation to the then current market value of Metro-County common stock and management's estimate of the future value of the common stock of Metro-County as an independent entity. After this discussion, the Metro-County board determined that a merger with Southern Financial, as proposed at the April 16th meeting, would provide substantial long-term benefits to Metro-County's shareholders and its constituencies. The Metro-County board then authorized management to proceed with the negotiation of a definitive merger agreement and related agreements with Southern Financial. The board also selected Scott & Stringfellow to serve as its financial advisor in connection with the merger.

         Southern Financial's outside counsel, Bracewell & Patterson, L.L.P., delivered to Metro-County and its outside counsel, LeClair Ryan, A Professional Corporation, a draft merger agreement and other related documents on April 19, 2002. During the course of the next week, Metro-County and Southern Financial and their respective counsel negotiated the terms of the merger documents.

         On April 24, 2002, the Metro-County board of directors convened at 2:00 p.m. to consider the merger with Southern Financial. Mr. White reviewed the events that had occurred since the last meeting of the Metro-County board. Representatives of Scott & Stringfellow made a presentation to the Metro-County board on the proposed transaction with Southern Financial, the current bank merger and acquisition environment and the results of various financial analyses Scott & Stringfellow had prepared in connection with the proposed transaction. Scott & Stringfellow then delivered its opinion that the merger consideration in the form of $2.90 in cash and a number of shares of Southern Financial common stock with a market value of $4.35 for each share of Metro-County common stock, was fair to Metro-County shareholders from a financial point of view. Representatives of LeClair Ryan then reviewed the merger agreement and related agreements that had been negotiated with Southern Financial. Throughout the presentations, representatives of Scott & Stringfellow and LeClair Ryan responded to numerous questions and comments from the Metro-County board.

         Following a thorough discussion of the terms of the merger agreement, the structure of the transaction and other items related to the proposed merger, the Metro-County board determined that the merger pursuant to the definitive agreement was in the best interests of Metro-County and its shareholders, approved the proposed merger, subject to the satisfactory finalization of the merger documents, and authorized Mr. White, as Chairman and Chief Executive Officer of Metro-County, to execute and deliver the merger documents on behalf of Metro-County.

         Southern Financial's board of directors met on April 17, 2002 to discuss and consider the transaction with Metro-County. Based primarily on an extensive discussion of the terms of the merger, the financial condition and valuation for both Metro-County and Southern Financial and the geographic expansion of Southern Financial's market area as a result of the proposed merger, Southern Financial's board of directors determined that the transaction with Metro-County was in the best interests of both Southern Financial and its shareholders. As a result, Southern Financial's board of directors authorized, subject to the satisfactory finalization of the merger documents, Ms. Derrico, as Chairman and Chief Executive Officer of Southern Financial, to execute and deliver the merger documents on behalf of Southern Financial.

         On April 25, 2002, Metro-County and Southern Financial entered into the merger agreement and each financial institution announced the proposed merger at their respective annual meetings of shareholders held on that date.

RECOMMENDATION OF THE METRO-COUNTY BOARD AND METRO-COUNTY'S REASONS FOR THE
MERGER

         The terms of the merger agreement, including the consideration to be paid to Metro-County shareholders, were the result of arm's length negotiations between representatives of Southern Financial and Metro-County. In evaluating whether to affiliate with Southern Financial, the Metro-County board considered a number of factors, including, without limitation, the following:

         o information regarding the business, operations, earnings, financial condition, technological capabilities, management, earnings and prospects of each of Metro-County and Southern Financial;

         o the merger consideration of $7.25 in the form of (1) $2.90 in cash and (2) a number of shares of Southern Financial with a market value of $4.35 of Southern Financial common stock for each share of Metro-County common stock, which represented a 31.8% premium over the closing sales price of Metro-County common stock of $5.50 on April 22, 2002, the last day the Metro-County common stock traded preceding the Metro-County board's approval of the merger agreement;

         o the current financial services industry environment, including the continued consolidation within the industry and the increased competition in the market areas served by Metro-County;

         o the additional capital and resources needed for Metro-County's operations to continue to grow;

         o the belief of Metro-County's board that the terms of the merger and the merger agreement are fair to and in the best interests of Metro-County shareholders;

         o the analyses provided by Scott & Stringfellow and the oral and written opinion of Scott & Stringfellow provided on April 24, 2002 that, as of such date, the exchange ratio as set out in the merger agreement, was fair from a financial point of view to Metro-County shareholders (see "Opinion of Metro-County's Financial Advisor");

         o the tax-free nature of the stock portion of the merger consideration to Metro-County shareholders for federal income tax purposes;

         o the fact that Southern Financial common stock is publicly traded on the Nasdaq National Market, thereby representing a more liquid investment than Metro-County's common stock, which traded on the OTC Bulletin Board on a more limited basis;

         o Southern Financial's record with respect to the employees and communities of the banks it acquires, and the effect upon Metro-County's employees and the communities which Metro-County serves;

         o the historical dividends paid by Southern Financial on its common stock as compared with the dividends paid on Metro-County common stock;

         o        the board's concern about management succession;

         o the board's review of other strategic alternatives potentially available to Metro-County;

         o Southern Financial's ability to provide the ever-increasing and broadening array of financial services and products demanded by Metro-County customers and the communities served by Metro-County; and

         o the financial terms of other recent business combinations in the banking industry.

         Metro-County's board of directors determined that Metro-County's competitive position and the value of its stock could best be enhanced through affiliation with Southern Financial. The aggregate price to be paid to holders of Metro-County common stock resulted from negotiations which considered the historical earnings and dividends of Southern Financial and Metro-County; the potential growth in Metro-County's market and earnings, both as an independent entity and as a part of a larger organization such as Southern Financial; Metro-County's asset quality; and the effect of the merger on the shareholders, customers, and employees of Metro-County and the communities that Metro-County serves.

         The above discussion of the information and factors considered by the Metro-County board is not intended to be exhaustive, but includes the material factors the Metro-County board considered. In reaching its determination to approve and recommend the merger, the Metro-County board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

         THE METRO-COUNTY BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF METRO-COUNTY AND ITS SHAREHOLDERS. ACCORDINGLY, THE METRO-COUNTY BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

REASONS OF SOUTHERN FINANCIAL FOR THE MERGER

         As a part of Southern Financial's growth strategy, Southern Financial routinely evaluates opportunities to acquire financial institutions. The acquisition of Metro-County is consistent with Southern Financial's expansion strategy. Southern Financial's board of directors reviewed the business, financial condition, results of operation and prospects for Metro-County, the market condition of the Richmond, Virginia area, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Southern Financial believes that the acquisition of five new banking locations will expand Southern Financial's geographic presence in the greater Richmond, Virginia area, provide opportunities for future growth and also result in a potential to realize cost savings from a larger organization. Southern Financial's board of directors also considered the financial condition and valuation for both Metro-County and Southern Financial, the tax-free nature of the exchange of Metro-County common stock for shares of Southern Financial common stock as well as the financial and other effects the merger would have on Southern Financial's shareholders.

         While management of Southern Financial believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Southern Financial has not quantified the amount of enhancements or cost savings or projected the areas of operation in which these savings will occur.

         In view of the variety of factors considered in connection with its evaluation of the merger, the Southern Financial board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Southern Financial board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Southern Financial's management.

OPINION OF METRO-COUNTY'S FINANCIAL ADVISOR

         The fairness opinion of Metro-County's financial advisor, Scott & Stringfellow is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Southern Financial and Metro-County. Scott & Stringfellow has reviewed and consented to the following description relating to its opinion. You should not rely on any of these statements as having been made or adopted by Southern Financial or Metro-County.

         Metro-County's board of directors retained Scott & Stringfellow as its financial advisor in connection with Metro-County's consideration of a possible business combination with Southern Financial. In connection therewith, the Metro-County board requested Scott & Stringfellow to render its opinion as to the fairness, from a financial point of view, of the consideration to the holders of Metro-County common stock. At the April 24, 2002 meeting at which Metro-County's board considered and approved the merger agreement, Scott & Stringfellow delivered to Metro-County's board both its oral and written opinion that as of such date, the consideration was fair, from a financial point of view, to the holders of shares of Metro-County common stock. Scott & Stringfellow has reconfirmed its opinion dated as of April 24, 2002 by delivering a written opinion to the Metro-County board, dated the date of this proxy statement-prospectus, to the effect that, as of that date, the consideration was fair to the holders of shares of Metro-County common stock from a financial point of view. Scott & Stringfellow is a regional investment banking firm and was selected by Metro-County based on the firm's reputation and experience in investment banking, its extensive experience and knowledge of the Virginia banking market, its recognized expertise in the valuation of commercial banking businesses and because of its familiarity with, and prior work for, Metro-County. Scott & Stringfellow, through its investment banking business and specifically through its Financial Institutions Group, specializes in commercial banking institutions and is continually engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings and other corporate transactions.

         The full text of Scott & Stringfellow's opinion as of the date of this proxy statement-prospectus sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken and is attached as Appendix B to this proxy statement-prospectus. The description of the Scott & Stringfellow opinion set forth herein is qualified in its entirety by reference to Appendix B. The Scott & Stringfellow opinion is provided for the information of Metro-County shareholders because it was provided to the Metro-County board in connection with its consideration of the merger.

         In developing its opinion, Scott & Stringfellow reviewed and analyzed:

         o        the merger agreement;

         o Metro-County's audited financial statements for the three years ended December 31, 2001;

         o Metro-County's unaudited financial statements for the three months ended March 31, 2002 and 2001, and other internal information relating to Metro-County prepared by Metro-County's management;

         o information regarding the trading market for Metro-County common stock and Southern Financial common stock and the price ranges within which the respective stocks have traded;

         o the relationship of prices paid to relevant financial data such as net worth and earnings in certain bank and bank holding company mergers and acquisitions in recent years;

         o Southern Financial's annual reports to shareholders and its audited financial statements for the three years ended December 31, 2001;

         o Southern Financial's unaudited financial statements for the three months ended March 31, 2002 and 2001 and other internal information relating to Southern Financial prepared by Southern Financial's management; and

         o the information obtained from conducting such other studies, analysis and investigations particularly of the banking industry, as it deemed appropriate, the material portion of which is described below.

         Scott & Stringfellow also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking industry generally.

         Scott & Stringfellow also has discussed with members of Metro-County's and Southern Financial's management past and current business operations, the background of the merger, the reasons and basis for the merger, results of regulatory examinations, and the business and future prospects of Metro-County and Southern Financial individually and as a combined entity, as well as other matters relevant to its inquiry.

         Scott & Stringfellow relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it and discussed with it for purposes of its opinion. With respect to financial forecasts reviewed by Scott & Stringfellow in rendering its opinion, Scott & Stringfellow assumed that such financial forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgment of the managements of Metro-County and Southern Financial as to the future financial performance of Metro-County and Southern Financial, respectively. Scott & Stringfellow did not make an independent evaluation or appraisal of the assets or liabilities of Metro-County and Southern Financial nor was it furnished with any such appraisal.

         In connection with rendering its April 24, 2002 opinion, Scott & Stringfellow performed a variety of financial analyses. Scott & Stringfellow evaluated the financial terms of the transaction using standard valuation methods, including stock trading history, comparable acquisition analysis, contribution analysis, pro forma merger analysis, dividend discount analysis, ability to pay analysis and comparable company analysis, among others. The following is a summary of the material analyses presented by Scott & Stringfellow to the Metro-County board of directors on April 24, 2002, in connection with its fairness opinion dated as of such date.

         SUMMARY OF PROPOSAL. Scott & Stringfellow reviewed the terms of the proposed transaction, including the consideration and the implied aggregate transaction value. Based on Southern Financial's closing stock price of $27.05 on April 11, 2002 Scott & Stringfellow calculated an implied transaction value per share of Metro-County common stock of $7.25, and an implied total transaction value of approximately $17.0 million. Scott & Stringfellow calculated the premium over the closing price of Metro-County common stock on April 11, 2002, price to book and price to trailing twelve months' earnings multiple for Metro-County based on such implied total transaction value. This analysis yielded a premium over the closing price of Metro-County common stock on April 11, 2002 of 37.3%, a price to book value multiple of 2.25x and a price to trailing twelve months' earnings multiple of 60.4x.

         COMPARABLE ACQUISITION ANALYSIS. Scott & Stringfellow reviewed 19 merger transactions announced from January 1, 2001 to April 23, 2002 involving commercial banking institutions nationwide with assets between $75 and $125 million ("Nationwide Transactions") and 7 merger transactions announced from July 1, 2000 to April 23, 2002 involving commercial banking institutions in Virginia ("Virginia Transactions"). Scott & Stringfellow compared the price to book value, price to tangible book value and price to last twelve months' earnings for such Nationwide Transactions and Regional Transactions to the proposed merger at announcement.

                                                        SOUTHERN FINANCIAL/       NATIONWIDE            VIRGINIA
                                                           METRO-COUNTY          TRANSACTIONS         TRANSACTIONS
                                                        -------------------      ------------         ------------
Deal Price/Book Value                                           2.25x                1.84x                 2.26x
Deal Price/Tangible Book                                        2.25x                1.85x                 2.34x
Deal Price/LTM Earnings                                        60.40x               16.80x                19.54x

         PRO FORMA MERGER ANALYSIS. Scott & Stringfellow analyzed certain pro forma effects of the merger using the 2003 earnings estimates for Metro-County and Southern Financial. In addition, Scott & Stringfellow utilized cost savings assumptions ranging from 5% to 30% of Metro-County's non-interest expense. Such range of cost savings was based upon Scott & Stringfellow's judgment and experience in analyzing similar bank merger transactions. This analysis indicated that the transaction would be slightly dilutive to Southern Financial's 2003 earnings per share under the 5% cost savings scenario and would be slightly accretive to Southern Financial's 2003 earnings per share under the 30% cost savings scenario. The merger would be accretive to Southern Financial's book value per share. The actual results achieved by Southern Financial may vary from projected results.

                                                                                 Cost Savings
                                                                     ------------------------------------
                                                                           5%                   30%
                                                                     ---------------       --------------
2003 EPS Accretion (Dilution)                                             (4.8%)                0.1%
2003 Cash EPS Accretion (Dilution)                                        (1.7%)                3.1%
Book Value Accretion                                                       5.4%                 5.4%

         DIVIDEND DISCOUNT ANALYSIS. Scott & Stringfellow performed a dividend discount analysis to determine a range of present values per share of Metro-County common stock assuming Metro-County continued to operate as a stand-alone entity. To determine a projected dividend stream, Scott & Stringfellow assumed a dividend payout equal to 40% of Metro-County's projected net income. The net income projections were grown using an earnings growth rate of 77% for 2002, 28% for 2003, 20% for 2004, 15% for 2005, and 10% for 2006. The
"terminal value" of Metro-County common stock at the end of the period was determined by applying a range of price-to-earnings multiples (16.0x to 18.0x) to year 2006 projected earnings. The dividend stream and terminal values were discounted to present value using discount rates of 11% to 13%, which Scott & Stringfellow viewed as the appropriate discount rate range for a commercial bank with Metro-County's risk characteristics. Based upon the above assumptions, the stand-alone value of Metro-County common stock ranged from approximately $4.00 to $5.00 per share.

                  Terminal/Price / Earnings Multiple
Discount
  Rate      16.0x      16.5x      17.0x      17.5x      18.0x
--------    ------     ------     ------     ------     ------
  11.0%     $ 4.41     $ 4.53     $ 4.65     $ 4.78     $ 4.90
 11.50%     $ 4.31     $ 4.43     $ 4.55     $ 4.67     $ 4.79
 12.00%     $ 4.22     $ 4.34     $ 4.46     $ 4.57     $ 4.69
 12.50%     $ 4.13     $ 4.25     $ 4.36     $ 4.48     $ 4.59
 13.00%     $ 4.04     $ 4.16     $ 4.27     $ 4.38     $ 4.50

         ANALYSIS OF SELECTED COMPARABLE COMPANIES. Scott & Stringfellow analyzed the performance and financial condition of Southern Financial relative to a group of 14 Virginia commercial banks consisting of American National Bankshares, C&F Financial Corporation, Community Bank of Northern Virginia, Eastern Virginia Bankshares, FNB Corporation, Independent Community Bankshares, National Bankshares, Old Point Financial Corporation, Peoples National Bank, Resource Bankshares Corporation, TowneBank, Union Bankshares, Virginia Commerce Bancorp and Virginia Financial Group (the "Bank Peer Group"). The financial ratios shown in the table below are as of March 31, 2002; the market price multiples are based on market prices as of April 11, 2002.

                                                                          SOUTHERN                  BANK PEER
                                                                          FINANCIAL               GROUP AVERAGE
                                                                        -------------           ------------------
         Last 12 Months Net Interest Margin                                  4.14%                     4.18%
         Last 12 Months Efficiency Ratio                                    47.49%                    62.24%
         Last 12 Months Return on Avg. Assets                                1.18%                     1.15%
         Last 12 Months Return on Avg. Equity                               17.02%                    13.30%
         Tangible Equity / Assets                                            7.85%                     8.41%


         Equity / Assets                                                     8.19%                     8.93%
         Nonperforming Assets / Assets                                       0.24%                     0.27%
         Reserves / Nonperforming Assets                                   402.88%                   417.63%
         Market Price / Last 12 Months Earnings                             11.51x                    15.36x
         Market Price / 2002 Estimated Earnings                             13.53x                    12.58x
         Market Price / Book Value                                           1.79x                     1.91x

         OTHER ANALYSES. Scott & Stringfellow also reviewed, among other things, selective investment research reports on, and earnings estimates for, Metro-County and Southern Financial and analyzed available information regarding the ownership of Southern Financial common stock. In addition, Scott & Stringfellow prepared an overview of Southern Financial's business, prepared a summary of the historical financial performance of Southern Financial, summarized Southern Financial's financial goals and objectives, and, based on publicly available information, analyzed Southern Financial's deposit market share and branch presence in Virginia.

         In connection with its opinion dated as of the date of this proxy statement-prospectus, Scott & Stringfellow performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith.

         The summary set forth above includes all the material factors considered by Scott & Stringfellow in developing its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed above, Scott & Stringfellow believes that its analyses must be considered as a whole and that selecting portions of its analysis and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. As a whole, these various analyses contributed to Scott & Stringfellow's opinion that the exchange ratio is fair from a financial point of view to Metro-County's shareholders.

         Pursuant to an the engagement letter between Metro-County and Scott & Stringfellow, in exchange for its services, Scott & Stringfellow will receive a fee equal to 1.50% of the total market value of the consideration received by Metro-County shareholders, which equates to a fee of approximately $250,000 and is contingent and payable at closing. In the ordinary course of its business, Scott & Stringfellow may actively trade the common stock of Metro-County for its own account or the account of its customers, and, accordingly, may at any time hold a long or short position in the Metro-County common stock.

EXCHANGE OF METRO-COUNTY STOCK CERTIFICATES

         As soon as practicable after the effective time of the merger, Southern Financial's transfer and exchange agent, Chase Mellon Shareholder Services, will mail to each Metro-County shareholder a form letter of transmittal, together with instructions for the exchange of such holder's Metro-County stock certificates for the cash payment and a certificate representing the shares of Southern Financial common stock to which he or she is entitled.

         You should not send in your certificates until you receive a letter of transmittal form and instructions.

         After surrendering to the exchange agent one or more certificates for Metro-County common stock, together with a properly completed letter of transmittal, the exchange agent will issue and mail to the holder a certificate representing the number of whole shares of Southern Financial common stock and the cash payment without any interest thereon to which the holder is entitled. The exchange agent may issue a certificate for Southern Financial common stock in a name other than the name in which the surrendered certificate is registered only if (1) the certificate surrendered is properly endorsed or is otherwise in proper form for transfer and (2) the person requesting the issuance of the certificate either pays to the exchange agent any transfer or other taxes required by the issuance of a certificate for shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the exchange agent that the taxes have been paid or are not due.

         All Southern Financial common stock issued in the merger will be deemed issued as of the effective time of the merger. No dividends with respect to the Southern Financial common stock with a record date after the effective time will be paid to the former shareholders of Metro-County entitled to receive certificates for shares of Southern Financial common stock until such shareholders surrender their certificates representing shares of Metro-County common stock. After the certificates are surrendered, Southern Financial will pay the shareholder of record any dividends, without any interest thereon, with respect to the shares of Southern Financial common stock represented by the certificate which were paid after the effective time of the merger but withheld. If your certificate for Metro-County common stock is lost, stolen or destroyed, the exchange agent will issue the shares of Southern Financial common stock upon your submission of an affidavit by you claiming the certificate to be lost, stolen or destroyed and the posting of a bond in such amount as Southern Financial may direct as indemnity against any claim that may be made against Southern Financial with respect to the certificate.

         Upon completion of the merger, you will cease to have any rights as a shareholder of Metro-County. Until so surrendered, each certificate will be deemed for all corporate purposes to represent and evidence solely the right to receive the consideration to be paid pursuant to the merger agreement. Neither Southern Financial, Metro-County, the exchange agent nor any other party will be liable to any holder of certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

EFFECTIVE TIME OF THE MERGER

         Subject to the conditions to complete the merger, the merger will become effective when articles of merger reflecting the merger become effective with the Virginia State Corporation Commission. The merger will be completed on a date and at a time we specify after the conditions to completion of the merger have been satisfied or waived. Although we anticipate that the merger will become effective during the third quarter of 2002, delays may occur.

         We cannot assume that the necessary shareholder and regulatory approvals will be obtained or that the other conditions to the merger can or will be satisfied. Either of our boards of directors may terminate the merger agreement if the merger is not completed by April 25, 2003, unless it is not completed because of the willful breach of the merger agreement by the party seeking termination.

CONDUCT OF BUSINESS PENDING EFFECTIVE TIME

         The merger agreement requires Metro-County to maintain the general character of its business and to conduct its business prior to the merger only in the ordinary course consistent with past practices and prudent banking principles.

         Without the written consent of Southern Financial, Metro-County and its subsidiaries may not, among other things:

         o make any loans or other extensions of credit in excess of $250,000 to any borrower, with certain exceptions;

         o issue, sell or obligate itself to issue or sell any shares of its capital stock or securities convertible into its capital stock, except that Metro-County may issue shares of its common stock upon the exercise of Metro-County stock options prior to completion of the merger;

         o open, close, acquire or sell or agree to open, close, acquire or sell any branch office or any deposit liabilities;

         o enter into, amend or terminate any material agreement, contract or commitment, except in accordance with prudent banking practices;

         o acquire or sell or otherwise dispose of material amount assets or liabilities other than in the ordinary course of business consistent with prudent banking practices;

         o pay any dividends other than regular periodic cash dividends paid in the ordinary course of business and consistent with past practices;

         o amend or change any provision of its articles of incorporation or bylaws;

         o sell, transfer, convey or otherwise dispose of any real property, including other real estate owned;

         o foreclose upon or otherwise acquire real property prior to the receipt and approval of Southern Financial of a Phase I environmental review of such property;

         o        establish a new subsidiary or affiliate;

         o        make any material change in its interest rate risk profile;

         o grant any severance or termination pay or enter into any employment or related agreements;

         o materially deviate from policies and procedures existing as of the date of the merger agreement with respect to classification of assets, allowance for loan losses or accrual of interest on assets except as otherwise required by the merger agreement;

         o excluding deposits, certificates of deposit, FHLB advances and borrowings consistent with past practices, undertake any additional borrowings in excess of 90 days;

         o modify an outstanding loan or acquire any loan participation unless such modification is made in the ordinary course of business, consistent with past practices;

         o make any capital expenditure which would exceed an aggregate amount of $10,000, other than an expenditure in the amount of $15,000 for the installation of the Automated Teller Machine to be located at 3003 West Cary Street in Richmond, Virginia; or

         o increase or decrease the rate of interest paid on deposit accounts other than in accordance with the deposit pricing guidelines agreed to between Southern Financial and Metro-County.

         We refer you to the merger agreement for additional restrictions on the conduct of the business of Metro-County pending the merger.

CONDITIONS TO COMPLETION OF THE MERGER

         The merger agreement contains a number of conditions to our respective obligations to complete the merger which must be satisfied as of the closing date, including, but not limited to, the following:

         o receipt of all required regulatory approvals in a manner that does not impose any restrictions on the operations of Southern Financial Bank which are unacceptable to Southern Financial;

         o the holders of a majority of the outstanding shares of Metro-County common stock approve the merger agreement;

         o the shares of Southern Financial common stock to be issued to Metro-County shareholders shall have been authorized for listing on the Nasdaq National Market;

         o Stafford M. White, Chairman and Chief Executive Officer of Metro-County, shall have entered into a non-compete agreement with Southern Financial Bank;

         o the registration statement of which this proxy statement-prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for that purpose shall have been initiated and continuing or threatened by the Securities and Exchange Commission;

         o all representations and warranties of Metro-County (in the case of Southern Financial's closing obligation) or Southern Financial (in the case of Metro-County's closing obligation) must be true in all material respects as of the date of the merger agreement and the date the merger becomes effective;

         o absence of a material adverse change in the financial condition, results of operation or business of Metro-County (in the case of Southern Financial's closing obligation) or Southern Financial and its subsidiaries (in the case of Metro-County's closing obligation);

         o the performance or compliance in all material respects by Metro-County (in the case of Southern Financial's closing obligation) or Southern Financial (in the case of Metro-County's closing obligation) with all covenants and conditions required by the merger agreement to be performed or complied with prior to the date the merger becomes effective;

         o we must each receive a written opinion of Bracewell & Patterson, L.L.P. as to the tax-free nature of the exchange of shares; and

         o we must each receive a written opinion of the other company's counsel regarding the enforceability of the merger agreement, proper authorization of the merger and other corporate and related matters.

         In addition to the conditions listed above, Southern Financial's obligation to complete the merger is subject to the satisfaction of the following conditions:

         o each director and executive officer of Metro-County designated as an affiliate shall have delivered to Southern Financial Bank an executed copy of an affiliate agreement; and

         o each director and certain officers of Metro-County shall have executed a release agreement.

         Any condition to the consummation of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the merger agreement entitled to the benefit of such condition.

ADDITIONAL AGREEMENTS

         The merger agreement contains additional agreements made by each party, some of which are substantially reciprocal, the most significant of which include:

         o we each agreed to take all reasonable action to aid and assist in the consummation of the merger and the transactions contemplated thereby and to use our best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the merger agreement;

         o we agreed, upon request, to provide each other all information concerning ourselves and our subsidiaries, directors, officers and shareholders and other matters as may be necessary or advisable in connection with this proxy statement-prospectus, or any other filing necessary in connection with the merger;

         o Metro-County agreed to give Southern Financial access to all of its properties, books and records and to provide information about its business, properties and personnel, and Southern Financial agreed to keep that information confidential;

         o we agreed that neither party will, directly or indirectly, before or after the consummation of the merger or termination of the merger agreement, disclose any confidential information other than in connection with the regulatory notice and application process, or use such confidential information for its own purposes or for the benefit of any person, firm, corporation, association or other entity under any circumstances;

         o Southern Financial has agreed that for a period of six years after completion of the merger it will indemnify and hold harmless any person who has indemnification rights from Metro-County for liabilities from their acts or omissions in those capacities occurring prior to completion of the merger to the fullest extent permitted by Virginia law and Metro-County's articles of incorporation or bylaws;

         o Southern Financial agreed that for a period of three years after completion of the merger it will maintain directors' liability insurance covering the persons presently covered by directors' liability policies of Metro-County;

         o Southern Financial agreed that it will form a Richmond area advisory board and all directors of Metro-County will be invited to serve on the advisory board. The advisory board members will be compensated for their service in accordance with Southern Financial's standard fee schedule for service as an advisory director in effect from time to time;

         o we agreed that neither party or any of their respective subsidiaries, directors or officers shall, directly or indirectly, purchase or sell, or bid to purchase or offer to sell, any shares of Southern Financial securities for a period of 20 trading days ending on and including the fifth trading day preceding the effective time of the merger;

         o employees of Metro-County who continue employment with Southern Financial or any of its subsidiaries upon completion of the merger will be entitled to participate in the employee benefit plans and programs maintained by Southern Financial and its subsidiaries. Southern Financial will recognize such employees' prior service with Metro-County for all purposes under Southern Financial's employee benefit plans and programs (other than stock option plans); and

         o Metro-County has agreed to allow Southern Financial to designate one representative who will be invited to attend the Metro-County loan committee meetings held prior to completion of the merger. Such representative will have no voting rights and may be excluded from certain sessions.

REPRESENTATIONS AND WARRANTIES

         In the merger agreement, we have made certain representations to each other. The more significant of these relate to:

         o        corporate organization and operation;

         o        capitalization;

         o        corporate authority;

         o        financial statements and reports;

         o        litigation;

         o        laws and regulatory filings;

         o        employee benefit plans;

         o        tax matters;

         o        loans;

         o in the case of Metro-County, certain contracts and commitments;

         o        insurance; and

         o        environmental matters.

FINANCIAL INTERESTS OF METRO-COUNTY DIRECTORS AND OFFICERS IN THE MERGER

         In considering the recommendations of the Metro-County board of directors to vote for the proposal to approve the merger agreement, you should be aware that certain directors and officers of Metro-County may have interests in the merger that are in addition to, or different from, their interests as Metro-County shareholders. The Metro-County board of directors was aware of these interests and considered them in approving the merger agreement.

         Non-compete Agreement. Upon completion of the merger, Southern Financial will enter into a confidential information, non-solicitation and non-competition agreement with Stafford M. White Jr., Metro-County's Chairman of the Board and Chief Executive Officer. In consideration of the covenants agreed to by Mr. White, he will receive the following:

         o a payment of $165,000 payable over the first 12 months following the merger;

         o beginning on the first anniversary of the merger, an annual fee of $40,000 for his service as a member of the advisory board for the Richmond, Virginia area for the remaining two year period following the merger; and

         o ability to participate in Southern Financial's benefit plans for a one year period following the merger.

         Mr. White will also receive certain disability and survivor benefits. If Mr. White dies or becomes disabled, he and/or his beneficiaries shall receive the remainder of the payments listed above and board fees for which he would have been entitled under the agreement but for his death or disability. He and/or his dependents will also be entitled to continue to participate in Southern Financial's benefit plans for the remainder of the three year period following the merger.

         For three years following completion of the merger, Mr. White is prohibited from:

         o competing with Southern Financial within a 100 mile radius of Richmond, Virginia or otherwise owning, operating or becoming affiliated with or serving as an officer, director or shareholder in any business competing with Southern Financial (excluding ownership of not more than 1% of a publicly traded financial institution);

         o soliciting employment or employing current employees of the bank and former employees of the bank within one year of their employment with the bank; and

         o soliciting customers or third party business partners of Southern Financial to cease or reduce their business relationships with Southern Financial.

         In addition, under the non-compete agreement, Mr. White is prohibited from disclosing or improperly using any confidential information, former employee information or third party information.

         Employee Arrangements. Southern Financial shall use its commercially reasonable efforts to continue the employment of James R. Black, Tracy S. Jackson and W. Darlene Stone, who are officers of Metro-County in positions at Southern Financial Bank similar to their current positions with Metro-County. If Southern Financial is unable to continue an officer's employment after the merger, that employee may terminate his or her employment and receive a lump sum payment equal to six months' salary.

         Advisory Board Service. Southern Financial has agreed to form an advisory board for the Richmond, Virginia area. Each Metro-County director will be invited to join the advisory board. As a member of the advisory board, each person will be compensated in accordance with Southern Financial's standard schedule of fees for service as an advisory board member in effect from time to time.

         Indemnification. Southern Financial has agreed, for a period of six years after completion of the merger, to indemnify and hold harmless any person who has rights to indemnification from of Metro-County from their acts or omissions in those capacities occurring prior to the merger to the fullest extent permitted by Virginia law and Metro-County's articles of incorporation or bylaws.

         Insurance. Southern Financial agreed that for a period of three years after completion of the merger it will maintain directors' liability insurance covering the persons presently covered by directors' liability policies of Metro-County.

EMPLOYEE MATTERS

         All employees of Metro-County who continue employment with Southern Financial Bank after the effective time will be eligible to participate in the employee benefit plans and programs of Southern Financial and Southern Financial Bank. Southern Financial will credit such employees for their length of service with Metro-County for all purposes under each of the employee benefit plans and programs, except stock option plans.

AMENDMENT AND TERMINATION

         Mutual Consent. The merger agreement may be terminated and the merger abandoned at any time upon the mutual consent of Southern Financial and Metro-County.

         By Either Party. The merger agreement may be terminated and the merger abandoned at any time prior to the effective date by either Southern Financial or Metro-County if:

         o any court of competent jurisdiction or other federal or state governmental body shall have issued an order, decree, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have been final and non-appealable;

         o any of the transactions contemplated by the merger agreement are disapproved by any regulatory authority or other persons whose approval is required to consummate any of such transactions;

         o the approval of the merger agreement by Metro-County shareholders is not obtained by reason of the failure to obtain the required vote at the special meeting;

         o the merger shall not have become effective by April 25, 2003 and the party exercising its termination right is not then in default under the merger agreement; or

         o if any of the conditions to the respective obligations of Southern Financial, Southern Financial Bank or Metro-County have not been met or waived by the other party.

         By Metro-County. The merger agreement may be terminated and the merger abandoned at any time by Metro-County if:

         o Southern Financial fails to comply in any material respect with any of its covenants or agreements or any of its representations or warranties shall be defective in any material respect;

         o any of the conditions to the obligations of Metro-County to complete the merger have not been met or waived by Metro-County;

         o there is a material adverse change in the assets, business or financial condition of Southern Financial; or

         o the average of the daily closing sales prices for Southern Financial common stock for the 20 successive trading days ending on and including the fifth trading day preceding the effective time of the merger is less than $20.80 per share; provided, however, that Southern Financial has the right to nullify Metro-County's termination right by adjusting the exchange ratio to a number of shares equal to $3.98 divided by the average trading price.

         In the event Metro-County desires to terminate the merger agreement as provided in the third item above, Metro-County must notify Southern Financial in writing of its intent to terminate within one business day following the end of the 20 day trading period over which the average trading price is determined. Southern Financial has three days from the receipt of the notice to cure the grounds for termination.

         By Southern Financial. The merger agreement may be terminated and the merger abandoned at any time by Southern Financial if:

         o Metro-County fails to comply in any material respect with any of its covenants or agreements or any of its representations or warranties shall be defective in any material respect;

         o any of the conditions to the obligations of Southern Financial to complete the merger have not been met or waived by Southern Financial; or

         o there is a material adverse change in the assets, business or financial condition of Metro-County.

         Remedies. In the event of the termination of the merger agreement without breach by any party, the merger agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the merger agreement.

         If the merger agreement is terminated by either party because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction contained in the merger agreement and the terminating party has not been in breach (in any material respect) of the merger agreement, then the breaching party shall pay all costs and expenses of the other party, including fees and expenses of consultants, investment bankers, accountants, counsel, printers and persons involved in the transactions contemplated by the merger agreement, including the preparation of this proxy statement-prospectus; provided, however, that Southern Financial shall only be responsible for Metro-County's fees and expenses up to $250,000 and Metro-County shall be responsible for Southern Financial's fees and expenses up to $100,000.

EXPENSES

         Except as otherwise noted in the preceding paragraph, Southern Financial and Metro-County will each pay their own expenses in connection with the merger.

NASDAQ STOCK MARKET LISTING

         Southern Financial has agreed to use its best efforts to cause the shares of Southern Financial common stock to be issued in the merger to be approved for quotation on the Nasdaq National Market. The obligations of the parties to complete the merger are subject to approval for quotation of such shares on the Nasdaq National Market.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a general summary of the anticipated material United States federal income tax consequences of the merger to Metro-County shareholders who hold Metro-County common stock as a capital asset. This discussion is based upon the Internal Revenue Code, regulations promulgated by the United States Treasury Department, court cases and administrative rulings in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect.

         The obligations of the parties to complete the merger are conditioned upon the receipt by Southern Financial and Metro-County of an opinion of counsel from Bracewell & Patterson, L.L.P. as to the anticipated United States federal income tax consequences of the merger, but specifically excluding the following:

         o state, local, foreign or other federal tax consequences of the merger not specifically addressed in the opinion;

         o federal income tax consequences to Metro-County shareholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in securities and other persons who do not own such stock as a capital asset;

         o federal income tax consequences affecting shares of Metro-County common stock acquired upon the exercise of stock options, similar derivative securities or otherwise as compensation; and

         o the federal income tax consequences to holders of options or other rights to acquire shares of Metro-County common stock and Southern Financial common stock or persons who hold their Metro-County common stock as part of a straddle, hedge or conversion transaction.

         Bracewell & Patterson, L.L.P. will render its tax opinion to Southern Financial and Metro-County, respectively, on the basis of facts, representations and assumptions set forth or referred to in such opinion which are consistent with the state of facts existing at the effective time of the merger. In rendering its tax opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Southern Financial and Metro-County, reasonably satisfactory in form and substance to such counsel. An opinion of counsel represents counsel's best legal judgment, but has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. We have not requested nor do we intend to request a ruling from the IRS as to the tax consequences of the merger.

         The opinions to be rendered are that, for United States federal income tax purposes:

         o the merger will constitute a reorganization within the meaning of Sections 368(a) and 368(a)(2)(D) of the Internal Revenue Code and Southern Financial, Southern Financial Bank and Metro-County will each be a party to the transaction;

         o except as discussed below, no gain or loss will be recognized by holders of Metro-County common stock upon receipt of Southern Financial common stock except for cash received;

         o a Metro-County shareholder who receives both Southern Financial common stock and cash (other than cash in lieu of a fractional interest in Southern Financial common stock) in the merger will recognize gain equal to the lesser of (a) the amount of cash received and (b) the amount by which the sum of the amount of cash received and the value of the Southern Financial common stock received exceeds the shareholders' adjusted tax basis in the shares of Metro-County common stock exchanged in the merger;

         o any gain will generally be capital gain unless the shareholder's exchange of Metro-County common stock for cash and Southern Financial common stock, under each such shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of
                  Section 302 of the Code;

         o if a shareholder's tax basis in shares of Metro-County common stock exceeds the sum of the amount of cash received and the value of the Southern Financial common stock received in exchange for the shares of Metro-County common stock, such shareholder will not recognize loss;

         o a shareholder's aggregate tax basis in the shares of Southern Financial common stock received pursuant to the merger will be equal to the aggregate tax basis of the shares of Metro-County common stock surrendered in exchange therefor, increased by the amount of gain recognized and reduced by the amount of cash received;

         o the holding period of the Southern Financial stock common received by Metro-County shareholders in the merger will include the holding period of the shares of Metro-County common stock surrendered in exchange therefor; and

         o a shareholder who receives cash in lieu of a fractional share of Southern Financial common stock in the merger will be treated for federal income tax purposes as if the fractional share of Southern Financial common stock had been received and then redeemed for cash by Southern Financial. A shareholder will recognize a capital gain or loss in an amount equal to the difference between the cash received and the tax basis allocable to the fractional share interest, unless such payment, under each such shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Internal Revenue Code.

         Capital gain or loss recognized by a Metro-County shareholder on the share exchange will be long-term capital gain or loss if the holding period of such share, as determined above, exceeds one year. In the case of individuals, the maximum federal income tax rate applicable to long-term capital gains generally is 20%.

         Unless an exemption applies, under the backup withholding rules of
Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 31% of any cash payments to which a Metro-County shareholder is entitled pursuant to the merger, unless the shareholder provides the appropriate form. a holder should complete and sign the substitute Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the holder's taxpayer identification number, and certification necessary to avoid backup withholding.

         THE FOREGOING IS A SUMMARY DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO A PARTICULAR METRO-COUNTY SHAREHOLDER IN LIGHT OF SUCH SHAREHOLDER'S PARTICULAR CIRCUMSTANCES. METRO-COUNTY SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN FEDERAL INCOME TAX LAWS AND THE INTERPRETATION THEREOF, WHICH CAN HAVE RETROACTIVE EFFECTS.

ACCOUNTING TREATMENT

         Under generally accepted accounting principles, it is anticipated that the merger will be accounted for under the purchase method of accounting. The assets and liabilities of Metro-County, as well as identifiable intangible assets arising from the purchase transaction, will be reflected in the consolidated financial statements of Southern Financial based upon the estimated fair values as of the effective time of the merger. Results of operations will be reflected in the consolidated financial statements of Southern Financial for all periods subsequent to the effective time of the merger. The excess purchase price over the fair market value of assets is recorded as goodwill and is not amortized. Instead, goodwill is evaluated annually, or more frequently if impairment indicators arise, for impairment.

RESTRICTIONS ON RESALES OF SOUTHERN FINANCIAL COMMON STOCK

         Southern Financial common stock to be issued in the merger will be registered under the Securities Act of 1933. Therefore, the Southern Financial common stock to be issued to Metro-County shareholders in the merger will be freely transferable by Metro-County shareholders who are not considered to be "affiliates" of either of us. "Affiliates" generally are defined as persons or entities who control, are controlled by or are under common control with either of us at the time of the Metro-County special meeting and generally include executive officers, directors and beneficial owners of 10% or more of the common stock.

         If you are considered an affiliate of Metro-County or become an affiliate of Southern Financial after the merger, you may resell the shares of Southern Financial common stock acquired in connection with the merger only pursuant to an effective registration statement under the securities laws, pursuant to Rule 145 of the Securities and Exchange Commission's rules, or in transactions otherwise exempt from registration under the securities laws. Under Rule 145, during the first calendar year after the merger becomes effective, affiliates of Metro-County may publicly resell the Southern Financial common stock they receive in the merger but only within certain limitations as to the number of shares of Southern Financial common stock they can sell in any three-month period and as to the manner of sale. After the one-year period, affiliates of Metro-County who are not affiliates of Southern Financial may resell their shares without restriction. Southern Financial must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934, in order for affiliates to resell, under Rule 145, shares of Southern Financial common stock received in the merger. Southern Financial is not obligated and does not intend to register for resale the shares issued to affiliates of Metro-County.

         Pursuant to the merger agreement, each affiliate of Metro-County will sign a written agreement to the effect that he will not offer or sell or otherwise dispose of any of the shares of Southern Financial common stock issued to him in the merger in violation of the Securities Act.

REGULATORY APPROVALS

         The merger must be approved by the Federal Reserve and the Bureau of Financial Institutions of the Virginia Stock Corporation Commission (VBFI). On _________ __, 2002, Southern Financial filed an application with the Federal Reserve Bank of Richmond and the VBFI to obtain prior approval of the merger. It is expected that the Federal Reserve will approve the application in _________ 2002. It is expected that the VBFI will approve the application in ______ of 2002.

         A period of 15 to 30 days must expire following approval by the Federal Reserve during which time the Department of Justice may file objections to the merger under the federal antitrust laws. While Metro-County and Southern Financial believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

         The approval of any application merely implies satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed merger.

         Southern Financial and Metro-County are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting of Metro-County. The receipt of all necessary regulatory approvals is a condition to effecting the merger.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS
                     OF SOUTHERN FINANCIAL AND METRO-COUNTY

         The rights of Metro-County shareholders under the articles of incorporation and bylaws of Metro-County will differ in some respects from the rights Metro-County shareholders will have as shareholders of Southern Financial under the articles of incorporation and bylaws of Southern Financial. Copies of Southern Financial's articles of incorporation and bylaws have been previously filed by Southern Financial with the Securities and Exchange Commission. Copies of Metro-County's articles of incorporation and bylaws are available upon written request from Metro-County.

         Certain differences between the provisions contained in the Virginia Stock Corporation Act, Metro-County's articles of incorporation and bylaws, and Southern Financial's articles of incorporation and bylaws as such differences may affect the rights of shareholders are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Virginia law, the Metro-County articles of incorporation, the Metro-County bylaws, the Southern Financial articles of incorporation and the Southern Financial bylaws.

            SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF
               METRO-COUNTY SHAREHOLDERS AND RIGHTS THOSE PERSONS
      WILL HAVE AS SHAREHOLDERS OF SOUTHERN FINANCIAL FOLLOWING THE MERGER

                                           METRO-COUNTY                                    SOUTHERN FINANCIAL
   CAPITALIZATION:                 Metro-County's articles of                      Southern Financial's articles of
                                   incorporation authorize the issuance            incorporation authorize the issuance of
                                   of up to 3,000,000 shares of common             up to 5,000,000 shares of common stock,
                                   stock, par value $4.00.                         par value $0.01 and 1,000,000 shares of
                                                                                   preferred stock, par value $0.01.

   CORPORATE GOVERNANCE:           The rights of Metro-County                      The rights of Southern Financial
                                   shareholders are currently governed             shareholders are governed by Virginia
                                   by Virginia corporate law and the               corporate law and the articles of
                                   articles of incorporation and bylaws            incorporation and bylaws of Southern
                                   of Metro-County.  Following the                 Financial.
                                   completion of the merger, rights of
                                   Metro-County shareholders who become
                                   Southern Financial shareholders will
                                   be governed by Virginia law and the
                                   articles of incorporation and bylaws
                                   of Southern Financial.

   CLASSIFICATION OF THE           Metro-County's board is divided into            Southern Financial also has a
   BOARD OF DIRECTORS:             three classes, as nearly equal in               classified board of directors.
                                   number as possible, with each class serving a
                                   staggered three-year term. This means that
                                   only one-third of the board is elected at
                                   each annual meeting of shareholders. The
                                   classification makes it more difficult to
                                   change the composition of Metro-County's
                                   Board of Directors because at least two
                                   annual meetings of shareholders are required
                                   to change control of the Board of Directors.

                                           METRO-COUNTY                                    SOUTHERN FINANCIAL
   REMOVAL OF DIRECTORS:           Virginia law provides that, absent a            Southern Financial's articles of
                                   provision in the articles of                    incorporation provide that a director
                                   incorporation to the contrary,                  may only be removed with or without
                                   directors may be removed by the                 cause upon a two-thirds vote of the
                                   shareholders with or without cause.             shareholders at a meeting called for
                                                                                   the purpose of removing the director.
                                   Metro-County's bylaws provide that
                                   any director may be removed from
                                   office at a meeting called expressly
                                   for that purpose, and upon the vote
                                   of the shareholders holding a
                                   majority of the shares entitled to
                                   vote at an election of the directors

   VOTE REQUIRED FOR               Virginia law provides that a sale of            Southern Financial's articles of
   CERTAIN SHAREHOLDER             all or substantially all of the                 incorporation contain a provision
   ACTIONS:                        assets may occur if approved by the             which reduces the required shareholder
                                   holders of two-thirds of the                    approval level to a majority for
                                   outstanding shares entitled to vote             certain actions such as a merger, a
                                   thereon unless the articles of                  consolidation, a share exchange,
                                   incorporation provide for a greater             certain sales of substantially all of
                                   or lesser vote.                                 Southern Financial's assets or a
                                                                                   dissolution so long as at least
                                   Metro-County's articles of                      two-thirds of the continuing board of
                                   incorporation provide that a plan of            directors approves and recommends the
                                   merger or share exchange, a                     action. Otherwise, all above listed
                                   transaction including the sale of               actions require the affirmative vote
                                   all or substantially all of the                 of the holders of two-thirds of the
                                   assets of Metro-County, other than              outstanding shares entitled to vote
                                   in the regular course of business               thereon.  The board of directors is
                                   and a plan of dissolution shall be              empowered by the articles of
                                   approved by the vote of the                     incorporation to require a greater
                                   shareholders holding a majority of              vote.
                                   the shares entitled to vote thereon
                                   so long as the above described
                                   action is approved and recommended
                                   by at least two-thirds of the
                                   members of the board of directors.
                                   Absent such approval by the board of
                                   directors, the action must be approved by a
                                   vote of eighty percent (80%) or more of all
                                   the votes entitled to be cast on such
                                   transactions by each voting group entitled to
                                   vote on the transaction.

   AMENDMENT OF ARTICLES           Virginia law provides that a                    Southern Financial's articles of
   OF INCORPORATION AND            corporation's articles of                       incorporation may be amended upon the
   BYLAWS:                         incorporation may be amended upon               affirmative vote of a majority of the
                                   approval of the amendment by the                votes entitled to be cast by each group
                                   affirmative vote of the holders of              entitled to vote thereon, so long as
                                   more than two-thirds of the                     such amendment is approved by at least
                                   outstanding shares of stock entitled            two-thirds of the continuing directors.
                                   to be cast in each voting group.                If such an amendment is not approved by
                                   Each voting group must approve the              two-thirds of the continuing directors,
                                   amendment.                                      it must be approved by the holders of
                                                                                   at least two-thirds of the Southern
                                   Metro-County's articles of                      Financial voting stock then issued and
                                   incorporation provide that the                  outstanding. Continuing director means
                                   articles of incorporation may be                any individual who (i) was an initial
                                   amended by the affirmative vote of              director of Southern Financial;
                                   the holders of a majority of the                (ii) has been elected to the board of
                                   outstanding shares entitled to vote             directors of Southern Financial at an
                                   thereon, so long as the amendment is            annual meeting of the shareholders more
                                   approved and recommended by at least            than one time; or (iii) was elected to
                                   two-thirds of the directors. If the             fill a vacancy on the board of
                                   amendment is not approved and                   directors of Southern Financial by a
                                   recommended by two-thirds of the                majority of the then remaining
                                   members of the board of directors,              directors and thereafter re-elected at
                                   then the                                        an annual

                                           METRO-COUNTY                                    SOUTHERN FINANCIAL
                                   affirmative vote of the holders of eighty       meeting of the shareholders.
                                   percent (80%) of the outstanding shares
                                   entitled to vote thereon is required.           Southern Financial's bylaws may be
                                                                                   amended by a majority vote of either
                                   Metro-County's bylaws provide that              the Southern Financial board of
                                   the bylaws may be amended or                    directors or its shareholders.
                                   repealed by both the shareholders
                                   and the board of directors, unless
                                   Virginia law reserves such power
                                   solely to shareholders.  Virginia
                                   law provides that the board of
                                   directors of a corporation may amend
                                   the corporation's bylaws unless the
                                   shareholders upon adopting or
                                   amending particular bylaws provide
                                   expressly that the board of
                                   directors may not amend or repeal
                                   that bylaw.

   SHAREHOLDER ACTIONS             Virginia law provides that action               Southern Financial's articles of
   WITHOUT A MEETING:              required or permitted to be taken at            incorporation do not provide for less
                                   a shareholder meeting may be taken              than unanimous consent when shareholder
                                   without a meeting by written consent            action is taken without a meeting, so
                                   signed by all of the shareholders               no action may be taken by written
                                   entitled to vote on the action.                 consent unless all shareholders agree.
                                   There are no provisions to the
                                   contrary contained in Metro-County's
                                   articles of incorporation.

   SPECIAL MEETINGS OF             Virginia law provides that a special            Southern Financial's bylaws provide
   SHAREHOLDERS:                   meeting of the shareholders may be              that special meetings of shareholders
                                   called by the chairman of the board,            may be called at any time but only by
                                   the president, the board of                     the chairman of the board, the
                                   directors or the person authorized              president or the board of directors.
                                   to do so by the articles of
                                   incorporation or bylaws.

                                   Metro-County's bylaws provide that a special meeting of the shareholders may be held on the call of the chairman of the board or a majority of the board of directors. At a special meeting, no business shall be transacted and no corporate action shall be taken other than as stated in the notice of the meeting.

   NOMINATION OF                   The Metro-County bylaws contain                 The Southern Financial bylaws also
   DIRECTORS:                      detailed advance notice and                     contain advance notice and
                                   informational procedures which must             informational procedures which must be
                                   be complied with in order for a                 complied with in order for a
                                   shareholder to nominate a person to             shareholder to nominate a person to
                                   serve as a director. The Metro-County           serve as a director. Southern
                                   bylaws require a shareholder to give            Financial's bylaws provide that
                                   timely notice of a proposed nominee             detailed information along with notice
                                   in advance of the shareholders'                 of a proposed nomination must be
                                   meeting at which directors will be              received by Southern Financial not less
                                   elected. In addition, the Metro-                than 60 nor more than 90 days prior to
                                   County bylaws contain detailed                  the meeting called for the purpose of
                                   advance notice and information                  electing directors.
                                   requirements which must be met in
                                   order for a Metro-County shareholder
                                   to nominate an individual. To be
                                   timely, a shareholder's notice must
                                   be delivered to Metro-County no later
                                   than 30


                                           METRO-COUNTY                                    SOUTHERN FINANCIAL
                                   days prior to the first
                                   anniversary date of the initial
                                   notice given to shareholders of
                                   record of the record date for the
                                   previous annual meting.  In no event
                                   shall such notice be required to be
                                   given more than 90 days prior to the
                                   meeting.

   PROPOSAL OF BUSINESS:           Metro-County's bylaws provide that              Southern Financial's bylaws provide
                                   for a shareholder to properly bring             that to properly bring an issue before
                                   business before a shareholders'                 a shareholders' meeting, notice
                                   meeting, notice must be given to the            containing certain required information
                                   secretary of the corporation.  For              must be received by Southern Financial
                                   notice to be timely, it must be given           not less than 60 nor more than 90 days
                                   not less than 30 days prior to the              prior to any meeting called for the
                                   first anniversary date of the initial           election of directors.
                                   notice given for the previous annual
                                   meeting, but in no case more than 90
                                   days prior to the scheduled meeting
                                   date.

   INDEMNIFICATION;                Virginia law provides that a                    Southern Financial's articles of
   LIMITATION OF                   corporation may indemnify an                    incorporation provide that the
   DIRECTOR LIABILITY:             individual acting in his capacity as            corporation shall indemnify any
                                   a director against liability                    director made a party to a proceeding
                                   incurred if (1) he conducted himself            because he or she is or was a director
                                   in good faith; and (2) he believed:             of the corporation against any
                                   (a) in the case of conduct in his               liability incurred in the proceeding to
                                   official capacity with the                      the extent that Virginia law permits.
                                   corporation, that his conduct was in
                                   its best interest and (b) in all                Southern Financial's articles provide
                                   other cases, that his conduct was at            that no director of Southern Financial
                                   least not opposed to the corporations           will be liable to Southern Financial or
                                   best interests; and (3) in the case             its shareholders for monetary damages
                                   of a criminal proceeding, he had no             for an act or omission in the
                                   reasonable cause to believe his                 director's capacity as a director to
                                   conduct was unlawful.  Furthermore,             the extent that Virginia law permits.
                                   unless limited by the articles of
                                   incorporation, a corporation shall
                                   indemnify a director who entirely
                                   prevails in the defense of any
                                   proceeding to which he is a party
                                   because he is or was a director of
                                   the corporation against reasonable
                                   expenses incurred by him in
                                   connection with the proceeding.

                                   Virginia law also provides that a corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

                                   The Metro-County articles of incorporation provide that a director shall not be liable in any monetary amount for damages arising out of or resulting from a single transaction, occurrence or course of conduct, provided,

                                           METRO-COUNTY                                    SOUTHERN FINANCIAL
                                   however, the director did not willfully
                                   engage in willful misconduct, a knowing
                                   violation of the criminal law or of any
                                   federal or state securities law. The
                                   articles of incorporation further provide
                                   for the indemnification of the directors
                                   against liability incurred in a proceeding
                                   if (i) he conducted himself in good faith,
                                   (ii) he believed, in the case of conduct in
                                   his official capacity with the corporation,
                                   that his conduct was in its best interest,
                                   and in all other cases his conduct was not
                                   opposed to its best interest and (iii) he
                                   had no reason to believe that his conduct
                                   was unlawful. A director may not be
                                   indemnified against his willful misconduct
                                   or knowing violation of the criminal law, or
                                   against any liability incurred by him in any
                                   proceeding charging improper personal
                                   benefit to him.

                         VIRGINIA ANTI-TAKEOVER STATUTES

         The Virginia Stock Corporation Act restricts transactions between a corporation and its affiliates and potential acquirors. The summary below is general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the statutory provisions contained in the Virginia Stock Corporation Act. Because Southern Financial and Metro-County are Virginia corporations, the provisions of the Virginia Stock Corporation Act described below apply to them.

         Affiliated Transactions. The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions," found at Sections 13.1-725 -
727.1 of the Virginia Stock Corporation Act. Affiliated Transactions include certain mergers and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock splits, recapitalizations or mergers of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5% of all outstanding voting shares. For purposes of the Virginia Stock Corporation Act, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the outstanding voting securities of a Virginia corporation.

         Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined below). A Disinterested Director is defined in the Virginia Stock Corporation Act as a member of a corporation's board of directors who

     o was a member before the later of January 1, 1988 or the date on which an Interested Shareholder became an Interested Shareholder, and

     o was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors.

At the expiration of the three year period after a shareholder becomes an Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the Affiliated Transactions statute. In general, the fair price requirements provide that the shareholders must receive the higher of: the highest per share price for their shares as was paid by the Interested Shareholder for his, her or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder, unless approved by a majority of the Disinterested Directors.

         None of the limitations discussed above and special voting requirements apply to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation. Further, restrictions of Affiliated Transactions are generally limited to corporations with more than 300 shareholders of record.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the Virginia Stock Corporation Act provides that by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. We have not adopted such an amendment.

         Control Share Acquisitions. The Virginia Control Share Acquisitions statute, found at Sections 13.1-728 - 728.8 of the Virginia Stock Corporation Act, also is designed to afford shareholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation with 300 or more shareholders which would result in an Acquiring Person's ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33 1/3%, 33 1/3% to 50% or 50% or more (a "Control Share Acquisition").

         Shares that are acquired in a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the company whose shares were acquired. Under certain circumstances, the statute permits an Acquiring Person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide shareholders, among other things, detailed disclosures about his or her identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business.

         Under certain circumstances, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. A corporation may opt-out of the statute, which we have done in our bylaws. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation's shareholders under other provisions of the Virginia Stock Corporation Act.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF METRO-COUNTY

         The following discussion, which analyzes the major elements of Metro-County's financial condition and results of operations, should be read in conjunction with the financial statements and the accompanying notes contained elsewhere in this proxy statement-prospectus.

OVERVIEW

         As of March 31, 2002, Metro-County had total assets of $92.2 million, total loans of $72.3 million, total deposits of $84.1 million and total stockholders' equity of $7.7 million. Metro-County had net income of $91,835 for the three months ended March 31, 2002, and net income of $230,352 and $253,576 during the years ended December 31, 2000 and 2001, respectively. For the year ended December 31, 2001 and for the three months ended March 31, 2002 (on an annualized basis), Metro-County's return on average stockholders' equity was 3.40% and 4.81%, respectively. For the year ended December 31, 2001, and for the three months ended March 31, 2002 (on an annualized basis), Metro-County's return on average assets was 0.29% and 0.40%, respectively.

         With five full-service branches, Metro-County continues to exhibit a positive earnings trend and solid asset growth. As in the past, growth in the loan portfolio continues to be the major driver of net income.

RESULTS OF OPERATIONS

NET INCOME

         Net income for the three months ended March 31, 2002 was $91,835, which represented an increase of $8,350, or 10.0%, over the first three months of 2001. The increase was due primarily to Metro-County's earning asset growth coupled with an improved net interest margin and solid cost containment. Basic earnings per share on a split-adjusted basis through the first quarter of 2002 was $0.04 per share compared with $0.04 per share through the first quarter of 2001.

         As a result of significant growth in Metro-County's loan portfolio, Metro-County's net income in 2001 on a split-adjusted basic per share basis was $253,576, or $0.12 per share, compared to $230,352, or $0.11 per share, in 2000.
Core operating income, defined as net operating income before provisions and taxes, was the strongest in Metro-County's history at $845,645 for the year ended December 31, 2001. This represented an increase of $301,724 from 2000 results.

         Net income for Metro-County in 2000 was $230,352, or $0.11 per share, compared with $194,416, or $0.09 per share, in 1999. This represented, on a pre-tax basis, an increase of 11.3% from fiscal year 1999 results.

NET INTEREST INCOME

         The principal source of earnings for Metro-County is net interest income. Net interest income is the difference between interest and fees generated by earning assets and interest expense paid to fund those assets. As such, net interest income represents the gross profit from Metro-County's lending, investment and funding activities. A large number of variables interact to affect net interest income. Included are variables such as changes in the mix and volume of earning assets and interest-bearing liabilities, market interest rates and the statutory Federal tax rate. It is management's ongoing policy to maximize net interest income through the development of balance sheet and pricing strategies while maintaining appropriate risk levels as set by the board of directors.

         For the first quarter of 2002, net interest income increased $150,000, or 20.5%, over first three months of 2001 due to strong loan growth and lower funding costs.

         Metro-County's net interest income increased 16.4% during the year ended December 31, 2001 to $3.1 million, despite rate reductions and a tighter net interest margin than in 2000. The increase was attributed to solid growth in average interest-earning assets and a reduction in Metro-County's cost of funds.

         As a result of strong loan growth and a higher yields on its loan portfolio during 2000, Metro-County's net interest income increased $467,163, or 21.7% over the year ended December 31, 1999, to $2.6 million, despite higher funding costs.

NET INTEREST MARGIN

         As experienced by many financial institutions during 2001, Metro-County's net interest margin tightened from 4.02% in 2000 to 3.71% in 2001. The contraction resulted from a repricing of the earning asset portfolio at a faster pace than the interest-bearing liability portfolio. The delayed effect is natural given Metro-County's deposit mix. As such, Metro-County's costs of funds may continue to decline and alleviate pressure on the net interest margin.

         Metro-County's net interest margin increased from 3.87% at March 31, 2001 to 3.98% at March 31, 2002, as the deposit base repriced in a lower interest rate environment.

INTEREST EARNING ASSETS

         As of March 31, 2002, average interest-earning assets increased $13.0 million, or 17.2%, compared with the March 31, 2001 amount, as Metro-County continued its historical strategy of building its asset base through loan growth. Average earning assets in 2001 increased by $17.1 million, with $14.7 million derived from loan portfolio growth. With dramatic interest rate reductions in 2001, Metro-County reduced its holdings of liquid assets to 18.9% of average earning assets, compared with 20.2% for 2000. In 2001, Metro-County continued to maintain an average earning assets to total assets ratio of 95%.

INTEREST-BEARING LIABILITIES

         As of March 31, 2002, average interest-bearing liabilities increased $10.0 million, or 15.6%, compared with the March 31, 2001 amount, and were used primarily to fund asset growth. During 2001, Metro-County's strong loan growth was supported with comparable deposit growth, and Metro-County began relying less on higher costing deposits. At December 31, 2001, noninterest-bearing demand deposits, in the aggregate, represented 12.0% of total liabilities, compared with 10.6% at December 31, 2000.

         The following tables provide for each category of earning assets and interest-bearing liabilities, the average amounts outstanding, the interest earned or incurred on such amounts, and the average rate earned or incurred for the three months ended March 31, 2002 and 2001, and for the years ended December 31, 2001 and 2000. The tables also provide the average rate earned on total earning assets, the average rate paid on total interest-bearing liabilities, and the net interest margin on average total earning assets for the same periods.

             AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES

                                                                     THREE MONTHS ENDED MARCH 31,
                                         -----------------------------------------------------------------------------------
                                                           2002                                        2001
                                         ---------------------------------------     ---------------------------------------
                                                         INTEREST      AVERAGE                       INTEREST      AVERAGE
                                          AVERAGE        INCOME/        YIELD/        AVERAGE        INCOME/        YIELD/
                                          BALANCE        EXPENSE         RATE         BALANCE        EXPENSE         RATE
                                         ----------     ----------    ----------     ----------     ----------    ----------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS:
Interest-bearing balances (1) ........    $    8,292     $       51          2.46%           N/A            N/A           N/A
Investment securities ................         2,689             29          4.31         10,925            153          5.61%
Total loans (2) ......................        73,404          1,399          7.62         60,693          1,398          9.21
Federal funds sold ...................         4,443             18          1.62          4,197             54          5.11
                                          ----------     ----------    ----------     ----------     ----------    ----------

Total earning assets .................        88,828          1,497          6.74         75,815          1,605          8.47
                                                         ----------    ----------                    ----------    ----------
   less: allowance for loan losses ...          (879)                                       (746)

Total nonearning assets ..............         4,476                                       4,378
                                           ---------                                   ---------

Total assets .........................     $  92,425                                   $  79,447
                                           =========                                   =========

LIABILITIES AND EQUITY:
Interest-bearing deposits:
   NOW ...............................    $    6,212     $       20          1.29%    $    4,966     $       31          2.48%
   Savings ...........................         1,456              5          1.36          1,070              8          3.15
   Money market ......................        26,364            144          2.18         19,799            232          4.69
   Time deposits >$100,000 ...........         7,642             81          4.24          8,939            143          6.37
   Time deposits <$100,000 ...........        32,839            364          4.43         29,696            458          6.17
                                          ----------     ----------    ----------     ----------     ----------    ----------
Total interest-bearing deposits ......        74,513            614          3.30         64,470            872          5.41

Short-term borrowings ................            --             --            --             --             --            --
                                          ----------     ----------    ----------     ----------     ----------    ----------
Total interest-bearing liabilities ...        74,513            614          3.30         64,470            872          5.41
                                          ----------     ----------    ----------     ----------     ----------    ----------

Noninterest-bearing liabilities:
   Demand deposits ...................         9,766                                       7,129
   Other liabilities .................           505                                         504
                                          ----------                                  ----------

Total liabilities ....................        84,784                                      72,103

Shareholders' equity .................         7,641                                       7,344
                                          ----------                                  ----------

Total liabilities and equity .........    $   92,425                                  $   79,447
                                          ==========                                  ==========

Net interest income ..................                   $      883                                  $      733
                                                         ==========                                  ==========
Interest rate spread (3) .............                                       3.44%                                       3.06%
Interest expense as a percent
   of average earning assets .........                                       2.77%                                       4.60%
Net interest margin (4) ..............                                       3.98%                                       3.87%
Earning assets/total assets ..........                                       96.1%                                       95.4%

----------

(1) Metro-County began increasing its investment grade certificates of deposit and money market accounts after the first quarter of 2001. As a result, Metro-County did not have interest-bearing assets during the first quarter of 2001 other than as identified in this table.

(2)  Nonaccruing loans are included in average loans outstanding.

(3) Interest spread is the average yield earned on earning assets less the average rate paid on interest-bearing liabilities.

(4) Net interest margin is net interest income expressed as a percentage of average earning assets.

             AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES

                                                                       YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------------------------------------
                                                           2001                                        2000
                                         ---------------------------------------     ---------------------------------------
                                                         INTEREST      AVERAGE                       INTEREST      AVERAGE
                                          AVERAGE        INCOME/        YIELD/        AVERAGE        INCOME/        YIELD/
                                          BALANCE        EXPENSE         RATE         BALANCE        EXPENSE         RATE
                                         ----------     ----------    ----------     ----------     ----------    ----------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS:
Investment securities ................   $    4,455    $      225          5.05%    $   10,852    $      606          5.58%
Total loans (1) ......................       66,707         5,792          8.68         51,963         4,756          9.15
Federal funds sold and interest
   bearing bonds .....................       11,084           411          3.71          2,299           146          6.35
                                         ----------    ----------    ----------     ----------    ----------    ----------

Total earning assets .................       82,246         6,428          7.82%        65,114         5,508          8.46%
                                         ----------    ----------    ----------     ----------    ----------    ----------
Less allowance for loan losses .......          804                                        575

Total nonearning assets ..............        4,772                                      3,689
                                         ----------                                 ----------

Total assets .........................   $   86,214                                 $   68,228
                                         ==========                                 ==========

LIABILITIES AND EQUITY:
Interest-bearing deposits:
   NOW ...............................   $    5,389    $      117          2.17%    $    4,057    $       99          2.44%
   Savings ...........................        1,201            31          2.58          1,085            35          3.23
   Money market ......................       22,192           830          3.74         17,531           825          4.71
   Time deposits >$100,000 ...........        8,912           520          5.83          7,077           425          6.01
   Time deposits <$100,000 ...........       32,499         1,879          5.78         25,738         1,502          5.84
                                         ----------    ----------    ----------     ----------    ----------    ----------
Total interest-bearing deposits ......       70,193         3,377          4.81         55,488         2,886          5.20
                                         ----------    ----------    ----------     ----------    ----------    ----------

Short-term borrowings ................           --            --            --             34             2          5.88
                                         ----------    ----------    ----------     ----------    ----------    ----------
Total interest-bearing liabilities ...       70,193         3,377          4.81         55,522    $    2,888          5.20
                                         ----------    ----------    ----------     ----------    ----------    ----------

Noninterest-bearing liabilities:
   Demand deposits ...................        8,035                                      5,305
   Other liabilities .................          528                                        431
                                         ----------                                 ----------

Total liabilities ....................       78,756                                     61,258

Shareholders' equity .................        7,458                                      6,970
                                         ----------                                 ----------

Total liabilities and equity .........   $   86,214                                 $   68.228
                                         ==========                                 ==========

Net interest income ..................                 $    3,051                                 $    2,620
                                                       ==========                                 ==========
Interest rate spread (2) .............                                     3.01%                                      3.26%
Net interest margin (3) ..............                                     3.71%                                      4.02%
Earning assets/total assets ..........                                    95.40%                                     95.50%

----------

(1)  Nonaccruing loans are included in average loans outstanding.

(2) Interest spread is the average yield earned on earning assets less the average rate paid on interest-bearing liabilities.

(3) Net interest margin is net interest income expressed as a percentage of average earning assets.

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

         As with net interest income, noninterest income and expenses are valuable components in Metro-County's profitability model. Noninterest income is generated through service fees on deposit accounts and merchant income. For the three months ended March 31, 2002, noninterest income equaled $149,000, down 20.7% from $188,000 for the comparable period in 2001. As management continued to focus on cost containment, noninterest expense for the three months ended March 31, 2002 was basically unchanged at $736,000 compared with $732,000 for the same period in 2001. Salary and benefits expenses during the quarter ended March 31, 2002 remained unchanged at $300,000 versus the first quarter of 2001.

         While 2001 was a successful year in the net interest income segment of the income statement, Metro-County's strength in generating non-interest income was even more prevalent with non-interest revenue accelerating 64.17% to $674,518 from $410,877 in fiscal 2000. The increase resulted from favorable loan growth and the expansion of the deposit base.

         As economies of scale began to materialize, Metro-County's efficiency ratio improved for 2001 as indicated by an efficiency ratio (defined as noninterest expense divided by net interest income before provisions plus noninterest income) of 77.3% versus 82.1% for 2000. Another method in evaluating efficiency is comparing total operating expense as a percentage of average assets. This ratio improved for 2001 by declining 20 basis points to 3.45%. Salaries and benefits expense, which is a major factor in operating expenses, were well contained at only 1.50% of average assets at December 31, 2001, versus 1.72% of average assets at December 31, 2000.

ANALYSIS OF FINANCIAL CONDITION

ASSETS AND LOANS

         At March 31, 2002, Metro-County's total assets were $92.2 million, a decrease of $1.6 million, or 1.7%, from total assets of $93.8 million at December 31, 2001. When compared with the first quarter of 2001, total assets increased $10.5 million, or 12.9%. Asset growth was generated primarily through the loan portfolio. Average assets at March 31, 2002 were $92.4 million, up 7.2% from average assets of $86.2 million at December 31, 2001. Average earning assets represented 96.1% of average total assets at March 31, 2002.

         Loans represent the largest component of earning assets. The loan portfolio is predominately comprised of loans on a secured basis and adequately diversified among the various loan segments. Consistent with Metro-County's focus on providing community-based financial services, it generally does not make loans outside its principal market regions. By policy, it does not originate or purchase highly leveraged loans. During the first three months of 2002, gross loans have decreased $1.9 million to $72.3 million as loan paydowns exceeded loan bookings. However, loan demand continues to be strong in Metro-County's market. As a consequence of lower interest rates, loan yields declined 159 basis points to 7.6% during the twelve month period ended March 31, 2002. While lower interest rates reduced loan yields, this was more than offset by lower funding costs. During the twelve month period ended March 31, 2002, Metro-County has reduced its funding costs 2.11% to 3.30%.

         At December 31, 2001, total assets equaled $93.8 million, which was an 18.8% increase over $79.0 million at December 31, 2000. Gross loans represented 79.1% of total assets and 81.1% of average earning assets at December 31, 2001. During the year ended December 31, 2001, Metro-County's loan portfolio grew 27.5% to $74.2 million as a result of increased loan demand, with a majority of growth derived from an increase in loans in the commercial and real estate segments.

         At December 31, 2000, Metro-County had total assets of $79.0 million, representing a 28.1% increase over the December 31, 1999 balance of $61.6 million. Gross loans were $58.2 million at December 31, 2000, representing a 23.6% increase from gross loans of $47.1 million at December 31, 1999. The increase was primarily the result of strong loan demand and the need for a locally owned and operated community bank in the Richmond metropolitan area.

         The following table provides information on the composition of Metro-County's loan portfolio by type of loan on the dates indicated.

                           LOAN PORTFOLIO COMPOSITION

                                                      DECEMBER 31,
                                               --------------------------
                                                  2001            2000
                                               ----------      ----------
         LOAN TYPE                                   (IN THOUSANDS)
         ---------

         Commercial ......................     $   30,444      $   22,270
         Real estate:
                  Mortgage ...............         30,808          23,530
                  Construction ...........          5,428           5,510
         Consumer ........................          7,519           6,899
                                               ----------      ----------
             Total gross loans ...........         74,199          58,209

         Allowance for loan losses .......           (831)           (729)
                                               ----------      ----------
                  Loans, net .............     $   73,368      $   57,480
                                               ==========      ==========

         The following table presents the maturities of loans for Metro-County as of December 31, 2001. Maturities of loans are not readily available by loan category.

                       MATURITY SCHEDULE OF SELECTED LOANS

                  MATURITY PERIOD                            DECEMBER 31, 2001
                  ---------------                            -----------------
                                                               (IN THOUSANDS)

                  Within one year ........................     $     30,444
                  Over one year through five years .......           42,579
                  Over five years ........................            1,176
                                                               ------------
                           Total gross loans .............     $     74,199
                                                               ============

ASSET QUALITY

         As of March 31, 2002, $225,000 in loans were on non-accrual status. Metro-County had only $1,000 in loans that were 90 days or more past due at the end of the first quarter of fiscal 2002. The ratio of allowance for loan losses to loans, net of unearned income and fees, was 1.36% at March 31, 2002 compared with 1.25% at March 31, 2001 and 1.12% at December 31, 2001. For the first three months of 2002, $156,600 was provided to the loan loss reserve, and Metro-County incurred $4,000 of net charge-offs. The ratio of the allowance for loan losses to non-performing loans was 4.37 times as of March 31, 2002.

         At December 31, 2001, there were no loans more than 90 days past due, no other real estate acquired through foreclosure, and only one non-accrual loan of $42,000. This single non-accrual loan was reinstated as a performing asset subsequent to year-end 2001. At December 31, 2000, there were $9,586 of credit card loans that were more than 90 days past due. During 2000, Metro-County restructured a $99,000 loan in order to strengthen Metro-County's collateral position.

         Risk elements associated with the loan portfolio are presented below. Metro-County places a loan on non-accrual status when a loan is specifically determined to be impaired or when principal is past due for 90 days or more, unless the debt is both well secured and in the process of being collected.

                         RISK ELEMENTS OF LOAN PORTFOLIO

                                                                  DECEMBER 31,
                                                        -----------------------------
                                                           2001               2000
                                                        ------------      -----------
                                                             (DOLLARS IN THOUSANDS)
Non-accrual loans................................       $         42      $        --
                                                        ------------      -----------

     Total non-performing assets.................       $         42      $        --
                                                        ============      ===========

Loans past due 90 days and still
     accruing interest...........................       $         --      $        10
                                                        ============      ===========

Troubled debt restructurings not
     included above..............................       $         --      $        99
                                                        ============      ===========

PROVISION/ALLOWANCE FOR LOAN LOSSES

         The provision for loan losses is a charge against earnings necessary to maintain the allowance for loan losses at a level consistent with management's evaluation of the credit quality and risk of the loan portfolio. Metro-County maintains an allowance which management believes represents a conservative estimate of potential losses in Metro-County's loan portfolio. To achieve this goal, the loan loss provision must be sufficient to cover loans charged off plus the growth, if any, in the loan portfolio. In determining the adequacy of the allowance for loan losses, management uses a methodology that specifically identifies and reserves for higher risk loans. A general reserve is established of non-specifically reserved loans. Loans in a non-accrual status and over 90 days past due are considered in this evaluation, as well as other loans that may be a potential loss.

         The provision for loan losses for the period ended March 31, 2002 was $156,600, an increase of $94,664 compared with the provision made during the first quarter of 2001. The increased level of the provision reflects the growth in the loan portfolio and management's discretion. Management anticipates that additional provision will be needed in future periods to ensure an adequate allowance for loan losses. Since the amount of the provision is largely dependent on loan growth, the level of which is difficult to ascertain, management is unable to precisely determine the amount of provision that may ultimately be necessary.

         During 2001, Metro-County provided $471,494 to the loan loss reserve, compared with $218,241 in fiscal year 2000. Given these allocations, coupled with net charge-offs of $369,494 in 2001, the loan loss reserve equaled 1.12% of total loans. While the level of charge-offs in 2001 exceeded Metro-County's loss history, $348,546 of this amount was attributable to a one-time event related to a single borrower that has no other direct or indirect exposure to Metro-County.

         The loan loss provision was $218,241 in 2000, compared with $342,119 in 1999. With only $12,241 of net charge-offs, this created an allowance for loan loss of $729,000, which represented 1.25% of gross loans compared with 1.11% at December 31, 1999.

         The following table shows Metro-County's loan loss and recovery experience for the past three years.


                      SUMMARY OF ALLOWANCE FOR LOAN LOSSES

                                                       AS OF AND FOR THE
                                                    YEARS ENDED DECEMBER 31,
                                             -------------------------------------
                                                2001          2000          1999
                                             ---------     ---------     ---------
                                                     (DOLLARS IN THOUSANDS)
    Balance beginning of period ..........   $ 729,000     $ 523,000     $ 190,000

    Loans charged off Consumer ...........    (379,839)      (12,241)      (14,900)

    Recoveries ...........................      10,345            --         5,781
                                             ---------     ---------     ---------
    Net loans charged off ................    (369,494)      (12,241)       (9,119)

    Provision for loan losses ............     471,494       281,241       342,119

    Balance end of period ................   $ 831,000     $ 729,000     $ 523,000

    Net charge-offs to average loans .....         .55%          .02%          .02%

         A breakdown of the allowance for loan losses for the past two years, along with the percent of loans in each major category, is provided in the following table. Management of Metro-County does not believe that the allowance for loan losses can be fragmented by category with any precision that would be useful to investors. The breakdown of the allowance for loan losses is based primarily upon those factors discussed above in computing the allowance as a whole. Because all of these factors are subject to change, the breakdown is not necessarily indicative of the category of future losses.

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                              DECEMBER 31, 2001                    DECEMBER 31, 2000
                                        -------------------------------     -------------------------------
                                                       PERCENT OF LOANS                    PERCENT OF LOANS
                                                       IN EACH CATEGORY                    IN EACH CATEGORY
                                        ALLOWANCE       TO TOTAL LOANS      ALLOWANCE       TO TOTAL LOANS
                                        ---------      ----------------     ---------      ----------------
                                                             (DOLLARS IN THOUSANDS)
Commercial....................            $  341            41.03%            $  279              38.25%
Real estate-mortgage..........               345            41.52                295              40.42
Real estate-construction......                61             7.32                 69               9.47
Consumer......................                84            10.13                 86              11.86
                                          ------           ------             ------             ------
      Total allowance.........            $  831           100.00%            $  729             100.00%
                                          ======           ======             ======             ======

         Management and the board of directors believe that the allowance at March 31, 2002 was adequate relative to current levels of risk in the portfolio. Continued loan growth will warrant additional provisions in the future.

LIQUIDITY AND FUNDING SOURCES

         The objective of Metro-County's liquidity planning and management includes providing adequate funds to meet the needs of depositors and borrowers at all times, as well as providing funds to meet the basic needs for ongoing operations, and to allow funding of longer-term investment opportunities and regulatory requirements. Sufficient assets are maintained on a short-term basis to meet anticipated and unanticipated liquidity demands. Funding sources also include a diverse and stable core deposits base. Liquidity is maintained through maturity management and our ability to liquidate assets, which include federal funds sold and the available-for-sale portion of the investment portfolio. Other sources of liquidity include $9.7 million in available, unused borrowing facilities at March 31, 2002.

INVESTMENT ACTIVITIES

         In accordance with Metro-County's strategy to selectively reinvest and maintain a short effective duration on the securities portfolio, Metro-County purchased various U.S. agency securities during the first quarter of 2002. As of March 31, 2002, the amortized costs of these holding equaled $3.2 million. Metro-County also holds short-term investments in interest bearing accounts, including a $5.6 million money market account and $2.5 million of investment grade certificates of deposit.

         At December 31, 2001, Metro-County maintained a strong liquidity position with ample asset based funds. As a result of a lower rate environment and the call features that were embedded in Metro-County's securities portfolio, all of these investments were called during the second quarter of 2001. Subsequently, a majority of the proceeds were reinvested into cash equivalents, which consisted of $1.6 million in federal funds and $11.2 million in interest-bearing deposits. At December 31, 2001, the available-for-sale securities portfolio totaled $2.7 million and had an average stated maturity of less than two years.

         At December 31, 2000, federal funds sold equaled $5.2 million compared with $750,000 at December 31, 1999. The entire securities portfolio is designated as available-for-sale and consists entirely of U.S. Government Agency securities. As of December 31, 2000, the weighted average maturity of the investment portfolio was 2.1 years.

         The following table provides information on Metro-County's securities portfolio as of the dates indicated.

                        SECURITIES PORTFOLIO COMPOSITION

                                                                              DECEMBER 31,
                                                                       -------------------------
                                                                        2001             2000
                                                                       -------         ---------
                                                                         (DOLLARS IN THOUSANDS)
       AMORTIZED COST:......................................           $ 2,750         $  11,204

       FAIR VALUE:..........................................             2,764            11,113
       Unrealized Gain or (Loss) in
       U.S. Government Agencies and Corporations............           $    14         $     (91)

         The following table provides the maturity distribution and weighted average yield of the investment portfolio of Metro-County as of December 31, 2001.

               INVESTMENT MATURITY DISTRIBUTION AND AVERAGE YIELD

                                                                                                  WEIGHTED
                                                                 AMORTIZED       FAIR MARKET      AVERAGE
    MATURITY PERIOD                                                COST             VALUE         YIELD(2)
    ---------------                                              ---------       -----------      --------
                                                                           (DOLLARS IN THOUSANDS)
    Within one year....................................                 --              --              --
    After one year to five years.......................             $2,512          $2,526            4.47%
    After five years through ten years.................                 --              --              --
    Other..............................................                238             238              --

----------
     (1) Maturity dates represent final stated maturity not next repricing or call date

     (2)  Weighted Average Yield is based on amortized cost

DEPOSITS

         The deposit base offers Metro-County a primary source of funds to support asset growth. As of March 31, 2002, total deposits equaled $84.1 million and represented 91.3% of total assets. The deposit base is comprised of $40.2 million in certificates of deposit, of which $7.6 million had balances greater than $100,000, $34.6 million in NOW, money market and savings accounts, and $9.3 million of noninterest-bearing demand deposits. With certificates of deposit representing 47.8% of total deposits at March 31, 2002, the maturing and repricing of these deposits is an important variable for Metro-Country's net interest margin.

         Overall, Metro-County experienced favorable changes in the deposit mix in 2001, which attributed to the reduction in Metro-County's cost of funds. Total deposits for the year ended 2001 equaled $85.8 million, an increase of $14.5 million, or 20.3%, from December 31, 2000. The expansion of the deposit base basically funded Metro-County's substantial loan growth for 2001. Metro-County experienced solid growth in core deposits, with less funding reliance on higher costing certificates of deposit. As of December 31, 2001, certificates of deposit represented 48.8% of total deposits, versus 54.4% as of December 31, 2000.

         Of particular note in 2001 was the $2.8 million increase in Metro-County's noninterest-bearing deposit base. This reflects Metro-County's strategy of attracting low cost deposits and customers realizing the significant benefits and value of banking with Metro-County Bank.

         Deposits totaled $71.3 million at December 31, 2000, an increase of 30.8% over the prior year. The growth was concentrated in Metro-County's core deposit base with time deposits having a balance less than $100,000 increasing by $7.4 million or 33.0%. In 2000, Metro-County made significant progress attracting noninterest-bearing "demand deposits." For the year ended December 31, 2000, demand deposits increased to $7.6 million, or 60.2%, from $4.7 million at December 31, 1999.

         The average balance and rates for certain categories of deposits for the last two years are shown in the following table.

                                AVERAGE DEPOSITS

                                                          2001                           2000
                                               --------------------------      ------------------------
                                                AVERAGE          AVERAGE        AVERAGE        AVERAGE
                                                BALANCE           RATE          BALANCE         RATE
                                               ----------      ----------      -----------    ---------
                                                                (DOLLARS IN THOUSANDS)
Noninterest-bearing demand deposits.....       $    8,035              --      $     5,305           --
                                               ----------                      -----------
Interest-bearing deposits:
     Now................................       $    5,389            2.17%     $     4,057         2.44%
     Savings............................            1,201            2.58            1,085         3.23
     Money market.......................           22,192            3.74           17,531         4.71
     Time deposits >$100,000............            8,912            5.83            7,077         6.01
     Time deposits <$100,000 ...........           32,499            5.78           25,738         5.84
                                               ----------      ----------      -----------    ---------

Total interest-bearing deposits.........       $   70,193            4.81%     $    55,488         5.20%
                                               ----------      ----------      -----------    ---------

Total average deposits..................       $   78,228                      $    60,793
                                               ==========                      ===========

         As of March 31, 2002 and December 31, 2001, total time deposits over $100,000 represented 9.0% and 9.5%, respectively, of total deposits. Of the amount at March 31, 2002, $6.5 million had a term of one year or less.

         The following table sets forth the amount of Metro-County's certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 2002 and December 31, 2001.

                        TIME DEPOSITS OF $100,000 OR MORE

                                                           DECEMBER 31, 2001
                                                      --------------------------
                                                        AMOUNT          PERCENT
                                                      ------------    ----------
MATURITY PERIOD                                          (DOLLARS IN THOUSANDS)
---------------
Three months or less............................      $      2,288          27.98%
Over three months to twelve months..............             4,615          56.43
One year through five years.....................             1,275          15.59
Over five years.................................                --             --
                                                      ------------    -----------
         Total..................................      $      8,178         100.00%

SHORT-TERM AND LONG-TERM DEBT

         During 2000, Metro-County's short-term debt consisted solely of federal funds purchased, which averaged $34,030 for the year. Metro-County has not carried short-term debt since 2000. Metro-County has no long-term debt obligations.

INTEREST RATE SENSITIVITY

         Interest rate risk management is the process of managing the maturity and re-pricing characteristics of Metro-County's assets and liabilities in such a manner that the downside risk associated with Metro-County's earnings and capital position are minimized. Measuring and monitoring interest rate risk is a dynamic and important process that is regularly performed by management. Metro-County recognizes that correlations and assumptions constantly change and that forecasted results may vary from actual performance.

         Simulation analysis is the primary tool used to manage the exposure of net interest income and margin to volatile interest rates. This type of analysis computes the amount of net interest income at risk from volatile interest rates along with pricing and balance sheet movements. The simulation model creates various scenarios looking at increases and/or decreases in interest rates from an instantaneous parallel-movement in rates. The model utilizes various correlation factors in determining Metro-County's risk exposure. As with balance sheet movements, correlations change and are subject to management's discretion.

         As of March 31, 2002, Metro-County's interest rate risk exposure was acceptable under all scenarios. Given an immediate parallel 200 basis point interest rate increase, net interest income may increase 4.50% within the next twelve months.

                       INTEREST RATE SENSITIVITY ANALYSIS
                               (AT MARCH 31, 2002)

                                            WITHIN      90 - 365      1 TO 3       OVER
                                            90 DAYS      DAYS         YEARS       3 YEARS
                                            --------    --------     --------     --------
                                                        (DOLLARS IN THOUSANDS)
Average interest-earning assets .........   $ 34,677    $  8,312     $ 21,049     $ 23,042
Average interest-bearing liabilities ....      7,298      56,227       10,303          884
Average period gap ......................     27,379     (47,915)      10,746       22,158
Average cumulative gap ..................     27,379     (20,536)      (9,790)      12,368
Ratio of average cumulative gap to
average earning assets ..................       31.4%      (23.6)%      (11.2)%       14.2%

     (1)  Includes non-accrual loans

     (2) As a result of correlations and various assumptions used by management, the ratio of cumulative gap to total earning assets may not necessarily indicate the sensitivity of the balance sheet due to fluctuating interest rates. The figures included above are based on a 200 basis point increase in rates.

         As of December 31, 2001, Metro-County's interest rate risk model indicated that, given a 300 basis point fluctuation of interest rates in either direction, the impact on net interest income would be less than 10% within the one-year period. The model also indicated that if interest rates increase within the one-year period, net interest income may rise.

         As of December 31, 2000, Metro-County's interest sensitive liabilities exceeded interest sensitive assets within a one year period by $24.9 million, or 33.09% of average earning assets. Metro-County' liability sensitive position resulted from it having the ability to reset rates paid on deposits within a short period of time.

         The following table summarizes Metro-County's interest sensitivity position at December 31, 2001.

                       INTEREST RATE SENSITIVITY ANALYSIS
                             (AT DECEMBER 31, 2001)

                                                 WITHIN     90 - 365      1 TO 3       OVER
                                                90 DAYS       DAYS         YEARS      3 YEARS      TOTAL
                                                --------    --------     --------     --------    --------
                                                                  (DOLLARS IN THOUSANDS)
EARNING ASSETS:

Loans (1) ...................................   $ 24,303    $  5,783     $ 20,350     $ 22,766    $ 73,202
Investments securities ......................      1,000          --        1,513           --       2,513
Federal funds sold & interest-bearing bank
  accounts ..................................     11,772       2,000           --           --      13,772
                                                --------    --------     --------     --------    --------

      Total earning assets ..................   $ 37,075    $  7,783     $ 21,863     $ 22,766    $ 89,487
                                                ========    ========     ========     ========    ========

INTEREST-BEARING LIABILITIES:

Interest checking ...........................   $     --    $  6,044     $     --     $     --    $  6,044
Savings .....................................         --       1,381           --           --       1,381
Money market deposits .......................         --      25,211           --           --      25,211
Time deposits <$100,000 .....................      7,204      16,511        9,382          996      34,093
Time deposits >$100,000 .....................      2,362       4,764        1,316           --       2,820
                                                --------    --------     --------     --------    --------
      Total interest-bearing liabilities ....   $  9,566    $ 53,936     $ 10,699     $    996    $ 75,196
                                                ========    ========     ========     ========    ========

Period gap ..................................     27,509     (46,153)      11,164       21,770      14,290
Cumulative gap ..............................     27,509     (18,644)      (7,480)      14,290
Ratio of cumulative gap to
      total earning assets ..................      30.74%     (20.83)%       8.35%       15.97%

----------
     (1)  Includes non-accrual loans.

     (2) As a result of correlations and various assumptions used by management, the ratio of cumulative gap to total earning assets may not necessarily indicate the sensitivity of the balance sheet due to fluctuating interest rates. The figures included above are based on a 100 basis point increase in interest rates.

CAPITAL RESOURCES

         The adequacy of Metro-County's capital is reviewed by management on an ongoing basis with reference to the size, composition and quality of its asset and liability levels and is consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that assures an adequate level to support anticipated asset growth and absorb potential losses. During 2001, as Metro-County continued its growth strategy and enhancing shareholder value in the process, average equity to average assets decreased from 10.1% at year-end 2000 to 8.7% at year-end 2001.

         Total stockholders' equity at March 31, 2002 was $7.7 million, an increase of $73,000 from December 31, 2001. The increase was primarily the result of earnings retention.

         In accordance with federal banking regulations, banks must maintain minimum levels of capital. These banking regulations measure capital adequacy using three formulas, including Tier 1 capital, Total capital, and Leverage capital. See "Business of Metro-County - Regulation - Capital Requirements."

         Metro-County is considered to be "well-capitalized" under regulatory guidelines. At March 31, 2002, Metro-County had Total and Tier 1 risk-based capital ratios of 11.41% and 10.16%, respectively. Metro-County's Leverage ratio equaled 8.31% at March 31, 2002. As management maximizes shareholders' equity through asset growth, Metro-County's regulatory capital ratios may decline.

                          CAPITAL COMPONENTS AND RATIOS

         The table below provides information on Metro-County's required and actual capital components as of March 31, 2002.

                                                                                                     TO BE WELL
                                                                               FOR CAPITAL           CAPITALIZED
                                                                                ADEQUACY       UNDER PROMPT CORRECTIVE
                                                            ACTUAL              PURPOSES          ACTION PROVISIONS
                                                     -------------------   ------------------   ----------------------
                                                       AMOUNT      RATIO    AMOUNT      RATIO    AMOUNT      RATIO
                                                     ---------     -----   ---------    -----   ---------    ------
                                                                         (DOLLARS IN THOUSANDS)
Total Capital (to Risk Weighted Assets)........      $   8,620     11.41%  $   6,045      8.0%  $   7,556     10.0%
Tier 1 Capital (to Risk Weighted Assets).......          7,675     10.16       3,022      4.0       4,533      6.0
Tier 1 Capital (to Average Assets).............          7,675      8.31       3,696      4.0       4,620      5.0

         The table below provides information on Metro-County's required and actual capital components as of December 31, 2001.

                                                                                                     TO BE WELL
                                                                               FOR CAPITAL           CAPITALIZED
                                                                                ADEQUACY       UNDER PROMPT CORRECTIVE
                                                            ACTUAL              PURPOSES          ACTION PROVISIONS
                                                     -------------------   ------------------   -------------------
                                                      AMOUNT       RATIO    AMOUNT      RATIO    AMOUNT      RATIO
                                                     ---------     -----   ---------    -----   ---------    ------
                                                                         (DOLLARS IN THOUSANDS)
Total Capital (to Risk Weighted Assets)........      $   8,413     10.91%  $   6,167      8.0%  $   7,709     10.0%
Tier 1 Capital (to Risk Weighted Assets).......          7,582      9.84       3,084      4.0       4,625      6.0
Tier 1 Capital (to Average Assets).............          7,582      8.22       3,689      4.0       4,612      5.0

                            BUSINESS OF METRO-COUNTY

GENERAL

         Metro-County, a Virginia banking corporation headquartered in Mechanicsville, Virginia, was incorporated under the laws of the Commonwealth of Virginia as a state chartered bank in 1996 and began banking operations on May 20, 1997. Metro-County is a community oriented financial institution that provides a variety of banking services to small and medium-sized businesses, professionals and individuals located in its market area, which consists of the Greater Richmond area. Metro-County strives to provide its customers with products comparable to statewide regional banks located in its market area, while maintaining the prompt response and personal level of service of a community bank. Management believes this operating strategy has particular appeal in Metro-County's market area.

         Metro-County currently conducts business from five full-service offices located in the metropolitan Richmond, Virginia area. In 1998, Metro-County permanently established its main office at 8206 Atlee Road, Mechanicsville, Virginia. In October 1998, Metro-County opened its second office at 5419 Lakeside Avenue in Henrico County, and in January 1999, opened a third office at 2801 Parham Road, also in Henrico County. In November 1999, a fourth office was opened at 6401 Horsepen Road in Henrico County and in May 2000, a fifth office was opened at 3124 West Broad Street in Richmond. The Richmond office also serves as an Operations Center. Metro-County has no operating subsidiaries.

         Metro-County offers a full range of deposit services, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to short-term and longer-term certificates of deposit. The transaction accounts and time certificates are tailored to Metro-County's market area at rates competitive to those offered in the area. In addition, Metro-County offers certain retirement account services, such as Individual Retirement Accounts (IRAs). Metro-County solicits such accounts from individuals, businesses, associations and organizations and governmental authorities.

         Metro-County also offers a full range of short-to-medium term commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements) and purchase of equipment and machinery. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. Additionally, Metro-County originates fixed and floating-rate mortgage loans and real estate construction and acquisition loans.

         Other services offered by Metro-County include safe deposit boxes, certain cash management services, travelers checks, direct deposit of payroll and social security checks and automatic drafts for various accounts. In addition, Metro-County has become associated with a shared network of automated teller machines (ATMs) that may be used by Metro-County customers throughout Virginia and other states located in the Mid-Atlantic region and nationally.

MARKET AREA

         Metro-County's market area consists of Hanover, Henrico and Goochland Counties and the state capital of Richmond. Metro-County's primary service area is Hanover County, Virginia, as well as the surrounding sections of Henrico County, eastern Goochland County, and the portion of the City of Richmond north of the James River.

EMPLOYEES

         As of March 31, 2002, Metro-County had 28 full-time equivalent employees. None of its employees are represented by any collective bargaining agreements.

COMPETITION

         Metro-County competes as a financial intermediary with other commercial banks, savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the metropolitan Richmond market area and elsewhere. Many of Metro-County's nonbank competitors are not subject to the same extensive federal regulations that govern federally-insured banks and state regulations governing state chartered banks. As a result, such nonbank competitors may have certain advantages over Metro-County in providing certain services.

REGULATION

         Metro-County is subject to various state and federal banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. Metro-County is subject to regulation and examination by the Federal Reserve Board, and is required to file periodic reports and any additional information that the Federal Reserve Board may require. Metro-County is also subject to supervision, regulation, and examination by the Bureau of Financial Institutions of the Virginia Stock Corporation Commission and the Federal Deposit Insurance Corporation. As such, Metro-County is subject to various statutes and regulations administered by these agencies that govern, among other things, required reserves, investments, loans, lending limits, acquisitions of fixed assets, interest rates payable on deposits, transactions among affiliates and Metro-County, the payment of dividends, mergers and consolidations, and establishment of branch offices. The following is a summary of the material provisions of certain statutes, rules and regulations that affect Metro-County and is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below.

         CAPITAL REQUIREMENTS. The various federal bank regulatory agencies, including the Federal Reserve, have adopted risk-based capital requirements for assessing bank capital adequacy. In addition, Virginia chartered banks must also satisfy the capital requirements adopted by the Virginia Bureau of Financial Institutions. The federal capital standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, as adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profile among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate risk weights.

         The minimum requirement for the ratio of total capital risk-weighted assets (including certain off-balance sheet obligations, such as stand-by letters of credit) is 8.0%. At least half of the risk-based capital must consist of common equity, retained earnings and qualifying perpetual preferred stock, less deductions for goodwill and various other tangibles (Tier 1 capital). The remainder (Tier 2 capital) generally consists of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, preferred stock and a limited amount of the general valuation allowance for loan losses.

         The Federal Reserve also has adopted regulations which supplement the risk-based guidelines to include a minimum leverage ratio of Tier 1 capital to quarterly average assets (leverage ratio) of 3%. The Federal Reserve has emphasized that the foregoing standards are supervisory minimums and that a banking organization will be permitted to maintain such minimum levels of capital only if it receives the highest rating under the regulatory rating system and the banking organization is not experiencing or anticipating significant growth. All other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0% of Tier 1 capital. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less deductions for intangibles otherwise includable in Tier 1 capital, to total tangible assets.

         DIVIDENDS. The amount of dividends payable by Metro-County depends upon its earnings and capital position, and is limited by federal and state law, regulations and policy. In addition, Virginia law imposes restrictions on the ability of all banks chartered under Virginia law to pay dividends. Under such law, no dividend may be declared or paid that would impair a bank's paid-in capital. The Virginia Bureau of Financial Institutions, the Federal Reserve and the FDIC each have the general authority to limit dividends paid by Metro-County if such payments are deemed to constitute an unsafe and unsound practice. In particular, the Federal Deposit Insurance Act would prohibit Metro-County from making a dividend if it were "undercapitalized" or if such dividend would result in the institution becoming "undercapitalized."

         DEPOSIT INSURANCE. The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), requires that the federal banking agencies establish five capital levels for insured depository institutions - "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized" - and requires or permits such agencies to take certain supervisory actions as an insured institution's capital level falls. In certain circumstances, a financial institution's low capital position can lead to enhanced restrictions by the FDIC. An "adequately capitalized" institution is restricted from accepting brokered deposits, and a "significantly undercapitalized" institution must develop a capital restoration plan and is subject to a number of mandatory and discretionary supervisory actions. These powers and authorities are in addition to the traditional powers of the federal banking agencies to deal with undercapitalized institutions.

         SAFETY AND SOUNDNESS. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized," all such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

         FDICIA also requires each federal banking regulatory agency to prescribe, by regulation or guideline, standards for all insured depository institution holding companies relating to

          o    internal controls;

          o    loan documentation;

          o    credit underwriting;

          o    interest rate risk exposure;

          o    asset growth;

          o    compensation, fees and benefits; and

          o such other operational and managerial standards as the agency determines to be appropriate.

         The compensation standards would prohibit employment contracts or other compensatory arrangements that provide excess compensation, fees or benefits or could lead to material financial loss. In addition, each federal banking regulatory agency must prescribe, by regulation or guideline, standards relating to asset quality, earnings and stock valuation as the agency determines to be appropriate. In general, the standards adopted by the federal banking agencies concerning safety and soundness relate to (1) operational and managerial matters; (2) asset quality and earnings; and (3) compensation. The operational and managerial standards cover (a) internal controls and informational systems,
(b) internal audit systems, (c) loan documentation, (d) credit underwriting, (e) interest rate exposure, (f) asset growth and (g) compensation, fees and benefits.

         ACTIVITIES AND INVESTMENTS OF INSURED STATE-CHARTERED BANKS. The activities and equity investments of FDIC-insured, state chartered banks are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things:

          o    acquiring or retaining a majority interest in a subsidiary;

          o investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of Metro-County's total assets;

          o acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors', trustees' and officers' liability insurance coverage or bankers' blanket bond group insurance coverage for insured depository institutions; and

          o acquiring or retaining the voting shares of a depository institution if certain requirements are met.

         In addition, an insured state-chartered bank may not, directly, or indirectly through a subsidiary, engage as "principal" in any activity that is not permissible for a national bank unless the FDIC has determined that such activities would pose no risk to the insurance fund of which it is a member and Metro-County is in compliance with applicable regulatory requirements. Any insured state-chartered bank directly or indirectly engaged in any activity that is not permitted for a national bank must cease the impermissible activity.

         REGULATORY ENFORCEMENT AUTHORITY. Applicable banking laws include substantial enforcement powers available to federal banking regulators. This enforcement authority includes, among other thing, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe practices.

         Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

GOVERNMENTAL MONETARY POLICIES

         The earnings and growth of Metro-County are affected not only by general economic conditions, but also by the monetary policies of various governmental regulatory authorities, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policy by its open market operations in United States Government securities, control of the discount rate and establishment of reserve requirements against both member and nonmember financial institutions' deposits. These actions have a significant effect on the overall growth and distribution of loans, investments and deposits, as well as the rates earned on loans, or paid on deposits. The effect of governmental polices on Metro-County's earnings cannot be accurately predicted.

DESCRIPTION OF PROPERTIES

         In April 1998, Metro-County Bank established its main banking office at 8206 Atlee Road, Mechanicsville, Virginia. In March of 2000, Metro-County purchased a branch at 3124 West Broad Street in Richmond. The branch was opened in May of 2000, and serves as both a full-service branch and operations center. Metro-County leases its Lakeside branch under a separate 60-month lease, with an option to renew such lease for two additional 60 month periods. On August 26, 1998, Metro-County, entered into a sublease agreement for the branch at 2801 Parham Road. This lease is under a separate cover and terminates on July 31, 2005. Metro-County leases its branch at 6401 Horsepen Road under a separate 60-month lease, with an option to renew such lease for three five year terms.

LEGAL PROCEEDINGS

         Metro-County is not involved in any pending legal proceedings other than non-material legal proceedings occurring in the ordinary course of business.

                  BENEFICIAL OWNERSHIP OF METRO-COUNTY STOCK BY
              MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF METRO-COUNTY

         The following table sets forth certain information as of ________________, 2002 regarding the beneficial ownership of Metro-County common stock by (1) each director and named executive officer of Metro-County, (2) each person who is known by Metro-County to own beneficially more than 5% of the Metro-County common stock and (3) all directors and executive officers as a group. Also included is the number of shares and percentage of Southern Financial common stock to be owned by such persons and by directors and executive officers as a group upon the exchange of Metro-County common stock for Southern Financial common stock pursuant to the merger. Unless otherwise indicated, based on information furnished by such shareholders, management of Metro-County believes that each person has sole voting and dispositive power with respect to all shares of which he is the beneficial owner and the address of such shareholder is the same as Metro-County's address.

                                                              AMOUNT/(PERCENT)               PRO FORMA AMOUNT/
                                                                 AND NATURE                      (PERCENT)
                                                         OF BENEFICIAL OWNERSHIP OF      AND NATURE OF BENEFICIAL
                      NAME OF                                   METRO-COUNTY               OWNERSHIP OF SOUTHERN
                 BENEFICIAL OWNER                             COMMON STOCK(1)           FINANCIAL COMMON STOCK(2)
                 ----------------                        --------------------------     -------------------------
DIRECTORS AND EXECUTIVE OFFICERS

Richard E. Barrett, Sr. ..........................               84,811(3)
                                                                  (3.98)%

Linda M. Duke ....................................               95,389(4)
                                                                  (4.48)%

Mary Ann Everette ................................               44,892(5)
                                                                  (2.11)%

Mahlon G. Funk, Jr. ..............................               36,966(6)
                                                                  (1.74)%

E. Bruce Heilman .................................              103,516(7)
                                                                  (4.85)%

Elaine R. Jordan .................................               34,849(8)
                                                                  (1.64)%

William T. Patrick, Jr. ..........................               42,714(9)
                                                                  (2.01)%

E. Saunders Ruffin ...............................               54,814(10)
                                                                  (2.57)%

Stafford M. White ................................              111,897(11)
                                                                  (5.08)%

Gonjoe C. Winn ...................................               51,789(12)
                                                                  (2.43)%

Directors and executive officers of Metro-County as
a group (___persons)(13) .........................              661,637

----------
* Indicates ownership which does not exceed 1.0%.

(1) The percentage beneficially owned was calculated based on 2,100,564 shares of Metro-County common stock issued and outstanding as of May 20, 2002 and assumes the exercise by the shareholder or group named in each row of all options for the purchase of common stock held by such shareholder or group and exercisable within 60 days.

(2) The percentage beneficially owned was calculated based on _____________ shares of Southern Financial common stock issued and outstanding and assumes the issuance of ___________ shares of Southern Financial common stock in exchange for each share of Metro-County common stock in connection with the merger.

(3) Includes 31,521 shares that may be acquired pursuant to the exercise of fully vested stock options.

(4) Includes 29,101 shares that may be acquired pursuant to the exercise of fully vested stock options.

(5) Includes 29,101 shares that may be acquired pursuant to the exercise of fully vested stock options.

(6) Includes 29,101 shares that may be acquired pursuant to the exercise of fully vested stock options.

(7) Includes 35,453 shares that may be acquired pursuant to the exercise of fully vested stock options.

(8) Includes 29,101 shares that may be acquired pursuant to the exercise of fully vested stock options.

(9) Includes 29,101 shares that may be acquired pursuant to the exercise of fully vested stock options.

(10) Includes 29,101 shares that may be acquired pursuant to the exercise of fully vested stock options.

(11) Includes 101,701 shares that may be acquired pursuant to the exercise of fully vested stock options.

(12) Includes 29,101 shares that may be acquired pursuant to the exercise of fully vested stock options.

(13) For each director and executive officer, the amount of beneficial ownership includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain members of the group members' families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers.

              PRINCIPAL HOLDERS OF SOUTHERN FINANCIAL COMMON STOCK

         Information regarding ownership of Southern Financial common stock by
(1) each director and executive officer of Southern Financial, (2) all directors and executive officers of Southern Financial as a group and (3) each person owning five percent (5%) or more of the outstanding shares of Southern Financial common stock is contained in Southern Financial's proxy statement dated March 22, 2002 for its annual meeting of shareholders held April 25, 2002, which is incorporated by reference in this proxy statement-prospectus.

                   COMPARATIVE MARKET PRICES AND DIVIDEND DATA

         Market Prices. The Southern Financial common stock commenced trading on The Nasdaq Stock Market National Market System under the symbol "SFFB" on December 14, 1993. Prior to that date, Southern Financial's common stock was privately held and not listed on any public exchange or quotation system or actively traded. Quotations of the sales volume and the closing sales prices of the common stock of Southern Financial are listed daily in Nasdaq's national market listings.

         The Metro-County common stock commenced trading on the OTC Bulletin Board on August 25, 1998 under the symbol "MCBA." Prior to that date, Metro-County's common stock was privately held and not listed on any public exchange or actively traded. Quotations of the sales volume and the closing sale price of the common stock of Metro-County are listed daily on the OTC Bulletin Board.

         The following table includes the range of high and low sale prices of Southern Financial's common stock as quoted by Nasdaq's monthly statistical report and Metro-County's common stock as quoted by the OTC Bulletin Board for the periods indicated.

                                                                    SOUTHERN FINANCIAL            METRO-COUNTY
                                                                  ----------------------    -----------------------
                                                                    HIGH         LOW          HIGH          LOW
                                                                  ---------    ---------    ---------     ---------
                  2000     First Quarter......................    $   15.80    $   12.27    $    8.64     $    7.05
                           Second Quarter.....................        14.43        11.36         9.63          7.05
                           Third Quarter......................        14.77        11.82         9.00          7.50
                           Fourth Quarter.....................        13.47        10.34         9.00          6.50

                  2001     First Quarter......................        16.65        11.71         6.59          4.77
                           Second Quarter.....................        23.18        15.46         7.05          5.23
                           Third Quarter......................        24.10        20.14         6.00          4.55
                           Fourth Quarter.....................        26.57        19.74         5.20          4.05

                  2002     First Quarter......................        28.00        22.66         5.35          4.65
                           Second Quarter (through _______,
                           2002)..............................

         On April 24, 2002, the last trading day prior to the date of the joint announcement by Southern Financial and Metro-County that they had entered into the merger agreement, as reported in The Wall Street Journal, the closing per share sales price of Southern Financial common stock was $_______. The pro forma equivalent per share value of the Metro-County common stock on _______________, 2002 was $________ per share. This pro forma equivalent per share value is the sum of the cash position of the consideration of $2.90 and the quoted Southern Financial common stock price multiplied by the assumed exchange ratio of ___. On ___________, 2002, as reported in The Wall Street Journal, the closing price of Southern Financial common stock was $___________. You are urged to obtain current market quotations.

         As of _______________, 2002, Metro-County had approximately ___ shareholders of record and Southern Financial had approximately ___ shareholders of record and ____ beneficial owners of Southern Financial common stock.

         Following the merger, Southern Financial common stock will continue to be traded on and quoted by Nasdaq.

         Dividend Data. The following table sets forth, for the periods indicated, the cash dividends declared per share of Southern Financial common stock. Metro-County has never paid a cash dividend on its common stock.

                                                                                 SOUTHERN
                                                                                 FINANCIAL
                                                                                 ---------
                   2000       First Quarter...............................        $ 0.11
                              Second Quarter..............................          0.11
                              Third Quarter...............................          0.11
                              Fourth Quarter..............................          0.11

                   2001       First Quarter...............................          0.11
                              Second Quarter..............................          0.11
                              Third Quarter...............................          0.11
                              Fourth Quarter..............................          0.11

                   2002       First Quarter...............................        $ 0.12

         Until the merger is completed or the merger agreement is terminated, Metro-County is prohibited from declaring or paying any dividend on its capital stock without first obtaining Southern Financial's approval. Regardless of this restriction, Metro-County does not intend, consistent with past practice, to declare a dividend in the second or third quarter of 2002.

         As of _____________, 2002, an aggregate of approximately $___ million was available for payment of dividends by ______________________ to Metro-County under applicable restrictions, without regulatory approval.

         The principal source of cash revenues to Southern Financial is dividends paid by Southern Financial Bank with respect to its capital stock. There are certain restrictions on the payment of such dividends imposed by federal and state banking laws, regulations and authorities. As of _____________, 2002, an aggregate of approximately $___ million was available for payment of dividends by Southern Financial Bank to Southern Financial under applicable restrictions, without regulatory approval. Regulatory authorities could impose administratively stricter limitations on the ability of Southern Financial Bank to pay dividends to Southern Financial if such limits were deemed appropriate to preserve certain capital adequacy requirements.

                 DESCRIPTION OF SOUTHERN FINANCIAL CAPITAL STOCK

GENERAL

         Southern Financial has authorized two classes of stock: (1) 5,000,000 authorized shares of Southern Financial common stock, par value $0.01 a share, 4,285,144 shares of which are issued and outstanding as of April 25, 2002; and
(2) 1,000,000 authorized shares of preferred stock, par value $0.01 a share, of which there are 13,621 Series A 6% cumulative convertible preferred stock issued and outstanding. The shareholders of Southern Financial voted at the 2002 annual meeting of shareholders to amend Southern Financial's articles of incorporation to increase the number of authorized shares of common stock to 20,000,000. This amendment has been filed with the Virginia State Corporation Commission and is expected to be effective prior to the date of the Metro-County special meeting. The following summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Southern Financial and any amendments thereto.

SOUTHERN FINANCIAL COMMON STOCK

         Voting Rights. The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of shares of common stock do not have cumulative voting rights in the election of directors, which means that the holders of more than 50% of the shares of our common stock voting for the nominees for director can elect all of the nominees.

         Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends.

         Liquidation Rights. Subject to the rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share pro rata in all of the assets remaining after payment of liabilities and liquidation preferences, if any, on any outstanding shares of preferred stock.

         Assessment and Redemption. All of the outstanding shares of our common stock are fully paid and nonassessable. The common stock may not be voluntarily redeemed.

         Other. Holders of common stock have no subscription, sinking fund, conversion or preemptive rights.

PREFERRED STOCK

         The preferred stock is available for issuance from time to time in one or more series for various purposes as determined by our board of directors, without further action by our shareholders but subject to limits contained in our articles of incorporation. The board of directors may fix by resolution the terms of a series of preferred stock, such as:

          o    dividend rates and preference of dividends, if any,

          o    conversion rights,

          o    voting rights,

          o    terms of redemption and liquidation preferences, and

          o    the number of shares constituting each series.

         Upon dissolution, liquidation or winding up, the holders of shares of preferred stock are entitled to receive out of our assets an amount per share equal to the respective liquidation preference before any payment or distribution is made on our common stock or any capital stock that ranks junior to the particular series of preferred stock. If our assets available for distribution upon our dissolution, liquidation or winding up are insufficient to pay the full liquidation preference payable to the holders of shares of all series of preferred stock then outstanding, distributions are to be made proportionately on all outstanding shares of preferred stock.

SERIES A 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK

         Each share of our Series A 6% cumulative convertible preferred stock has a liquidation preference over junior shares of our capital stock, including our common stock, of $14.50 plus any accrued and unpaid dividends and bears an annual dividend at the rate of 6%. Dividends are cumulative and payable quarterly if, as and when declared by the board of directors from funds legally available therefor. Our Series A 6% cumulative convertible preferred stock is convertible, at the option of the holder, into 1.6133 shares of our common stock. The conversion rate will be adjusted upon the occurrence of certain events, including, among others, if we:

          o    declare a stock dividend on our common stock,

          o    subdivide our common stock,

          o    reduce the number of common shares outstanding, or

          o issue any shares of capital stock by reclassification of our common stock.

         Except as indicated below or as provided by applicable law, the holders of our Series A 6% cumulative convertible preferred stock are not entitled to vote. However, such holders do have the right as a class to elect two directors whenever dividends payable on our preferred stock are in arrears in an aggregate amount equal to six quarterly dividends. Currently, there are no preferred stock dividends in arrears.

         This right to elect two directors continues until such time as the dividends accumulated on the preferred stock have been paid in full or declared and set apart for payment at which time such right terminates (subject to renewal and divestment from time to time upon the same terms and conditions), and any directors elected by the holders of our Series A 6% cumulative convertible preferred stock shall cease to be directors. In addition, we may not, directly or indirectly or through merger or consolidation with any other corporation, without the consent of the holders of at least two-thirds of our 6% cumulative convertible preferred stock then outstanding, voting separately as a class

          o create any class of stock ranking prior to the Series A 6% cumulative convertible preferred stock in rights and preferences or

          o amend, alter or repeal any of the specific terms of our Series A 6% cumulative convertible preferred stock in a manner which materially and adversely affects such specific terms.

                         BUSINESS OF SOUTHERN FINANCIAL

         Southern Financial is a bank holding company headquartered in Warrenton, Virginia. Southern Financial conducts business through its subsidiary Southern Financial Bank. Southern Financial operates 21 full-service banking locations, 19 in the northern Virginia, one in Georgetown in the District of Columbia and one in Charlottesville, Virginia.

         Southern Financial operates under a community banking philosophy and seeks to become the premier provider of financial services to small to medium-sized businesses in its market while maintaining steady asset growth, consistent core earnings and sound asset quality. Southern Financial offers its customers, primarily consumers and small to medium-sized businesses, a variety of traditional loan and deposit products, which it tailors to the specific needs of customers in a given market.

         Southern Financial began operations in 1986 and has grown through a combination of internal growth, the opening of de novo branches and the acquisition of community banks. As of March 31, 2002, Southern Financial had total assets of $791.8 million, total deposits of $634.9 million and total stockholders' equity of $64.9 million.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Certain documents filed by and relating to Southern Financial are incorporated herein by reference. See "Where You Can Find More Information" on page 69 for a list of these documents.

INTERESTS OF CERTAIN PERSONS

         No director or executive officer of Southern Financial has any material direct or indirect financial interest in Metro-County or the merger, except as a director, executive officer or shareholder of Southern Financial or its subsidiaries.

MANAGEMENT AFTER THE MERGER

         The present management of Southern Financial Bank will manage Southern Financial Bank after completion of the merger. The board of directors of Southern Financial and Southern Financial Bank will remain the same.

                                     EXPERTS

         The consolidated financial statements of Southern Financial Bancorp, Inc. as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 incorporated in this proxy statement-prospectus by reference from the Southern Financial Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by KPMG LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Metro-County as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 included in this proxy statement-prospectus have been audited by Mitchell, Wiggins & Company, LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares of Southern Financial common stock to be issued by Southern Financial will be passed upon by Bracewell & Patterson, L.L.P., Reston, Virginia. Certain legal matters with respect to the merger will be passed upon for Metro-County by LeClair Ryan, A Professional Corporation, Richmond, Virginia.

                                  OTHER MATTERS

         As of the date of this proxy statement-prospectus, the board of directors of Metro-County knows of no matters that will be presented for consideration at the special meeting of its shareholders other than as described in this proxy statement-prospectus. However, if any other matters are properly brought before the Southern Financial special meeting or the Metro-County special meeting or any adjournment or postponement of the special meeting and are voted upon, it is intended that holders of the proxies will act in accordance with their best judgment unless "Authority Withheld" is indicated in the appropriate box on the proxy.

                       WHERE YOU CAN FIND MORE INFORMATION

         Southern Financial files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

         You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Southern Financial, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         The SEC allows Southern Financial to "incorporate by reference", which means that Southern Financial can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Southern Financial incorporates by reference is an important part of this proxy statement-prospectus, and information that Southern Financial files later with the SEC will automatically update and supersede this incorporated information. Southern Financial incorporates by reference the documents listed below:

          o    Annual Report on Form 10-K for the year ended December 31, 2001;

          o Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

          o    Current Report on Form 8-K dated April 26, 2002; and

          o Proxy Statement dated March 22, 2002, relating to its annual meeting of shareholders held on April 25, 2002.

         Southern Financial also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and before the special meeting at which Metro-County shareholders consider and vote on the merger. Any statement contained in this proxy statement-prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement-prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modified or superceded such statement.

         Upon your written or oral request, Southern Financial will provide you without charge a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement-prospectus incorporates. Your written or oral requests for copies of this proxy statement-prospectus and documents Southern Financial has incorporated by reference should be directed to:

                        SOUTHERN FINANCIAL BANCORP, INC.
                        37 EAST MAIN STREET
                        WARRENTON, VIRGINIA 20186
                        ATTENTION: PATRICIA A. FERRICK
                        TELEPHONE (540) 341-3900
                        FACSIMILE (540) 349-3904

         TO OBTAIN TIMELY DELIVERY, YOU MUST MAKE A WRITTEN OR ORAL REQUEST FOR A COPY OF SUCH INFORMATION BY [FIVE BUSINESS DAYS PRIOR TO MEETING] ________, 2002.

         Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement-prospectus will be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained in this proxy statement-prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement-prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

         Southern Financial has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Southern Financial common stock to be issued to Metro-County shareholders in the merger. This proxy statement-prospectus constitutes the prospectus of Southern Financial filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

         You should rely only on the information contained in this proxy statement-prospectus or contained in documents incorporated by reference into this document. Neither Southern Financial nor Metro-County have authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement-prospectus is correct as of its date. It may not continue to be correct after this date. Metro-County has supplied all of the information about Metro-County contained in this proxy statement-prospectus and Southern Financial supplied all of the information contained in this proxy statement-prospectus about Southern Financial and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

         This proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

                        INDEX TO FINANCIAL STATEMENTS OF
                       METRO-COUNTY BANK OF VIRGINIA, INC.


                                                                                                             Page
                                                                                                             ----
Balance Sheets as of March 31, 2002 (Unaudited) and December 31, 2001........................................F-2
Statements of Income for the Three Months Ended March 31,
         2002 and 2001 (Unaudited)...........................................................................F-3
Statements of Changes in Stockholders' Equity for the Three Months Ended March 31,
         2002 and 2001 (Unaudited)...........................................................................F-4
Statements of Cash Flows for the Three Months Ended March 31, 2002
         and 2001 (Unaudited)................................................................................F-5
Notes to Financial Statements................................................................................F-6

Independent Auditors' Report for the Years Ended December 31, 2001,
         2000 and 1999 .....................................................................................F-11
Balance Sheets as of December 31, 2001 and 2000.............................................................F-12
Statements of Income for the Years Ended December 31, 2001,
         2000 and 1999 .....................................................................................F-13
Statements of Changes in Stockholders' Equity for the Years Ended
         December 31, 2001, 2000 and 1999 ..................................................................F-14
Statements of Cash Flows for the for the Years Ended December 31, 2001,
         2000 and 1999 .....................................................................................F-15
Notes to Financial Statements ..............................................................................F-16

                       METRO-COUNTY BANK OF VIRGINIA, INC.
                                 BALANCE SHEETS
                MARCH 31, 2002 (UNAUDITED) AND DECEMBER 31, 2001

(000'S EXCEPT PER SHARE DATA)

                                                                   MARCH 31, 2002    DECEMBER 31, 2001
                                                                   --------------    -----------------
ASSETS

Cash & due from banks                                                 $  4,002           $  2,584
Interest Bearing Balances                                                8,072             11,210
Federal Funds sold                                                       3,346              1,571
                                                                      --------           --------
Total cash & cash equivalents                                           15,420             15,365

Securities available for sale                                            3,234              2,764

Loans:
         Loans, gross                                                   72,273             74,199
         Less:  allowance for loan losses                                 (984)              (831)
                                                                      --------           --------
         Loans, net                                                     71,289             73,368

Premises and equipment, net                                              1,537              1,564
Other Assets                                                               705                698
                                                                      --------           --------

TOTAL ASSETS                                                          $ 92,185           $ 93,760
                                                                      ========           ========

LIABILITIES

Deposits:
         Noninterest-bearing demand                                   $  9,303           $ 10,365
         Savings and interest-bearing demand deposits                   34,642             33,609
         Time deposits                                                  40,192             41,825
                                                                      --------           --------
         Total deposits                                                 84,137             85,799

Fed Funds Purchased                                                          0                  0
Securities sold under agreements to repurchase                               0                  0
Other liabilities                                                          383                370
                                                                      --------           --------
         TOTAL LIABILITIES                                              84,520             86,169


STOCKHOLDERS' EQUITY

Common stock, $1.60 par value:  3,000,000 shares authorized;
2,100,564 shares issued and outstanding                                  3,361              3,361
Surplus                                                                  6,292              6,292
Retained earnings (deficit)                                             (1,979)            (2,071)
Accumulated other comprehensive income                                      (9)                 9
                                                                      --------           --------
         TOTAL STOCKHOLDERS' EQUITY                                      7,665              7,591

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 92,185           $ 93,760
                                                                      ========           ========

See accompanying notes to interim financial statements

                       METRO-COUNTY BANK OF VIRGINIA, INC.
                              STATEMENTS OF INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

(000'S EXCEPT PER SHARE DATA)

                                                              2002            2001
                                                             ------          ------
INTEREST INCOME:

Interest and fees on loans                                   $1,399          $1,398
Investment securities                                            29             153
Interest Bearing Balances                                        51             N/A
Federal funds sold                                               18              54
                                                             ------          ------
         Total interest and dividend income                   1,497           1,605

INTEREST EXPENSE:

Money market and NOW accounts                                   164             263
Savings                                                           5               8
Time deposits, $100,000 and over                                 81             142
Other time deposits                                             364             459
Federal Funds Purchased                                           0               0
                                                             ------          ------
         Total interest expense                                 614             872

Net interest income                                             883             733
         Provision for loan losses                              157              62
                                                             ------          ------
Net interest income after provision for loan losses             726             671

NONINTEREST INCOME:

Service charges on deposit accounts                              37              35
Other noninterest income                                        112             153
Net gain (loss) on sale of securities                             0               0
                                                             ------          ------
         Total noninterest income                               149             188

NONINTEREST EXPENSE:

Salaries and employee benefits                                  300             299
Occupancy                                                        69              74
Equipment expense                                                53              67
Marketing expense                                                 3              11
Data Processing                                                  54              51
Merchant services                                                55              62
Other expenses                                                  202             168
                                                             ------          ------
         Total noninterest expense                              736             732

NET INCOME BEFORE INCOME TAX EXPENSE                            139             127
Income tax expense                                               47              43
                                                             ------          ------
Net Income                                                   $   92          $   84
                                                             ======          ======
Net income per common share, basic                           $0.044          $0.040*
                                                             ======          ======
Net income per common share, diluted                         $0.041          $0.036*
                                                             ======          ======

See accompanying notes to interim financial statements

* Adjusted for a 10% stock dividend payable to stockholders of record May 18, 2001, Payable June 4, 2001.

                       METRO-COUNTY BANK OF VIRGINIA, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

(000'S EXCEPT FOR PER SHARE DATA)

                                                                        Retained     Accumulated Other       Common
                                                        Total           Earnings    Comprehensive Income      Stock        Surplus
                                                       -------          --------    --------------------     -------       -------
BALANCE AT DECEMBER 31, 2000                           $ 7,249           $(1,092)          $   (60)          $ 3,046       $ 5,355
Comprehensive income:
         Net Income                                         84                84                 0                 0             0
Change in Net Unrealized Gains (Losses) on                  64                 0                64                 0             0
         Securities Available For Sale Net of
         Income Tax Benefit
Exercise of stock options (3,000 shares)                    11                 0                 0                 5             6

BALANCE AT  MARCH 31, 2001                             $ 7,408           $(1,008)          $     4           $ 3,051       $ 5,361
                                                       =======           =======           =======           =======       =======

BALANCE AT DECEMBER 31, 2001                           $ 7,591           $(2,071)          $     9           $ 3,361       $ 6,292

Comprehensive income:
         Net income                                         92                92                 0                 0             0
Change in Net Unrealized Gains (Losses) on                 (18)                0               (18)                0             0
         Securities Available For Sale Net of
         Income Tax Benefit

BALANCE AT MARCH 31, 2002                              $ 7,655           $(1,979)          $    (9)          $ 3,361       $ 6,292
                                                       =======           =======           =======           =======       =======

See accompanying notes to interim financial statements

                       METRO-COUNTY BANK OF VIRGINIA, INC.
                            STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (UNAUDITED)


(000'S OMITTED EXCEPT PER SHARE DATA)

                                                                                          2002               2001
                                                                                        --------           --------
Operating activities:
         Net income                                                                     $     92           $     84
         Adjustments to reconcile net income to net cash provided by operating activities:
         Provision for loan losses                                                           157                 62
         Depreciation and amortization                                                        49                 58
         Net amortization of premiums and accretion of                                         2                  0
                  Discounts on securities
         Decrease (increase) in interest receivable                                           17                (95)
         Increase (decrease) in interest payable                                             (25)                (3)
         Increase (decrease) in other operating assets and liabilities                        (3)               123
                                                                                        --------           --------
           Net cash provided by operating activities                                         289                229
                                                                                        --------           --------


Investing activities:
         Maturities and calls of available for sale securities                             1,000              2,000
         Purchase of available for sale securities                                        (1,472)                 0
         Paydowns of held to maturity securities                                               0                  0
         Net (increase) decrease in loans                                                  1,922             (4,846)
         Purchase of premises and equipment                                                  (22)                (5)
         Proceeds from sale of equipment                                                       0                  0
           Net cash provided by (used in) investing activities                             1,428             (2,851)
                                                                                        --------           --------

Financing activities:
         Net increase (decrease) in deposits                                              (1,662)             2,399
         Net proceeds from the issuance of common stock                                        0                 11
         Net increase in short-term borrowing                                                  0                  0
                                                                                        --------           --------
           Net cash provided by financing activities                                      (1,662)             2,410

Increase in cash and cash equivalents                                                         55               (212)
Cash and cash equivalents at beginning of period                                          15,365              7,886
                                                                                        --------           --------
Cash and cash equivalents at end of period                                              $ 15,420           $  7,674
                                                                                        ========           ========
Supplemental cash flow information, Interest paid                                            639                872
                                                                                        ========           ========
Income Taxes Paid                                                                              0                  0
                                                                                        ========           ========


See accompanying notes to interim financial statements

METRO-COUNTY BANK OF VIRGINIA, INC.
MARCH 31, 2002

NOTES TO INTERIM FINANCIAL STATEMENTS


1. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for the preparation of interim financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In management's opinion, the financial information, which is unaudited, reflects all adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for the interim periods. The statements should be read in conjunction with the Notes to Financial Statements included in the Bank's Annual Report for the year ended December 31, 2001.

2. The results of operations for the three-month period ended March 31, 2002 and 2001 are not necessarily indicative of the results to be expected for the full year.

3.       Loans are summarized as follows:

($000's)                                         March 31, 2002    December 31, 2001
                                                 --------------    -----------------
Commercial                                          $29,936          $30,444
Real estate:
         Construction and land development            6,098            5,428
         Mortgage                                    29,077           30,808
Consumer                                              7,162            7,519
                                                    -------          -------
         Total Gross Loans                          $72,273          $74,199
                                                    -------          -------

4.       Securities Available For Sale

The following sets forth the composition of securities available for sale, which are carried at market value as of March 31, 2002.

                                                    Gross            Gross
                                 Amortized        Unrealized       Unrealized        Fair Market
                                    Cost            Gains             Losses             Value
                                 ---------        ----------       ----------        -----------
($000's)
March 31, 2002
U.S. Government Agencies          $ 3,010          $     0           $   (14)          $ 2,996
Other Equity Securities               238                0                 0               238
                                  -------          -------           -------           -------
Total
                                    3,248                0               (14)            3,234
                                  =======          =======           =======           =======

December 31, 2001
U.S. Government Agencies            2,512               14                 0             2,526
Other Equity Securities               238                0                 0               238
                                  -------          -------           -------           -------
Total
                                    2,750               14                 0             2,764
                                  =======          =======           =======           =======

4.       Earnings per share

In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amount for all periods have been presented and, where appropriate, restated to conform to the Statement 128 requirements.

For the three months ended March 31, 2002, weighted average shares for computation of basic earnings per share and diluted earnings per share were 2,100,564 and 2,257,195 respectively.

                       METRO-COUNTY BANK OF VIRGINIA, INC.
                           SELECTED BALANCE SHEET DATA

($000's)                                           March 31, 2002   December 31, 2001
                                                   --------------   -----------------
Selected Data at Period-end
         Loans, net                                    $71,289          $73,368
         Total securities (Fair Market Value)            3,234            2,764
         Total assets                                   92,185           93,760
         Total deposits                                 84,137           85,799
         Stockholders' equity                            7,655            7,591

Selected Data (YTD) Daily Averages
         Loans, net                                    $72,526          $65,903
         Total securities                                2,937            4,455
         Total assets                                   92,425           86,214
         Total deposits                                 84,278           78,228
         Stockholders' equity                            7,641            7,458

                       METRO-COUNTY BANK OF VIRGINIA, INC
                         SELECTED INCOME STATEMENT DATA

($000's except per share data)                    3 Months Ended   3 Months Ended    12 Months Ended
                                                  March 31, 2002   March 31, 2001   December 31, 2001
                                                  --------------   --------------   -----------------
Selected Income Statement Data
         Interest income                              $1,497           $1,605           $6,428
         Interest expense                                614              872            3,377
         Net interest income                             883              733            3,051
         Provision for loan losses                       157               62              471
         Noninterest income                              149              188              674
         Noninterest expense                             736              732            2,880
         Income taxes                                     47               43              120
         Net income                                       92               84              254

Selected Ratios and Per Share Data
         Return on average assets                        .40%             .42%             .29%
         Return on average equity                       4.81%            4.59%            3.39%
         Net income (loss) per share (basic)          $ .044           $ .040           $  .12
         Book value per share (basic)                 $ 3.65           $ 3.53           $ 3.61


Note: Return on average equity, book value and basic earnings per share have been computed including a 10% stock dividend for stockholders as of May 18, 2001, payable to stockholders on June 4, 2001.

             AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES



         The following table depicts interest income on earnings assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated.

                                           THREE MONTHS ENDED                                                 THREE MONTHS ENDED

                                              MARCH 31, 2002                                                    MARCH 31, 2001

                                          YTD            INTEREST        AVERAGE            YTD            INTEREST        AVERAGE
                                        AVERAGE          INCOME/          YIELD/          AVERAGE           INCOME/         YIELD/
(dollars in thousands)                  BALANCE          EXPENSE           RATE*          BALANCE          EXPENSE          RATE*
                                        --------         --------        --------         --------         --------        --------
ASSETS:
Interest Bearing Balances               $  8,292         $     51            2.46%             N/A              N/A             N/A
Investment securities                      2,689               29            4.31           10,925              153            5.61%
Total Loans(1)                            73,404            1,399            7.62           60,693            1,398            9.21
Federal funds sold                         4,443               18            1.62            4,197               54            5.11
                                        --------         --------        --------         --------         --------        --------

Total earning assets                      88,828            1,497            6.74           75,815            1,605            8.47
                                                         --------         --------                         --------        --------
less: allowance for loan losses             (879)                                             (746)

Total nonearning assets                    4,476                                             4,378
                                        --------                                          --------

Total Assets                              92,425                                            79,447
                                        ========                                          ========

Liabilities & Equity
Interest-bearing deposits:
   NOW                                  $  6,212         $     20            1.29%        $  4,966         $     31            2.48%
   Savings                                 1,456                5            1.36            1,070                8            3.15
   Money market                           26,364              144            2.18           19,799              232            4.69
   Time deposits >$100,000                 7,642               81            4.24            8,939              143            6.37
   Time deposits <$100,000                32,839              364            4.43           29,696              458            6.17
                                        --------         --------        --------         --------         --------        --------
Total interest-bearing deposits           74,513                                            64,470              872            5.41

Short-term borrowings                          0                0               0                0                0               0
                                        --------         --------        --------         --------         --------        --------
Total interest bearing liabilities        74,513              614            3.30           64,470              872            5.41
                                                         --------        --------                          --------        --------

Noninterest-bearing liabilities:
   Demand deposits                         9,766                                             7,129
   Other liabilities                         505                                               504
                                        --------                                          --------

Total Liabilities                         84,784                                            72,103

Shareholders' equity                       7,641                                             7,344
                                        --------                                          --------

Total Liabilities & Equity                92,425                                            79,447
                                        ========                                          ========

Net interest Income                                           883                                               733
                                                         ========                                          ========
Interest rate spread(2)                                                      3.44%                                             3.06%
Interest expense as a percent of                                             2.77%                                             4.60%
average earning assets
NET INTEREST MARGIN(3)                                                       3.98%                                             3.87%
Earning Assets/Total Assets                                                  96.1%                                             95.4%

(1)  Nonaccruing loans are included in average loans outstanding

(2) Interest spread is the average yield earned on earning assets less the average rate paid on interest-bearing liabilities

(3) Net interest margin is net interest income expressed as a percentage of average earning assets

                       METRO-COUNTY BANK OF VIRGINIA, INC.
                                 LOAN LOSS DATA

For the periods ended                               March 31, 2002   March 31, 2001   December 31, 2001
                                                    --------------   --------------   -----------------
($000's)
Balance at beginning of period                         $   831        $   729            $   729
Provision for loan losses                                  157             62                471
Loans charged off                                            4              3                380
Recoveries                                                   0              0                 10
Balance at end of period                                   984            788                831

Ratio of allowance for loan losses to loans, net
of unearned income and deferred fees                      1.36%          1.25%              1.12%

Ratio of net charged-offs to average loans, net
of unearned and deferred fees(1)                          0.01%          0.02%              0.55%

Ratio of allowance for loan losses to
nonperforming loans(2)                                    4.37x          2.21x             20.27x

(1)  Net charge-offs are calculated on an annualized basis.

(2) The Company defines nonperforming loans as total nonaccrual and restructured loans. Loans 90 days past due and still accruing are excluded from nonperforming loans.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Metro-County Bank of Virginia, Inc.
Mechanicsville, Virginia

We have audited the accompanying balance sheets of Metro-County Bank of Virginia, Inc., as of December 31, 2001 and 2000, and the related statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 2001, 2000, and 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metro-County Bank of Virginia, Inc., as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001, 2000, and 1999, in conformity with accounting principles generally accepted in the United States of America.


/s/ MITCHELL, WIGGINS & COMPANY LLP

Richmond, Virginia
January 11, 2002

METRO-COUNTY BANK OF VIRGINIA, INC.

BALANCE SHEETS
December 31, 2001 and 2000

ASSETS                                                                     2001                   2000
                                                                       ------------           ------------
Cash and due from banks                                                $  2,583,658           $  2,736,150
Federal funds sold                                                        1,571,133              5,150,000
Interest-bearing deposits                                                11,210,442                     --
                                                                       ------------           ------------
           TOTAL CASH AND CASH EQUIVALENTS                               15,365,233              7,886,150

Securities available for sale                                             2,763,790             11,113,150
Loans, net                                                               73,368,001             57,480,024
Bank premises and equipment, net                                          1,564,497              1,681,973
Accrued interest receivable                                                 368,047                389,189
Other assets                                                                330,354                413,923
                                                                       ------------           ------------

                                                                       $ 93,759,922           $ 78,964,409
                                                                       ------------           ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Deposits:
        Demand deposits                                                $ 10,364,823           $  7,605,766
        Interest-bearing demand deposits                                 32,056,467             23,853,670
        Savings deposits                                                  1,552,972              1,075,884
        Time deposits, $100,000 and over                                  8,178,395              9,012,186
        Other time deposits                                              33,646,372             29,794,642
                                                                       ------------           ------------
                                                                         85,799,029             71,342,148
     Accrued interest payable                                               239,665                308,767
     Other liabilities                                                      129,734                 64,617
                                                                       ------------           ------------
                                                                         86,168,428             71,715,532
                                                                       ------------           ------------

Commitments and Contingencies (Note 8)

Stockholders' Equity
     Common stock, $1.60 par value; 3,000,000 authorized;
        2,100,564 and 1,903,856 shares issued and outstanding
        in 2001 and 2000, respectively                                    3,360,902              3,046,170
     Surplus                                                              6,292,321              5,355,147
     Retained earnings (deficit)                                         (2,070,682)            (1,092,399)
     Accumulated other comprehensive income                                   8,953                (60,041)
                                                                       ------------           ------------
                                                                          7,591,494              7,248,877
                                                                       ------------           ------------

                                                                       $ 93,759,922           $ 78,964,409
                                                                       ============           ============

See Notes to Financial Statements.

METRO-COUNTY BANK OF VIRGINIA, INC.

STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                2001                 2000                 1999
                                                            -----------          -----------          -----------
Interest income:
     Interest and fees on loans                             $ 5,791,899          $ 4,755,874          $ 3,464,374
     Interest on securities:
        U. S. government agencies and corporations              225,262              605,838              625,304
        Other securities                                        251,158                   --                   --
     Interest on federal funds sold                             160,132              145,828              105,955
                                                            -----------          -----------          -----------
           TOTAL INTEREST INCOME                              6,428,451            5,507,540            4,195,633
                                                            -----------          -----------          -----------

Interest expense:
     Interest on deposits                                     3,377,523            2,884,666            2,039,879
     Other                                                           --                2,450                2,493
                                                            -----------          -----------          -----------
           TOTAL INTEREST EXPENSE                             3,377,523            2,887,116            2,042,372
                                                            -----------          -----------          -----------

           NET INTEREST INCOME                                3,050,928            2,620,424            2,153,261

Provision for loan losses                                       471,494              218,241              342,119
                                                            -----------          -----------          -----------
           NET INTEREST INCOME AFTER
              PROVISION FOR LOAN LOSSES                       2,579,434            2,402,183            1,811,142
                                                            -----------          -----------          -----------

Other income:
     Service charges, commissions and fees                      631,059              407,364              301,373
     Gain (loss) on sale and maturity of
        securities available for sale                               122                   --               (2,188)
     Other                                                       43,337                3,513               20,078
                                                            -----------          -----------          -----------
           TOTAL OTHER INCOME                                   674,518              410,877              319,263
                                                            -----------          -----------          -----------

Other expenses:
     Salaries and wages                                       1,099,861            1,012,909              717,890
     Employee benefits                                          195,070              157,577              107,758
     Occupancy expense                                          291,264              263,036              200,303
     Equipment expense                                          224,191              191,790              132,784
     Data processing expense                                    206,104              163,315              112,418
     Merchant services expenses                                 189,549              114,178              123,675
     Advertising and public relations                            55,995               77,899               75,019
     Taxes and licenses                                          54,036               57,200               57,762
     Other operating expenses                                   563,731              449,476              311,078
                                                            -----------          -----------          -----------
           TOTAL OTHER EXPENSES                               2,879,801            2,487,380            1,838,687
                                                            -----------          -----------          -----------

           INCOME BEFORE INCOME TAXES                           374,151              325,680              291,718

Income taxes                                                    120,575               95,328               97,302
                                                            -----------          -----------          -----------

           NET INCOME                                       $   253,576          $   230,352          $   194,416
                                                            ===========          ===========          ===========

Basic earnings per share                                    $      0.12          $      0.11          $      0.09
                                                            ===========          ===========          ===========

Diluted earnings per share                                  $      0.11          $      0.10          $      0.08
                                                            ===========          ===========          ===========


See Notes to Financial Statements.

METRO-COUNTY BANK OF VIRGINIA, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                                                         Accumulated
                                                                                            Retained        Other
                                                                 Common                      Earnings   Comprehensive
                                                                 Stock        Surplus       (Deficit)       Income         Total
                                                              -----------   -----------   -----------   -------------   -----------
Balance, January 1, 1999                                      $ 2,769,040   $ 4,139,388   $   (24,485)   $   (29,181)   $ 6,854,762
                                                                                                                        -----------
Comprehensive income:
    Net income                                                         --            --       194,416             --        194,416
Other comprehensive income, net of tax:
    Unrealized loss on securities available
      for sale, net of deferred income tax
      benefit of $114,259                                              --            --            --       (221,798)      (221,798)
    Less reclassification adjustment for losses included in
      net income, net of deferred income taxes of $744                 --            --            --         (1,444)        (1,444)
                                                                                                                        -----------
Total comprehensive income                                                                                                  (28,826)
                                                                                                                        -----------
Purchase of common stock:
    Payment for 4 fractional shares of common stock                    (6)          (44)           --             --            (50)
                                                              -----------   -----------   -----------    -----------    -----------
Balance, December 31, 1999                                      2,769,034     4,139,344       169,931       (252,423)     6,825,886
                                                                                                                        -----------
Comprehensive income:
    Net income                                                         --            --       230,352             --        230,352
Other comprehensive income, net of tax:
    Unrealized gain on securities available
      for sale, net of deferred income tax
      expense of $99,106                                               --            --            --        192,382        192,382
                                                                                                                        -----------
Total comprehensive income                                                                                                  422,734
                                                                                                                        -----------
Purchase of common stock:
    Payment for 55 fractional shares of common stock                   --            --          (471)            --           (471)
Issuance of common stock:
    10% stock dividend (173,010 shares)                           276,816     1,215,395    (1,492,211)            --             --
    Exercise of stock options (200 shares)                            320           408            --             --            728
                                                              -----------   -----------   -----------    -----------    -----------
Balance, December 31, 2000                                      3,046,170     5,355,147    (1,092,399)       (60,041)     7,248,877
                                                                                                                        -----------
Comprehensive income:
    Net income                                                         --            --       253,576             --        253,576
Other comprehensive income, net of tax:
    Unrealized gain on securities available
      for sale, net of deferred income tax
      expense of $35,584                                               --            --            --         69,075         69,075
    Less reclassification adjustment for gains included in
      net income, net of deferred income taxes of $42                  --            --            --            (81)           (81)
                                                                                                                        -----------
Total comprehensive income                                                                                                  322,570
                                                                                                                        -----------
Purchase of common stock:
    Payment for 278 fractional shares of common stock                  --            --        (1,793)            --         (1,793)
Issuance of common stock:
    10% stock dividend (190,708 shares)                           305,132       924,934    (1,230,066)            --             --
    Exercise of stock options (6,000 shares)                        9,600        12,240            --             --         21,840
                                                              -----------   -----------   -----------    -----------    -----------
Balance, December 31, 2001                                    $ 3,360,902   $ 6,292,321   $(2,070,682)   $     8,953    $ 7,591,494
                                                              ===========   ===========   ===========    ===========    ===========


See Notes to Financial Statements.

METRO-COUNTY BANK OF VIRGINIA, INC.

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                       2001                2000                1999
                                                                   ------------        ------------        ------------
OPERATING ACTIVITIES
    Net income                                                     $    253,576        $    230,352        $    194,416
    Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation                                                     206,468             182,545             130,797
       Amortization                                                      17,604              12,673              12,673
       Deferred income taxes                                            (34,365)            (77,284)            (84,376)
       Provision for loan losses                                        471,494             218,241             342,119
       Amortization and accretion on securities                            (633)               (798)               (798)
       Realized (gain) loss on sale and maturity of
          securities available for sale                                    (122)                 --               2,188
       Loss on disposal of equipment                                         --              22,009               1,295
       Change in operating assets and liabilities:
          (Increase) decrease in accrued interest receivable             21,142            (103,172)            (56,059)
          Increase (decrease) in accrued interest payable               (69,102)            142,905              47,793
          Net increase (decrease) in other operating assets
                and liabilities                                         129,903            (233,884)             56,880
                                                                   ------------        ------------        ------------
             NET CASH PROVIDED BY OPERATING ACTIVITIES                  995,965             393,587             646,928
                                                                   ------------        ------------        ------------

INVESTING ACTIVITIES
    Proceeds from maturities of securities
       available for sale                                            11,500,000                  --                  --
    Proceeds from sale of securities available for sale                      --                  --             697,813
    Purchase of securities available for sale                        (3,013,297)                 --          (1,996,875)
    Purchase of Federal Reserve Bank stock                              (32,050)                 --              (1,300)
    Net increase in loans                                           (16,359,471)        (11,136,291)        (18,363,306)
    Proceeds from sale of equipment                                          --                 800               2,100
    Purchase of premises and equipment                                  (88,992)           (212,190)           (652,188)
                                                                   ------------        ------------        ------------
             NET CASH USED IN INVESTING ACTIVITIES                   (7,993,810)        (11,347,681)        (20,313,756)
                                                                   ------------        ------------        ------------

FINANCING ACTIVITIES
    Net increase in deposits                                         14,456,881          16,876,025          16,711,290
    Net proceeds from issuance of common stock                           21,840                 728                  --
    Payment for purchase of fractional shares of
       common stock                                                      (1,793)               (471)                (50)
                                                                   ------------        ------------        ------------
             NET CASH PROVIDED BY FINANCING ACTIVITIES               14,476,928          16,876,282          16,711,240
                                                                   ------------        ------------        ------------

             INCREASE (DECREASE) IN CASH AND
                CASH EQUIVALENTS                                      7,479,083           5,922,188          (2,955,588)

Cash and cash equivalents, beginning                                  7,886,150           1,963,962           4,919,550
                                                                   ------------        ------------        ------------

Cash and cash equivalents, ending                                  $ 15,365,233        $  7,886,150        $  1,963,962
                                                                   ------------        ------------        ------------

Supplemental Disclosures Of Cash Flow Information
    Interest paid                                                  $  3,446,625        $  2,744,211        $  1,994,579
    Income taxes paid                                                   164,157             319,165              55,638
                                                                   ------------        ------------        ------------

Supplemental Schedule Of Noncash Investing and
    and Financing Activities
       Acquisition of premises and equipment:
          Purchase price                                           $     95,182        $         --        $         --
          Book value of assets traded in                                 (6,190)                 --                  --
                                                                   ------------        ------------        ------------
             CASH PAID TO ACQUIRE PREMISES AND EQUIPMENT           $     88,992        $         --        $         --
                                                                   ============        ============        ============


See Notes to Financial Statements.

METRO-COUNTY BANK OF VIRGINIA, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Nature of operations: Metro-County Bank of Virginia, Inc., (the Bank) was organized and incorporated under the laws of the Commonwealth of Virginia on March 29, 1996. The Bank commenced operations on May 20, 1997, once the charter was obtained, and currently operates five branches providing a variety of financial services to individuals and corporate customers located in the metropolitan Richmond area. The Bank's primary deposit products are checking accounts, savings accounts, and certificates of deposit. Its primary lending products are residential mortgage, construction, installment and commercial business loans.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local real estate market conditions.

While management uses available information to recognize losses on loans, future reductions in the carrying amount of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Cash and cash equivalents: For purposes of reporting the statements of cash flows, the Bank includes cash on hand, amounts due from banks, interest-bearing deposits, and federal funds sold as cash and cash equivalents on the accompanying balance sheets. Cash flows from deposits and loans are reported net.

The Bank maintains amounts due from banks which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Bank is required to maintain average reserve and clearing balances in cash with the Federal Reserve Bank. The total of these balances, after receiving credit for vault cash on hand, was approximately $100,000 at December 31, 2001 and 2000.

Securities: Debt securities are classified as held to maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with aggregate gains and losses reported in other comprehensive income. Realized gains (losses) on securities available for sale are included in net income and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities available for sale are determined on the specific identification method.

Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

Loans and allowance for loan losses: Loans are stated at unpaid principal balances, less the allowance for loan losses and unearned discounts.

Loan origination and commitment fees, as well as certain direct loan origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using methods approximating the interest method.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

Bank premises and equipment: Bank premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives.

                                         Years
                                        ------
Buildings and improvements              7 - 39
Furniture and equipment                 3 -  7

Advertising costs: Advertising costs are expensed as incurred.

Income taxes: Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for loan losses, unrealized gains (losses) on securities available for sale, net deferred loan origination fees, and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per share: In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128) "Earnings per Share." This Statement specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. The Statement replaces the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the SFAS 128 requirements.

The following data show the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.

                                                           2001             2000             1999
                                                        ----------       ----------       ----------
Income available to common stockholders
     used in basic EPS                                  $  253,576       $  230,352       $  194,416
                                                        ==========       ==========       ==========

Weighted average number of common
     shares used in basic EPS                            2,099,451        1,903,686        1,903,713

Effect of dilutive securities:
     Stock options                                         182,352          208,246          221,538
                                                        ----------       ----------       ----------

Weighted average number of common shares and
     dilutive potential stock used in diluted EPS        2,281,803        2,111,932        2,125,251
                                                        ----------       ----------       ----------

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2. SECURITIES

A summary of the amortized cost and approximate fair values of securities available for sale is as follows:

                                                             December 31, 2001
                                    -----------------------------------------------------------------------
                                                           Gross               Gross            Approximate
                                    Amortized           Unrealized          Unrealized            Fair
                                       Cost                Gains              Losses              Value
                                    ----------          ----------          ----------          -----------
U. S. government agencies
     and corporations               $2,512,524          $   13,566          $       --          $2,526,090
Federal Reserve Bank stock             237,700                  --                  --             237,700
                                    ----------          ----------          ----------          ----------
                                    $2,750,224          $   13,566          $       --          $2,763,790
                                    ==========          ==========          ==========          ==========

                                                                December 31, 2000
                                    --------------------------------------------------------------------------
                                                            Gross                 Gross            Approximate
                                     Amortized           Unrealized            Unrealized             Fair
                                        Cost                Gains                Losses               Value
                                    -----------          -----------          -----------          -----------
U. S. government agencies
     and corporations               $10,998,472          $        --          $    90,972          $10,907,500
Federal Reserve Bank stock              205,650                   --                   --              205,650
                                    -----------          -----------          -----------          -----------
                                    $11,204,122          $        --          $    90,972          $11,113,150
                                    ===========          ===========          ===========          ===========

The amortized cost and approximate fair value of securities available for sale at December 31, 2001, by contractual maturity, are as follows:

                                                                    Approximate
                                                Amortized              Fair
                                                   Cost                Value
                                                ----------          -----------
Due in one year or less                         $       --          $       --
Due after one year through five years            2,512,524           2,526,090
Due after five years through ten years                  --                  --
Due after ten years                                     --                  --
Other                                              237,700             237,700
                                                ----------          ----------
                                                $2,750,224          $2,763,790
                                                ==========          ==========

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3. LOANS

Major classifications of loans are summarized as follows:

                                              December 31,
                                   -----------------------------------
                                       2001                   2000
                                   ------------           ------------
Commercial                         $ 30,444,464           $ 22,269,958
Real estate:
     Mortgage                        30,808,063             23,530,203
     Construction                     5,427,754              5,510,337
Consumer                              7,518,720              6,898,526
                                   ------------           ------------
                                     74,199,001             58,209,024
Allowance for loan losses              (831,000)              (729,000)
                                   ------------           ------------
Loans, net                         $ 73,368,001           $ 57,480,024
                                   ============           ============

Changes in the allowance for loan losses were as follows:

                                                        Years Ended December 31,
                                              -------------------------------------------------
                                                2001                2000                1999
                                              ---------           ---------           ---------
Balance, beginning of year                    $ 729,000           $ 523,000           $ 190,000
     Provision charged to operations            471,494             218,241             342,119
     Loans charged off                         (379,839)            (12,241)            (14,900)
     Recoveries                                  10,345                  --               5,781
                                              ---------           ---------           ---------
Balance, end of year                          $ 831,000           $ 729,000           $ 523,000
                                              =========           =========           =========

At December 31, 2001 and 1999, nonaccruing loans totaled $41,267 and $34,772, respectively, which had the effect of reducing net income $2,149 ($.001 per common share) and $1,650 ($.001 per common share) for the years then ended. The Bank had no material impaired or nonaccrual loans at December 31, 2000.

NOTE 4. BANK PREMISES AND EQUIPMENT

Major classifications of bank premises and equipment and the total accumulated depreciation are summarized as follows:

                                                December 31,
                                       ------------------------------
                                          2001                2000
                                       ----------          ----------
Land                                   $  159,120          $  159,120
Buildings and improvements                958,893             958,893
Furniture and equipment                   963,119             894,467
Leasehold improvements                     80,650              80,650
                                       ----------          ----------
Totals                                  2,161,782           2,093,130
Less accumulated depreciation             597,285             411,157
                                       ----------          ----------
                                       $1,564,497          $1,681,973
                                       ==========          ==========

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5. MATURITIES OF CERTIFICATES OF DEPOSITS

The scheduled maturities of certificates of deposits at December 31, 2001, are as follows:

Year Ending
December 31,
------------
     2002               $ 30,307,312
     2003                  7,187,457
     2004                  3,347,961
     2005                    266,338
     2006 and later          715,699
                        ------------
                        $ 41,824,767
                        ============

NOTE 6. INCOME TAXES

The components of the Bank's income tax provision are as follows:

                                       Years Ended December 31,
                           -------------------------------------------------
                              2001                2000                1999
                           ---------           ---------           ---------
Currently payable          $ 154,940           $ 172,612           $ 181,678
Deferred                     (34,365)            (77,284)            (84,376)
                           ---------           ---------           ---------
                           $ 120,575           $  95,328           $  97,302
                           =========           =========           =========

A reconciliation of the expected income tax expense computed at 34 percent to the income tax expense included in the statements of income is as follows:

                                                              Years Ended December 31,
                                                -------------------------------------------------
                                                   2001                2000                1999
                                                ---------           ---------           ---------
Computed "expected" income tax expense          $ 127,211           $ 110,731           $  99,184
Other                                              (6,636)            (15,403)             (1,882)
                                                ---------           ---------           ---------
                                                $ 120,575           $  95,328           $  97,302
                                                =========           =========           =========

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 6. INCOME TAXES (CONTINUED)

The deferred income tax provision consists of the following items:

                                                                       Years Ended December 31,
                                                           -------------------------------------------------
                                                              2001                2000                1999
                                                           ---------           ---------           ---------
Difference between loan loss provision charged
     to operating expense and the bad debt
     deduction taken for income tax purposes               $ (16,209)          $ (86,924)          $(112,090)
Interest income on nonaccrual loans recognized
     for income tax purposes, but not recognized
     for financial statements until received                      --                 561                (561)
Difference between the depreciation methods
     used for financial statements and for income
     tax purposes                                              7,174              20,178              14,043
Accretion of discount recognized for financial
     statements, but not recognized for income
     tax purposes until realized                                (543)                272                 271
Difference between deferred loan origination
     fees and costs recognized in the financial
     statements and for income tax purposes                  (24,787)            (11,371)             13,961
                                                           ---------           ---------           ---------
                                                           $ (34,365)          $ (77,284)          $ (84,376)
                                                           =========           =========           =========

Net deferred tax assets consist of the following components:

                                                                     December 31,
                                                               --------------------------
                                                                 2001              2000
                                                               --------          --------
Deferred tax assets:
     Allowance for loan losses                                 $248,533          $232,324
     Unrealized loss on securities available for sale                --            30,930
     Deferred loan origination fees, net                         47,463            22,676
                                                               --------          --------
                                                                295,996           285,930
                                                               --------          --------

Deferred tax liabilities:
     Property and equipment                                      62,543            55,369
     Unrealized gain on securities available for sale             4,612                --
     Investment securities                                           --               543
                                                               --------          --------
                                                                 67,155            55,912
                                                               --------          --------

Net deferred tax asset                                         $228,841          $230,018
                                                               ========          ========

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 7. RETIREMENT PLAN

The Bank has a 401(K) profit-sharing plan for those employees who meet the eligibility requirements set forth in the Plan. Substantially all the full-time employees are covered. Contributions to the Plan are determined each year by the Board of Directors. The plan may be amended or terminated by the Board of Directors at any time. Contributions for the years ended December 31, 2001, 2000, and 1999, were $25,488, $13,984, and $4,186, respectively.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Financial instruments with off-balance-sheet risk: In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheets. A summary of financial instruments whose contract amount represents credit risk is as follows:

                                                December 31,
                                      --------------------------------
                                          2001                 2000
                                      -----------          -----------
Commitments to extend credit          $21,871,934          $19,617,387
Letters of credit                         683,539              570,627
                                      -----------          -----------
                                      $22,555,473          $20,188,014
                                      ===========          ===========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 8. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Concentrations of credit risk: All of the Bank's loans, commitments to extend credit, and standby letters of credit have been granted to customers within the state and, more specifically, the area surrounding Richmond, Virginia. The concentrations of credit by type of loan are set forth in Note 3.

Other commitments and contingencies: In the normal course of business, there are outstanding various commitments and contingent liabilities, which are not reflected in the accompanying financial statements. The Bank does not anticipate any material loss as a result of these transactions.

Borrowing facilities: The Bank has entered into various borrowing arrangements with other financial institutions for Fed Funds or repurchase agreements. The total amount of borrowing facilities available at December 31, 2001, was approximately $4,700,000. No amounts were outstanding on any of the agreements mentioned above.

Lease commitments: The Bank leases facilities and equipment for use in its business under operating leases expiring at various dates. Total rental expense amounted to $124,403, $130,625, and $95,217 for the years ended December 31, 2001, 2000, and 1999, respectively. At December 31, 2001, minimum annual lease payments for the next four years and in total were as follows:

Year Ending
December 31,
------------
2002              $ 125,903
2003                118,803
2004                 69,000
2005                 14,000
                  ---------
                  $ 327,706
                  =========

NOTE 9. RELATED PARTY TRANSACTIONS

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 9. RELATED PARTY TRANSACTIONS (CONTINUED)

Aggregate loan transactions with related parties were as follows:

                                Years Ended December 31,
                            ---------------------------------
                                2001                  2000
                            -----------           -----------
Balance, beginning          $ 1,734,391           $ 1,781,809
     New loans                  484,938               610,277
     Repayments              (1,285,151)             (657,695)
                            -----------           -----------
Balance, ending             $   934,178           $ 1,734,391
                            ===========           ===========

NOTE 10. STOCK DIVIDENDS AND SPLITS

During 2001, the Bank's Board of Directors declared a 10% stock dividend for stockholders of record as of May 18, 2001, payable to stockholders on June 4, 2001.

During 2000, the Bank's Board of Directors declared a 10% stock dividend for stockholders of record as of May 19, 2000, payable to stockholders on June 2, 2000.

During 1999, the Bank's Board of Directors declared a five-for-four split of the common stock for stockholders of record as of May 14, 1999, payable to stockholders on June 1, 1999.

All references in the accompanying financial statements to the number of common shares and per share amounts have been restated to reflect these stock dividends and splits.

NOTE 11. STOCK OPTION PLAN

The Bank has a stock option plan which makes available a maximum of 688,930 shares of common stock for the granting of both incentive and nonqualified stock options to key employees and directors. The options are exercisable in varying amounts from the date of grant and expire ten years thereafter. The option price of incentive stock options will not be less than the fair market value of the stock at the time an option is granted. Nonqualified stock options may be granted at a price established by the Board of Directors including prices less than the fair market value on the date of grant.

During 2000, the plan and all prior actions were clarified. Under this clarification, it was determined that options were granted during 1998 for the purchase of common stock at a price which was the approximate market value of the common stock at the inception of the bank.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11. STOCK OPTION PLAN (CONTINUED)

The following table presents a summary of the activity in the stock option plan:

                                                      Shares Under Option
                                        ----------------------------------------------
                                                          December 31,
                                        ----------------------------------------------
                                          2001               2000               1999
                                        --------           --------           --------
Outstanding, beginning of year           458,399            427,533            430,033
     Granted                              16,123             31,066                 --
     Exercised                            (6,000)              (200)                --
     Forfeited                            (6,920)                --             (2,500)
                                        --------           --------           --------
Outstanding, end of year                 461,602            458,399            427,533
                                        ========           ========           ========

All stock options outstanding at December 31, 2001, are at an exercise price of $3.31 per share.

The Bank applies APB Opinion 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Bank's stock option plan been determined based on the fair value at the grant date consistent with the methods of FASB Statement 123, the Bank's net income and net income per share would have been reduced to the pro forma amounts indicated below.

                                                   Years Ended December 31,
                                     -----------------------------------------------------
                                         2001                 2000                 1999
                                     -----------          -----------          -----------
Net income (loss):
     As reported                     $   253,576          $   230,352          $   194,416
     Pro forma                           230,669              141,569              194,416

Basic earnings per share:
     As reported                            0.12                 0.11                 0.09
     Pro forma                              0.11                 0.07                 0.09

Diluted earnings per share:
     As reported                            0.11                 0.10                 0.08
     Pro forma                              0.10                 0.06                 0.08

For purposes of computing the pro forma amounts indicated above, the fair value of each option on the date of grant is estimated using the Black-Scholes option-pricing model with the following assumptions for the grants in 2001 and 2000: dividend yield of 0%, expected volatility of 20%, risk-free interest rate of 5.0% and an expected option life of 5 years. The fair value of each option granted in 2001 was approximately $3.67. The fair value of each option granted in 2000 was between $5.27 - $5.42.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 12. REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Reserve Bank. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Bank and the financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), and Tier 1 capital to adjusted total assets (as defined). Management believes, as of December 31, 2001, that the Bank meets all the capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the Federal Reserve Bank, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

The Bank's actual and required capital amounts and ratios are as follows:

                                                                                                    To Be Well Capitalized
                                                                            For Capital             Under Prompt Corrective
                                                  Actual                 Adequacy Purposes             Action Provisions
                                          ---------------------        --------------------         -----------------------
                                          Amount         Ratio         Amount         Ratio         Amount           Ratio
                                          ------         -----         ------         -----         ------           ------
                                                                      (Dollars in Thousands)
As of December 31, 2001:
     Total Risk-Based Capital
        (to Risk-Weighted Assets)         $8,413         10.91%        $6,167          8.00%        $7,709           10.00%
     Tier 1 Capital
        (to Risk-Weighted Assets)          7,582          9.84%         3,084          4.00%         4,625            6.00%
     Tier 1 Capital
        (to Adjusted Total Assets)         7,582          8.22%         3,689          4.00%         4,612            5.00%

As of December 31, 2000:
     Total Risk-Based Capital
        (to Risk-Weighted Assets)          8,020         13.44%         4,776          8.00%         5,969           10.00%
     Tier 1 Capital
        (to Risk-Weighted Assets)          7,291         12.21%         2,388          4.00%         3,582            6.00%
     Tier 1 Capital
        (to Adjusted Total Assets)         7,291          9.53%         3,059          4.00%         3,823            5.00%

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 12. REGULATORY MATTERS (CONTINUED)

Banking laws and regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. As of December 31, 2001, the Bank would have been required to obtain prior approval on any dividends declared.

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

Fair value estimates made as of December 31, 2001, are based on relevant market information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheets for cash and short-term instruments approximate their fair values.

Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans: The carrying values, reduced by estimated inherent credit losses, of variable-rate loans and other loans with short-term characteristics were considered fair values. For other loans, the fair values were calculated by discounting scheduled future cash flows using current interest rates offered on loans with similar terms adjusted to reflect the estimated credit losses inherent in the portfolio.

Accrued interest receivable and accrued interest payable: The carrying amounts reported in the balance sheets for accrued interest receivable and accrued interest payable approximate their fair value.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Deposit liabilities: The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW, savings and money market deposits, was, by definition, equal to the amount payable on demand as of December 31, 2001. The fair value of fixed-rate certificates of deposit was based on the discounted value of contractual cash flows, calculated using the discount rates that equaled the interest rates offered at the valuation date for deposits of similar remaining maturities.

The following is a summary of the carrying amounts and estimated fair values of the Bank's financial assets and liabilities:

                                                                    December 31,
                                                  -------------------------------------------------
                                                           2001                      2000
                                                  ----------------------     ----------------------
                                                  Carrying    Estimated      Carrying     Estimated
                                                   Amount     Fair Value      Amount     Fair Value
                                                  --------    ----------     --------    ----------
                                                               (Dollars in thousands)
Financial assets:
     Cash and cash equivalents                    $ 15,365      $15,365      $ 7,886      $ 7,886
     Securities available for sale                   2,764        2,764       11,113       11,113
     Loans, net                                     73,368       74,550       57,480       56,759
     Accrued interest receivable                       368          368          389          389

Financial liabilities:
     Demand and variable-rate deposits              43,974       43,974       32,535       32,535
     Fixed-rate certificates of deposit             41,825       42,466       38,807       38,721
     Accrued interest payable                          240          240          309          309

At December 31, 2001 and 2000, the Bank had outstanding letters of credit and fixed and variable rate commitments to extend credit. For fair value, the fixed rate loan commitments were considered based on committed rates versus market rates for similar transactions. Due to market constraints and the short-term nature of the majority of the commitments, rates have remained relatively unchanged on these products, therefore, management has determined fair value to be the same as the committed value. Letters of credit and variable rate commitments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed, and, therefore, they were deemed to have no current fair market value.

                                                                      APPENDIX A

                                   ----------


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                        SOUTHERN FINANCIAL BANCORP, INC.,

                             SOUTHERN FINANCIAL BANK


                                       AND

                       METRO-COUNTY BANK OF VIRGINIA, INC.



                           DATED AS OF APRIL 25, 2002


                                   ----------

                                TABLE OF CONTENTS

                                                                                                              PAGE
I.       THE MERGER..............................................................................................1

         Section 1.1           Merger............................................................................1

         Section 1.2           Articles of Incorporation, Bylaws and Facilities of the Continuing Bank;
                               Directors and Officers............................................................1

         Section 1.3           Merger Consideration..............................................................2

         Section 1.4           Metro-County Stock Options........................................................3

         Section 1.5           Exchange of Shares................................................................4

         Section 1.6           Ratification by Shareholders......................................................5

         Section 1.7           Tax Consequences..................................................................6

II.      REPRESENTATIONS AND WARRANTIES OF METRO-COUNTY..........................................................6

         Section 2.1           Organization......................................................................6

         Section 2.2           Capitalization....................................................................7

         Section 2.3           Approvals; Authority..............................................................7

         Section 2.4           Financial Statements..............................................................7

         Section 2.5           Investments.......................................................................8

         Section 2.6           Loan Portfolio and Reserve for Loan Losses........................................8

         Section 2.7           Certain Loans and Related Matters.................................................9

         Section 2.8           Real Property Owned or Leased.....................................................9

         Section 2.9           Personal Property................................................................10

         Section 2.10          Environmental Laws...............................................................10

         Section 2.11          Litigation and Other Proceedings.................................................11

         Section 2.12          Taxes............................................................................11

         Section 2.13          Contracts and Commitments........................................................12

         Section 2.14          Insurance........................................................................13

         Section 2.15          No Conflict With Other Instruments...............................................14

         Section 2.16          Laws and Regulatory Filings......................................................14

         Section 2.17          Absence of Certain Changes.......................................................14

         Section 2.18          Employment Relations.............................................................15

         Section 2.19          Employee Benefit Plans...........................................................15

         Section 2.20          Deferred Compensation Arrangements...............................................16

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                              PAGE
         Section 2.21          Brokers and Finders..............................................................16

         Section 2.22          Derivative Contracts.............................................................16

         Section 2.23          Deposits.........................................................................17

         Section 2.24          Accounting Controls..............................................................17

         Section 2.25          Community Reinvestment Act.......................................................17

         Section 2.26          Federal Reserve Reporting Obligations............................................17

         Section 2.27          Intellectual Property Rights.....................................................17

         Section 2.28          Shareholders' List...............................................................18

III.     REPRESENTATIONS AND WARRANTIES OF SOUTHERN FINANCIAL AND SOUTHERN FINANCIAL BANK.......................18

         Section 3.1           Organization.....................................................................18

         Section 3.2           Capitalization...................................................................18

         Section 3.3           Approvals; Authority.............................................................19

         Section 3.4           No Conflict With Other Instruments...............................................19

         Section 3.5           Financial Statements and Reports.................................................19

         Section 3.6           Securities and Exchange Commission Reporting Obligations.........................20

         Section 3.7           Litigation and Other Proceedings.................................................20

         Section 3.8           Laws and Regulatory Filings......................................................20

         Section 3.9           Southern Financial Employee Benefit Plans........................................21

         Section 3.10          Insurance........................................................................21

         Section 3.11          Taxes............................................................................21

         Section 3.12          Allowance for Loan Losses........................................................21

         Section 3.13          Environmental Matters............................................................22

         Section 3.14          Brokers and Finders..............................................................22

IV.      COVENANTS OF METRO-COUNTY..............................................................................22

         Section 4.1           Shareholder Approval and Best Efforts............................................22

         Section 4.2           Activities of Metro-County Pending Closing.......................................22

         Section 4.3           Access to Properties and Records.................................................24

         Section 4.4           Information for Regulatory Applications and SEC Filings..........................25

         Section 4.5           Attendance at Certain Metro-County Meetings......................................25

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                              PAGE
         Section 4.6           Standstill Provision.............................................................25

         Section 4.7           Voting Agreement.................................................................26

         Section 4.8           Affiliates' Letters..............................................................26

         Section 4.9           Conforming Accounting Adjustments................................................26

V.       COVENANTS OF SOUTHERN FINANCIAL AND SOUTHERN FINANCIAL BANK............................................27

         Section 5.1           Best Efforts.....................................................................27

         Section 5.2           Information for Regulatory Applications and Proxy Solicitation...................27

         Section 5.3           Registration Statement...........................................................27

         Section 5.4           Nasdaq Listing...................................................................28

         Section 5.5           Issuance of Southern Financial Common Stock......................................28

         Section 5.6           Employee Benefit Plans...........................................................28

         Section 5.7           Indemnification..................................................................29

         Section 5.8           Employment Matters...............................................................29

         Section 5.9           Richmond Area Advisory Board.....................................................29

VI.      MUTUAL COVENANTS OF SOUTHERN FINANCIAL, SOUTHERN FINANCIAL BANK AND METRO-COUNTY.......................30

         Section 6.1           Notification; Updated Disclosure Schedules.......................................30

         Section 6.2           Confidentiality..................................................................30

         Section 6.3           Restrictions on Trading in Southern Financial Common Stock.......................30

VII.     CLOSING................................................................................................30

         Section 7.1           Closing..........................................................................30

         Section 7.2           Effective Time...................................................................31

VIII.    TERMINATION............................................................................................31

         Section 8.1           Termination......................................................................31

         Section 8.2           Effect of Termination............................................................32

         Section 8.3           Damages..........................................................................32

IX.      CONDITIONS TO OBLIGATIONS OF SOUTHERN FINANCIAL AND SOUTHERN FINANCIAL BANK............................33

         Section 9.1           Compliance with Representations and Warranties...................................33

         Section 9.2           Performance of Obligations.......................................................33

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                              PAGE
         Section 9.3           Absence of Material Adverse Changes and Events...................................33

         Section 9.4           Legal Opinion....................................................................33

         Section 9.5           Releases.........................................................................33

         Section 9.6           Affiliates' Letters..............................................................34

         Section 9.7           Acknowledgment of Option Cancellation............................................34

X.       CONDITIONS TO OBLIGATIONS OF METRO-COUNTY..............................................................34

         Section 10.1          Compliance with Representations and Warranties...................................34

         Section 10.2          Performance of Obligations.......................................................34

         Section 10.3          Absence of Material Adverse Changes and Events...................................34

         Section 10.4          Legal Opinion....................................................................34

         Section 10.5          Opinion of Financial Advisor.....................................................35

XI.      CONDITIONS TO RESPECTIVE OBLIGATIONS OF SOUTHERN FINANCIAL, SOUTHERN FINANCIAL BANK AND
         METRO-COUNTY...........................................................................................35

         Section 11.1          Government Approvals.............................................................35

         Section 11.2          Shareholder Approval.............................................................35

         Section 11.3          Tax Opinion......................................................................35

         Section 11.4          Registration of Southern Financial Common Stock..................................35

         Section 11.5          Listing of Southern Financial Common Stock.......................................36

         Section 11.6          Non-Compete Agreement............................................................36

XII.     MISCELLANEOUS..........................................................................................36

         Section 12.1          Non-Survival of Representations and Warranties...................................36

         Section 12.2          Definition of Knowledge..........................................................36

         Section 12.3          Amendments.......................................................................36

         Section 12.4          Expenses.........................................................................36

         Section 12.5          Notices..........................................................................36

         Section 12.6          Controlling Law..................................................................37

         Section 12.7          Headings.........................................................................38

         Section 12.8          Modifications or Waiver..........................................................38

         Section 12.9          Severability.....................................................................38

         Section 12.10         Assignment.......................................................................38

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                              PAGE
         Section 12.11         Consolidation of Agreements......................................................38

         Section 12.12         Counterparts.....................................................................38

         Section 12.13         Binding on Successors............................................................38

         Section 12.14         Gender...........................................................................38

         Section 12.15         Disclosures......................................................................38

         Section 12.16         Publicity........................................................................38

                      AGREEMENT AND PLAN OF REORGANIZATION


         This Agreement and Plan of Reorganization ("Agreement") dated as of April 25, 2002 is by and among Southern Financial Bancorp, Inc., a Virginia corporation ("Southern Financial"), Southern Financial Bank, a Virginia state bank, and Metro-County Bank of Virginia, Inc., a Virginia state bank ("Metro-County").

         WHEREAS, Metro-County desires to affiliate with Southern Financial and Southern Financial Bank, and Southern Financial and Southern Financial Bank desire to affiliate with Metro-County in the manner provided in this Agreement; and

         WHEREAS, Southern Financial, Southern Financial Bank and Metro-County believe that the acquisition of Metro-County by Southern Financial in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and

         WHEREAS, the respective Boards of Directors of Southern Financial, Southern Financial Bank and Metro-County have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as set forth below.

                                  INTRODUCTION

         This Agreement provides for the merger of Metro-County with and into Southern Financial Bank with Southern Financial Bank as the survivor (the "Merger"), all pursuant to this Agreement and a Plan of Merger by and between Metro-County and Southern Financial Bank, a copy of which is attached hereto as Exhibit A and all of the terms of which are incorporated herein by reference for all purposes. In connection with the Merger, Southern Financial will acquire all of the issued and outstanding shares of common stock, $1.60 par value, of Metro-County ("Metro-County Common Stock") for an aggregate consideration as set forth in this Agreement.

                                  I. THE MERGER

         Section 1.1 Merger. Metro-County shall be merged with and into Southern Financial Bank (which, as the receiving bank, is hereinafter referred to as the "Continuing Bank" whenever reference is made to it at or after the Effective Time (as defined in Section 7.2 of this Agreement)) under the Articles of Incorporation of Southern Financial Bank pursuant to the provisions of, and with the effect provided in Section 13.1-721 of the Virginia Stock Corporation Act ("Virginia Act").

         Section 1.2 Articles of Incorporation, Bylaws and Facilities of the Continuing Bank; Directors and Officers. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of the Continuing Bank shall be the Articles of Incorporation of Southern Financial Bank as in effect at the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of the Continuing Bank, the Bylaws of the Continuing Bank shall be the Bylaws of Southern Financial Bank as in effect at the Effective Time. Unless and until changed by the Board of Directors of the Continuing Bank, the main office of the Continuing Bank shall be the main office of Southern Financial Bank as of the Effective Time. The established offices and facilities of Metro-County immediately prior to the Merger shall become established offices and facilities of the Continuing Bank. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of the Continuing Bank, all corporate acts, plans, policies, contracts, approvals and authorizations of Metro-County and Southern Financial Bank and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Continuing Bank and shall be as effective and binding thereon as the same were with respect to Metro-County and Southern Financial Bank, respectively, as of the Effective Time. At the Effective Time, the directors and officers of Southern Financial Bank shall become the directors and officers of the Continuing Bank.

         Section 1.3 Merger Consideration.

                  (a) Unless otherwise adjusted as provided in Section 1.3(b) and (c), at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Metro-County Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for (i) an amount of cash equal to $2.90 and (ii) a number of shares of common stock, par value $0.01 per share, of Southern Financial ("Southern Financial Common Stock"), with an aggregate market value equal to $4.35 (collectively, the "Merger Consideration"). All such shares of Metro-County Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

                  (b) The number of shares of Southern Financial Common Stock into which each share of Metro-County Common Stock will be converted into and exchanged for will equal $4.35 divided by the Average Trading Price of Southern Financial Common Stock (rounded to the nearest ten thousandth); provided, however, that subject to Section 1.3(c), such number of shares of Southern Financial Common Stock shall be no more than 0.1912 or no less than 0.1487 (the exchange ratio, as adjusted if applicable, is hereinafter referred to as the "Exchange Ratio"). The "Average Trading Price" of Southern Financial Common Stock shall be the average of the closing sale price per share of Southern Financial Common Stock on The Nasdaq Stock Market, Inc. National Market System ("Nasdaq") (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Southern Financial) for the twenty (20) trading days ending on and including the fifth trading day preceding the Effective Time.

                  (c) The Exchange Ratio may, if the Average Trading Price of the Southern Financial Common Stock is $20.80 or less, be adjusted at the option of Southern Financial to a number of shares equal to $3.98 divided by the Average Trading Price. If Southern Financial elects not to adjust the Exchange Ratio, Metro-County may terminate this Agreement as provided in Section 8.1(f) hereof.

                  (d) Notwithstanding the other provisions of this Section 1.3, in the event (i) Southern Financial shall have entered into an agreement with any person to (A) acquire, merge or consolidate, or enter into any similar transaction, with Southern Financial, (B) purchase, lease or otherwise acquire all or substantially all of the assets of Southern Financial or (C) purchase or otherwise acquire securities representing 25% or more of the voting power of Southern Financial; or (ii) any person shall have made a bona fide proposal to Southern Financial by public announcement or written communication that is or becomes the subject of public disclosure, to acquire Southern Financial by merger, share exchange, consolidation, purchase of all or substantially all of its assets or any similar transaction, the Average Trading Price of Southern Financial Common Stock will be based on the average of the closing price per share of Southern Financial Common Stock on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Southern Financial) for each of the twenty (20) trading days immediately preceding the public announcement of a transaction or event described in either
(i) or (ii).

                  (e) In the event Southern Financial changes (or establishes a record date for changing) the number of shares of Southern Financial Common Stock issued and outstanding before the Effective Time as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Southern Financial Common Stock and the record date therefor shall be prior to the Effective Time, appropriate and proportional adjustments will be made to either (i) the maximum and minimum number of shares of Southern Financial Common Stock that may be issued for each share of Metro-County Common Stock in accordance with Section 1.3(a) or (ii) the Exchange Ratio in the event Southern Financial changes (or establishes a record date for changing) the number of shares of Southern Financial Common Stock issued and outstanding after the Exchange Ratio has been established and before the Effective Time.

                  (f) Notwithstanding anything in this Agreement to the contrary, Southern Financial will not issue any certificates or scrip representing fractional shares of Southern Financial Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Southern Financial shall pay to each former holder of Metro-County Common Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the closing price per share of Southern Financial Common Stock on the Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Southern Financial) on the trading day immediately prior to the Effective Time by (ii) the fraction of a share of Southern Financial Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 1.3.

         Section 1.4 Metro-County Stock Options.

                  (a) At the Effective Time, each option to acquire shares of Metro-County Common Stock which is outstanding and unexercised immediately prior thereto ("Metro-County Option") pursuant to the Metro-County Stock Option Plan, shall represent the right to receive (i) cash equal to $1.58 and (ii) a number of shares of Southern Financial Common Stock, with an aggregate market value equal to $2.36, subject to adjustment as provided in Sections 1.3(b) and (c).

                  (b) Subject to adjustment in the manner provided in Section 1.3(e), the number of shares of Southern Financial Common Stock into which each Metro-County Option will be converted into and exchanged for will equal $2.36 divided by the Average Trading Price of Southern Financial Common Stock (rounded to the nearest ten thousandth); provided, however, that subject to Section 1.3(c), such number of shares of Southern Financial Common Stock shall be no more than 0.0808 or no less than 0.1039.

                  (c) Metro-County shall take all actions necessary or reasonably requested by Southern Financial to ensure that at the Effective Time, no holder of any Metro-County Option will have any right thereunder to acquire any equity securities of Metro-County, Southern Financial or any of its subsidiaries or any right to payment in respect of any such securities of Metro-County, except for payment as provided in this Section 1.4.

         Section 1.5 Exchange of Shares.

                  (a) Southern Financial shall deposit or cause to be deposited in trust with Chase Mellon Shareholder Services (the "Exchange Agent") prior to the Effective Time (i) certificates representing shares of Southern Financial Common Stock and (ii) cash, each in an aggregate amount sufficient to make the payments of the Merger Consideration set forth in Section 1.3 of this Agreement. The Exchange Agent shall promptly deliver the stock certificates representing shares of Southern Financial Common Stock and the cash portion of the Merger Consideration upon surrender of certificates representing shares of Metro-County Common Stock.

                  (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which represent shares of Metro-County Common Stock (the "Certificates"), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. At and after the Closing (as defined herein) and upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration provided in Section 1.3 hereof in the manner described herein, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the shares of Southern Financial Common Stock or cash payable upon surrender of the Certificates. If certificates representing shares of Southern Financial Common Stock are to be delivered or payment of cash is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or established to the satisfaction of Southern Financial that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.5, each Certificate shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

                  (c) After the Effective Time, the stock transfer ledger of Metro-County shall be closed and there shall be no transfers on the stock transfer books of Metro-County of the shares of Metro-County Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Metro-County, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 1.5.

                  (d) Any portion of the Merger Consideration (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Metro-County for six months after the Effective Time shall be returned to Southern Financial, and the holders of shares of Metro-County Common Stock not theretofore presented to the Exchange Agent shall look to Southern Financial only, and not the Exchange Agent, for the payment of any of the Merger Consideration in respect of such shares.

                  (e) Former shareholders of Metro-County shall be entitled to vote after the Effective Time at any meeting of Metro-County's shareholders the number of shares of Southern Financial Common Stock into which their shares are converted, regardless of whether such shareholders of Metro-County have surrendered their Certificates in exchange therefor.

                  (f) No dividends or other distributions declared after the Effective Time with respect to shares of Southern Financial Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 1.5. After the surrender of a Certificate in accordance with this Section 1.5, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Southern Financial Common Stock represented by such Certificate.

                  (g) None of Southern Financial, Metro-County, the Exchange Agent or any other person shall be liable to any former holder of shares of Metro-County Common Stock for any Southern Financial Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Southern Financial or the Exchange Agent, the posting by such person of a bond in such amount as Southern Financial or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Southern Financial Common Stock deliverable in respect thereof pursuant to this Agreement.

         Section 1.6 Ratification by Shareholders. This Agreement shall be submitted to the shareholders of Metro-County in accordance with applicable provisions of law and the Articles of Incorporation and Bylaws of Metro-County. Metro-County and Southern Financial shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission ("SEC"), Board of Governors of the Federal Reserve System ("Federal Reserve"), the Federal Deposit Insurance Corporation ("FDIC") and the State Corporation Commission of Virginia (the "Virginia Commission").

         Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

               II. REPRESENTATIONS AND WARRANTIES OF METRO-COUNTY

         Metro-County represents and warrants to Southern Financial and Southern Financial Bank that each of the statements made in this Article II are true and correct in all material respects. Metro-County agrees that, at the Closing, it shall provide Southern Financial with supplemental Schedules reflecting any changes in the information contained in the Schedules which have occurred in the period from the date of delivery of such Schedules to the date of Closing.

         Section 2.1 Organization.

                  (a) Metro-County is a Virginia state bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Metro-County has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Metro-County. For purposes of this Agreement, "Material Adverse Effect" with respect to any party shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, has or is reasonably likely to have a material adverse impact on (i) the financial position, business or results of operations or financial performance of such party and their respective subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

                  (b) Metro-County is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Virginia Commission. Metro-County does not conduct any trust activities. True and complete copies of the Articles of Incorporation and Bylaws of Metro-County, as amended to date, have been delivered or made available to Southern Financial.

                  (c) Metro-County (i) does not have any subsidiaries or Affiliates, (ii) is not a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) does not know of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Metro-County. "Affiliate" means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

                  (d) The deposit accounts of Metro-County are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owning as of the date hereof required in connection therewith have been paid by Metro-County.

         Section 2.2 Capitalization. The authorized capital stock of Metro-County consists of 3,000,000 shares of Metro-County Common Stock, 2,100,564 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Metro-County Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. A list of all existing options, warrants, calls, convertible securities or commitments of any kind obligating Metro-County to issue any authorized and unissued Metro-County Common Stock is contained in
Schedule 2.2. Metro-County does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. There are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Metro-County Common Stock.

         Section 2.3 Approvals; Authority.

                  (a) Metro-County has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Metro-County has full legal capacity, power and authority to perform its obligations hereunder and thereunder and to consummate the contemplated transactions.

                  (b) The Board of Directors of Metro-County has approved this Agreement and the Plan of Merger and the transactions contemplated herein subject to the approval thereof by the shareholders of Metro-County as required by law, and, other than shareholder approval, no further corporate proceedings of Metro-County are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by Metro-County and is a duly authorized, valid, legally binding agreement of Metro-County enforceable against Metro-County in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

         Section 2.4 Financial Statements.

                  (a) Metro-County has furnished or made available to Southern Financial true and complete copies of its audited financial statements as of December 31, 2001, 2000 and 1999, and for the years then ended, and any Consolidated Reports of Condition and Income ("Call Reports") as of and for the three months ended March 31, 2002. The Call Reports and the audited financial statements referred to in this Section 2.4 are collectively referred to in this Agreement as the "Metro-County Financial Statements."

                  (b) Each of the Metro-County Financial Statements fairly present the financial position of Metro-County and the results of its operations at the dates and for the periods indicated in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis.

                  (c) As of the dates of the Metro-County Financial Statements referred to above, Metro-County did not have any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Metro-County Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Southern Financial. Since March 31, 2002, there have been no changes in the financial condition, assets, liabilities or business of Metro-County, other than changes in the ordinary course of business, nor have there been any changes or events involving a prospective adverse change in the financial condition, assets, liabilities or business, which individually or in the aggregate has had or is reasonably likely to have, a Material Adverse Effect on Metro-County.

         Section 2.5 Investments. Metro-County has furnished to Southern Financial a complete list, as of March 31, 2002, of all securities, including municipal bonds, owned by Metro-County (the "Securities Portfolio"). Except as set forth in Schedule 2.5, all such securities are owned by Metro-County (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 2.5 also discloses any entities in which the ownership interest of Metro-County equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

         Section 2.6 Loan Portfolio and Reserve for Loan Losses. (i) All evidences of indebtedness in an original principal amount in excess of $10,000 reflected as assets in the Metro-County Financial Statements as of and for the three months ended March 31, 2002 and the year ended December 31, 2001, were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles,
(ii) the allowance for loan losses shown on the Metro-County Financial Statements as of the three months ended March 31, 2002 and for the year ended December 31, 2001, was, and the allowance for loan losses to be shown on the Metro-County Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of Metro-County, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Metro-County and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) the allowance for loan losses described in clause
(ii) above has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

         Section 2.7 Certain Loans and Related Matters.

                  (a) Except as set forth in Schedule 2.7(a), Metro-County is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $15,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Metro-County or any regulatory agency with supervisory jurisdiction over Metro-County, should have been classified as "substandard," "doubtful," "loss," "other loans especially mentioned," "other assets especially mentioned" or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Metro-County, or any 10% or greater shareholder of Metro-County, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Metro-County including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over Metro-County and which violation could have a Material Adverse Effect on Metro-County.

                  (b) Schedule 2.7(b) contains the "watch list of loans" of Metro-County ("Watch List") as of March 31, 2002. Except as set forth in
Schedule 2.7(b), to the knowledge of Metro-County, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with Metro-County's past practices and prudent banking principles.

         Section 2.8 Real Property Owned or Leased.

                  (a) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 2.8(a) contains a true, correct and complete list of all real property owned or leased by Metro-County (the "Metro-County Real Property"). True and complete copies of all deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Schedule 2.8(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Southern Financial.

                  (b) No lease with respect to any Metro-County Real Property and no deed with respect to any Metro-County Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Metro-County Real Property. Each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by Metro-County or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

                  (c) To the knowledge of Metro-County, none of the buildings and structures located on any Metro-County Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Metro-County Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Condition of Metro-County. No condemnation proceeding is pending or, to Metro-County's knowledge, threatened, which would preclude or materially impair the use of any Metro-County Real Property in the manner in which it is currently being used.

                  (d) Metro-County has good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee's interest in, all Metro-County Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

                  (e) Except as set forth in Schedule 2.8(e), all buildings and other facilities used in the business of Metro-County are adequately maintained and, to Metro-County's knowledge, are free from defects which could materially interfere with the current or future use of such facilities.

         Section 2.9 Personal Property. Except as set forth in Schedule 2.9, Metro-County has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the "Metro-County Personalty"), free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Metro-County Personalty. Subject to ordinary wear and tear, the Metro-County Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

         Section 2.10 Environmental Laws. To the knowledge of Metro-County, Metro-County and any properties or businesses owned or operated by Metro-County, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. Except as set forth in Schedule 2.10, (i) Metro-County has not received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws, and they are not subject to any claim or lien under any Environmental Laws; (ii) during the term of ownership by Metro-County no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Metro-County, or owned, operated or leased by Metro-County within the ten years preceding the date of this Agreement, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of release of any Hazardous Materials;

(iii) to the knowledge of Metro-County, no asbestos was used in the construction of any portion of Metro-County's facilities; and (iv) to the knowledge of Metro-County, no real property currently owned by it is, or has been, an industrial site or landfill. Southern Financial and its consultants, agents and representatives shall have the right to inspect Metro-County's assets for the purpose of conducting asbestos and other environmental surveys, provided that such inspection shall be at the expense of Southern Financial and at such time as may be mutually agreed upon between Metro-County and Southern Financial.

         "Environmental Laws," as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. Section 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.; the Clean Air Act, 42 U.S.C. Section 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.

         "Hazardous Materials," as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

         Section 2.11 Litigation and Other Proceedings. Except as set forth in
Schedule 2.11, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of Metro-County, threatened before any court or administrative body in any manner against Metro-County, or any of its properties or capital stock, which might have a Material Adverse Effect on Metro-County or the transactions proposed by this Agreement. Metro-County does not know of any basis on which any litigation or proceeding could be brought which could have a Materially Adverse Effect on Metro-County or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Metro-County is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

         Section 2.12 Taxes. Metro-County has filed with the appropriate federal, state and local governmental agencies all Tax Returns and reports required to be filed, and has paid all

Taxes and assessments shown or claimed to be due. The Tax Returns as filed were correct in all material respects. Metro-County has not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal income Tax. Metro-County is not a party to any action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any claim for assessment or collection of Taxes been asserted against Metro-County. Metro-County has not waived any statute of limitations with respect to any Tax or other assessment or levy, and all such Taxes and other assessments and levies which Metro-County is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities to the extent due and payable, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by Metro-County, as required by law.

         True and complete copies of the federal income tax returns of Metro-County as filed with the Internal Revenue Service for the years ended December 31, 2001, 2000 and 1999 have been delivered or made available to Southern Financial.

         For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, declaration, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         Section 2.13 Contracts and Commitments.

                  (a) Except as set forth in Schedule 2.13, Metro-County is not a party to or bound by any of the following (whether written or oral, express or implied):

                           (i) employment contract or severance arrangement
(including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant) which is not terminable by Metro-County on less than sixty (60) days' notice without payment of any amount on account of such termination;

                           (ii) bonus, stock option or other employee benefit
arrangement, other than any deferred compensation arrangement disclosed in
Schedule 2.20 or any profit-sharing, pension or retirement plan disclosed in
Schedule 2.19(a);

                           (iii) material lease or license with respect to any
property, real or personal, whether as landlord, tenant, licensor or licensee;

                           (iv) contract or commitment for capital expenditures;

                           (v) material contract or commitment made in the
ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred twenty (120) days' from the date of this Agreement;

                           (vi) contract or option to purchase or sell any real
or personal property other than in the ordinary course of business;

                           (vii) contract, agreement or letter with respect to
the management or operations of Metro-County imposed by any bank regulatory authority having supervisory jurisdiction over Metro-County;

                           (viii) agreement, contract or indenture related to
the borrowing by Metro-County of money other than those entered into in the ordinary course of business;

                           (ix) guaranty of any obligation for the borrowing of
money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

                           (x) agreement with or extension of credit to any
executive officer or director of Metro-County or holder of more than ten percent (10%) of the issued and outstanding Metro-County Common Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features; or

                           (xi) contracts, other than the foregoing, with annual
payments aggregating $10,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto or in any document delivered or referred to or described in writing by Metro-County to Southern Financial.

                  (b) Metro-County has in all material respects performed all material obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party could result in default under, any material indenture, mortgage, contract, lease or other agreement to which Metro-County is a party or by which Metro-County bound or under any provision of its Articles of Incorporation or Bylaws.

         Section 2.14 Insurance. A true and complete list of all insurance policies owned or held by or on behalf of Metro-County (other than credit-life policies), including policy numbers, retention levels, insurance carriers, and effective and termination dates, is set forth in Schedule 2.14. Such policies are in full force and effect and contain only standard cancellation or termination clauses. In the judgment of the Board of Directors of Metro-County, such insurance policies in respect of amounts, types and risks insured are adequate to insure against risks to which Metro-County and its assets are normally exposed in the operation of its business, subject to customary deductibles and policy limits.

         Section 2.15 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or violate any provision of Metro-County's Articles of Incorporation or Bylaws or (ii) assuming all required shareholder and regulatory approvals and consents are duly obtained, will not (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Metro-County or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Southern Financial or Metro-County to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Metro-County under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Metro-County is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Metro-County.

         Section 2.16 Laws and Regulatory Filings. Metro-County is in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having jurisdiction over Metro-County, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Metro-County in connection with the execution, delivery and performance by Metro-County of this Agreement and the transactions contemplated hereby or the resulting change of control of Metro-County except for certain instruments necessary to consummate the Mergers contemplated hereby. Metro-County has filed all reports, registrations and statements, together with any amendments required to be made thereto ("Governmental Filings"), that are required to be filed with the FDIC, the Virginia Commission or any other regulatory authority having jurisdiction over Metro-County, and such reports, registrations and statements are, to the knowledge of Metro-County, true and correct in all material respects.

         Section 2.17 Absence of Certain Changes. Since March 31, 2002, Metro-County has not (a) issued or sold any of its capital stock or corporate debt obligations; (b) declared or set aside or paid any dividend or made any other distribution (whether in cash, stock or property) in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of Metro-County Common Stock; (c) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected any of its assets to a lien or encumbrance (other than in the ordinary course of business and other than statutory liens not yet delinquent); (d) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), other than accruals, accounts and notes payable included in the Metro-County Financial Statements, accruals, accounts and notes payable incurred since March 31, 2002 in the ordinary course of business and accruals, accounts and notes payable incurred in connection with the transactions contemplated by this Agreement; (e) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (f) made any general or individual wage or salary increase (including increases in directors' or consultants' fees) other than in accordance with past practices, paid any bonus, granted or paid any perquisites such as automobile allowance, club membership or dues or other similar benefits, entered into any employment contract or made any accrual or arrangement for or payment of bonuses or special compensation of any kind or severance or termination pay to any present or former officer or salaried employee, or instituted any employee welfare, retirement or similar plan or arrangement; (g) made any or acquiesced with any change in accounting methods, principles and practices except as may be required by GAAP; (h) excluding loan commitments made and certificates of deposit issued, entered into any contract, agreement or commitment which obligates Metro-County for an amount in excess of $10,000 over the term of any such contract, agreement or commitment; (i) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; or (j) incurred any change or any event involving a prospective change in the condition of Metro-County which has had, or is reasonably likely to have, a Material Adverse Effect on Metro-County generally, including, without limitation, any change in Metro-County's administrative or supervisory standing with or rating by any regulatory agency having jurisdiction over Metro-County, which shall include but not be limited to Metro-County having received a rating of less than "3" on the Asset Quality portion of its next scheduled regulatory examination to be conducted by the Federal Reserve, and to the knowledge of Metro-County, no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

         Section 2.18 Employment Relations. The relations of Metro-County with its employees are satisfactory, and Metro-County has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. Metro-County has materially complied with all laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workman's compensation insurance and social security and similar taxes, and no person has asserted that Metro-County is liable for any arrearages of wages, workman's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

         Section 2.19 Employee Benefit Plans.

                  (a) Schedule 2.19(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of Metro-County that are sponsored or maintained by Metro-County to which Metro-County currently contributes or is obligated to contribute on behalf of employees or former employees of Metro-County, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan.

                  (b) No employee benefit plans of Metro-County or its ERISA Affiliates (as defined below) (the "Metro-County Plans") are "multiemployer plans" within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plans"). None of Metro-County or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of Metro-County, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

                  (c) There does not now exist, nor, to the knowledge Metro-County, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of Metro-County now or following the Closing. "Controlled Group Liability" means (i) any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations; (ii) with respect to any Metro-County Plan any other material liability under Title I of ERISA or Chapter 43 or 68 of the Code, and (iii) material unfunded liabilities under any non-qualified deferred compensation plan for the benefit of any employee or former employee of Metro-County.

                  (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of Metro-County that, individually or in the aggregate, could give rise to the payment by Metro-County of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, Metro-County has no liability to provide post-retirement health or life benefits to any employee or former employee of Metro-County.

                  (e) "ERISA Affiliates" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

         Section 2.20 Deferred Compensation Arrangements. Schedule 2.20 contains a list of all deferred compensation arrangements of Metro-County, if any, including the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized.

         Section 2.21 Brokers and Finders. Other than the financial advisory services performed for Metro-County by Scott & Stringfellow, Inc., neither Metro-County nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement and the transactions contemplated herein.

         Section 2.22 Derivative Contracts. Metro-County is not a party to nor has it agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Metro-County Financial Statements which is a financial derivative contract (including various combinations thereof).

         Section 2.23 Deposits. Except as set forth in Schedule 2.23, to the knowledge of Metro-County, none of the deposits of Metro-County is a "brokered" deposit (as such term is defined in 12 C.F.R 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

         Section 2.24 Accounting Controls. Metro-County has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Metro-County; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Metro-County or other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Metro-County is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Metro-County; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

         Section 2.25 Community Reinvestment Act. Metro-County is in material compliance with the Community Reinvestment Act (12 U.S.C. Section 2901 et seq.) and all regulations promulgated thereunder, and Metro-County has supplied Southern Financial with copies of Metro-County's current CRA Statement, all support papers therefor, all letters and written comments received by Metro-County since January 1, 1999 pertaining thereto and any responses by Metro-County to such comments. Metro-County has a rating of "satisfactory" as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its next CRA compliance examination or why the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Metro-County under the CRA.

         Section 2.26 Federal Reserve Reporting Obligations. Metro-County has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the Federal Reserve. As of their respective dates, each of such reports and statements, as amended, were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the Federal Reserve or the SEC and none of the information contained in such reports and statements is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 2.27 Intellectual Property Rights. Schedule 2.27 will contain a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Metro-County or used under license by it in the conduct of its business (the "Intellectual Property"). Metro-County owns or has the right to use and continue to use the Intellectual Property in the operation of its business. Except as set forth in Schedule 2.27, Metro-County is not infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Metro-County used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

         Metro-County is not engaging, nor has it been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of Metro-County or the Continuing Bank to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

         Section 2.28 Shareholders' List. Metro-County has provided or made available to Southern Financial as of a date within ten (10) days of the date of this Agreement a list of the holders of shares of Metro-County Common Stock containing for Metro-County's shareholders the names, addresses and number of shares held of record, which shareholders' list is in all respects accurate as of such date and will be updated prior to Closing.

          III. REPRESENTATIONS AND WARRANTIES OF SOUTHERN FINANCIAL AND
                             SOUTHERN FINANCIAL BANK

         Southern Financial and Southern Financial Bank represent and warrant to Metro-County that the statements contained in this Article III are true and correct in all material respects as follows:

         Section 3.1 Organization. Southern Financial is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended ("BHC Act"), subject to all laws, rules and regulations applicable to bank holding companies. Southern Financial Bank is a Virginia state bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Southern Financial owns 100% of the issued and outstanding capital stock of Southern Financial Bank. Southern Financial Bank is an insured bank as defined in the Federal Deposit Insurance Act. Southern Financial and Southern Financial Bank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Southern Financial.

         Section 3.2 Capitalization. The authorized capital stock of Southern Financial consists of 5,000,000 shares of Southern Financial Common Stock, 4,285,144 shares of which are issued and outstanding and 1,000,000 shares of preferred stock, $0.01 par value, 13,621 shares of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Southern Financial Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. The shares of Southern Financial Common Stock to be issued to Metro-County shareholders pursuant to the provisions of this Agreement have been duly authorized, will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any person.

         Section 3.3 Approvals; Authority.

                  (a) Southern Financial and Southern Financial Bank each have full corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby.

                  (b) The Boards of Directors of Southern Financial and Southern Financial Bank have approved this Agreement and the transactions contemplated herein and no further corporate proceedings of Southern Financial or Southern Financial Bank are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by Southern Financial and Southern Financial Bank and is a duly authorized, valid, legally binding agreement of Southern Financial and Southern Financial Bank enforceable against Southern Financial and Southern Financial Bank in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

         Section 3.4 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby will not (i) violate any provision of the respective Articles of Incorporation or Incorporation or Bylaws of Southern Financial and Southern Financial Bank or (ii) assuming all required shareholder and regulatory consents and approvals are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Southern Financial or Southern Financial Bank or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Southern Financial to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Southern Financial under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Southern Financial is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Southern Financial.

         Section 3.5 Financial Statements and Reports.

                  (a) Southern Financial has furnished or made available to Metro-County true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2001 ("Annual Report"), as filed with the SEC, which contains Southern Financial's audited balance sheets as of December 31, 2001 and 2000, and the related statements of income and statements of changes in shareholders' equity and cash flow for the years ended December 31, 2001, 2000 and 1999 and (ii) its unaudited balance sheets and related statements of income and statements of changes in shareholders' equity and cash flows as of an for the three months ended March 31, 2001 and 2002. The Annual Report and unaudited financial statements referred to in this Section 3.5 are collectively referred to in this Agreement as the "Southern Financial Statements."

                  (b) The Southern Financial Statements fairly present the financial position of Southern Financial and Southern Financial Bank and the results of their respective operations at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

                  (c) As of the dates of the Southern Financial Statements referred to above, neither Southern Financial nor Southern Financial Bank had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Southern Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Metro-County. Since March 31, 2002, there have been no changes in the financial condition, assets, liabilities or business of Southern Financial or Southern Financial Bank, other than changes in the ordinary course of business nor have there been any changes or events involving a prospective adverse change in the financial condition, assets, liabilities or business, which individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect on Southern Financial and Southern Financial Bank considered as a consolidated whole.

         Section 3.6 Securities and Exchange Commission Reporting Obligations. Southern Financial has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC. As of their respective dates, each of such reports and statements, as amended, were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and none of the information contained in such reports and statements is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 3.7 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Southern Financial, threatened before any court or administrative body in any manner against Southern Financial, or any of its properties or capital stock, which might have a Material Adverse Effect on Southern Financial or the transactions proposed by this Agreement. Southern Financial knows of no basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on Southern Financial or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Southern Financial is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

         Section 3.8 Laws and Regulatory Filings. Southern Financial and Southern Financial Bank are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Southern Financial and Southern Financial Bank have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FDIC, the Virginia Commission or any other regulatory authority having jurisdiction over Southern Financial and Southern Financial Bank, and such reports, registrations and statements are, to the knowledge of Southern Financial and Southern Financial Bank, true and correct in all material respects.

         Section 3.9 Southern Financial Employee Benefit Plans. The employee pension benefits plans and welfare benefit plans (referred to collectively herein as the "Southern Plans") in effect at Southern Financial and Southern Financial Bank have all been operated in all material respects in compliance with ERISA, since ERISA became applicable with respect thereto. None of the Southern Plans nor any of their respective related trusts have been terminated (except the termination of any Southern Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Southern Financial), and there has been no "reportable event," as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Southern Plans nor their respective related trusts have incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Southern Plans are the only employee pension benefit plans covering employees of Southern Financial and Southern Financial Bank. Southern Financial and Southern Financial Bank will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing Date, for any of their employees other than under the Southern Plans, and as of the date hereof the actuarial present value of Southern Plan assets of each Southern Plan is not less (and as of the Effective Time of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

         Section 3.10 Insurance. Southern Financial currently maintains insurance in amounts reasonably necessary for its operations. In the judgment of the Board of Directors of Southern Financial, such insurance policies in respect of amounts, types and risks insured are adequate to insure against risks to which Southern Financial and its assets are normally exposed in the operation of its business, subject to customary deductibles and policy limits. Southern Financial has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Southern Financial.

         Section 3.11 Taxes. Southern Financial has filed with the appropriate federal, state and local governmental agencies all Tax Returns and reports required to be filed, and has paid all Taxes and assessments shown or claimed to be due. The Tax Returns as filed were correct in all material respects. Southern Financial is not a party to any action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any claim for assessment or collection of Taxes been asserted against Southern Financial. Southern Financial has not waived any statute of limitations with respect to any Tax or other assessment or levy, and all such Taxes and other assessments and levies which Southern Financial is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities to the extent due and payable, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by Southern Financial, as required by law.

         Section 3.12 Allowance for Loan Losses. The allowance for loan losses reflected on the Southern Financial Statements, as of their respective dates, has been established in accordance with GAAP as applied to banking institutions and all applicable laws and regulations.

         Section 3.13 Environmental Matters. To the knowledge of Southern Financial, Southern Financial and Southern Financial Bank are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined in Section 2.10 hereof) and permits thereunder. Neither Southern Financial nor Southern Financial Bank has received any communication alleging that Southern Financial or Southern Financial Bank is not in such material compliance and, to the knowledge of Southern Financial, there are no present circumstances that would prevent or interfere with the continuation of such material compliance.

         Section 3.14 Brokers and Finders. Other than the financial advisory services performed for Southern Financial by Hovde Financial LLC, neither Southern Financial nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement.

                          IV. COVENANTS OF METRO-COUNTY

         Metro-County covenants and agrees with Southern Financial and Southern Financial Bank as follows:

         Section 4.1 Shareholder Approval and Best Efforts. Metro-County will, as soon as practicable following acceptance of Southern Financial's regulatory applications for processing, take all steps under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Board of Directors of Metro-County will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, unless otherwise required by their fiduciary duties under applicable law, and Metro-County will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. If the transaction is approved by such shareholders, Metro-County will take all reasonable action to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as Southern Financial reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

         Section 4.2 Activities of Metro-County Pending Closing.

                  (a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect Metro-County shall (i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles; (ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships; and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of Metro-County, Southern Financial or Southern Financial Bank to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

                  (b) From the date hereof to and including the Closing Date, except as required by law or regulation, as long as this Agreement remains in effect or unless Southern Financial otherwise consents in writing (which consent shall not be unreasonably withheld), Metro-County shall not:

                           (i) make or agree to make or renew any loans or other
extensions of credit to any borrower in excess of $250,000 (except (A) pursuant to commitments made prior to the date of this Agreement, (B) loans fully secured by a certificate of deposit at Metro-County and (C) renewals, extensions and consolidations of any loans other than those loans listed in Schedule 2.7); provided, however, that Metro-County shall consult and advise Southern Financial in writing prior to making or renewing any loans or extensions of credit to any borrower in excess of $250,000. Southern Financial shall notify Metro-County in writing within three (3) business days of receipt of such notice whether Southern Financial consents to such loan or extension of credit, provided that if Southern Financial fails to notify Metro-County with such time frame, Southern Financial shall be deemed to have consented to such loan or extension of credit;

                           (ii) issue or sell or obligate itself to issue or
sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

                           (iii) open or close any branch office, or acquire or
sell or agree to acquire or sell, any branch office or any deposit liabilities, and shall otherwise consult with and seek the advice of Southern Financial with respect to basic policies relating to branching, site location and relocation;

                           (iv) enter into, amend or terminate any agreement of
the type that would be required to be disclosed in Schedule 2.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

                           (v) grant any severance or termination pay (other
than pursuant to Metro-County's policies in effect on the date hereof) to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Metro-County, either individually or as part of a class of similarly situated persons;

                           (vi) other than the payment of dividends as set forth
in clause (xvii) below, cause or allow any of the things listed in Section 2.17 to occur;

                           (vii) sell, transfer, convey or otherwise dispose of
any real property (including "other real estate owned") or interest therein;

                           (viii) foreclose upon or otherwise acquire any
commercial real property prior to receipt and approval by Southern Financial of a Phase I environmental review thereof;

                           (ix) increase or decrease the rate of interest paid
on deposit accounts other than in accordance with the deposit pricing guidelines as agreed to between Southern Financial and Metro-County; which deposit pricing guidelines shall be established and agreed to by the parties as soon as reasonably practicable after the date hereof;

                           (x) establish any new subsidiary or affiliate;

                           (xi) voluntarily make any material change in the
interest rate risk profile of Metro-County from that as of March 31, 2002;

                           (xii) materially deviate from policies and procedures
existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement;

                           (xiii) amend or change any provision of
Metro-County's Articles of Incorporation or Bylaws;

                           (xiv) make any capital expenditure which would exceed
an aggregate of $10,000, other than an expenditure of $15,000 for the installation of the Automated Teller Machine to be located at 3003 West Cary Street in Richmond, Virginia;

                           (xv) excluding deposits, certificates of deposit,
FHLB advances and borrowings consistent with past practices, undertake any additional borrowings in excess of ninety (90) days;

                           (xvi) modify any outstanding loan or acquire any loan
participation, unless such modification is made in the ordinary course of business, consistent with past practice; or

                           (xvii) pay any dividends other than regular periodic
cash dividends paid in the ordinary course of business and consistent with past practices.

         Section 4.3 Access to Properties and Records. To the extent permitted by applicable law, Metro-County shall (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Southern Financial and Southern Financial Bank full access to the properties, books and records of Metro-County in order that Southern Financial may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Metro-County, and (ii) to furnish Southern Financial with such additional financial and operating data and other information as to the business and properties of Metro-County as Southern Financial shall, from time to time, reasonably request. As soon as practicable after they become available, Metro-County will deliver or make available to Southern Financial all unaudited quarterly financial statements prepared for the internal use of management of Metro-County and all Call Reports filed by Metro-County with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Southern Financial will return to

Metro-County all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

         Section 4.4 Information for Regulatory Applications and SEC Filings. To the extent permitted by law, Metro-County will furnish Southern Financial with all information concerning Metro-County required for inclusion in (a) any application, filing, statement or document to be made or filed by Southern Financial or Metro-County with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (b) any filings with the Securities and Exchange Commission ("SEC"), including a Registration Statement on Form S-4, and any applicable state securities authorities. Metro-County represents and warrants that all information so furnished for such applications and filings shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Metro-County agrees at any time, upon the request of Southern Financial, to furnish to Southern Financial a written letter or statement confirming the accuracy of the information with respect to Metro-County contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to Metro-County contained in such document or draft was furnished by Metro-County expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Metro-County expressly for use therein.

         Section 4.5 Attendance at Certain Metro-County Meetings. In order to facilitate the continuing interaction of Southern Financial with Metro-County, and in order to keep Southern Financial fully advised of all ongoing activities of Metro-County, Metro-County agrees to allow Southern Financial to designate one representative (who shall be an officer of Southern Financial Bank), who will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the loan committee of Metro-County (including, but not limited to, meetings of the officers' loan committee of Metro-County). Metro-County shall promptly give Southern Financial prior notice by telephone of all called meetings. Such representative shall have no right to vote and may be excluded from sessions of the loan committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material which Metro-County is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of Metro-County, or
(iii) pending or threatened litigation or investigations if, in the opinion of counsel to Metro-County, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by a representative of Southern Financial at loan committee meetings under this Section 4.5 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of Metro-County made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to Closing, then Southern Financial's designee will no longer be entitled to notice of and permission to attend such meetings.

         Section 4.6 Standstill Provision. So long as this Agreement is in effect, neither Metro-County nor any of its directors or officers shall entertain, solicit or encourage any inquiries with respect to, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition or sale of all or substantially all of the assets or any shares of capital stock of Metro-County; except where the Board of Directors of Metro-County determines, based on the advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would constitute a breach of the fiduciary or legal obligations of Metro-County's Board of Directors to its shareholders. Metro-County agrees to notify Southern Financial immediately of any such unsolicited acquisition proposals and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction.

         Section 4.7 Voting Agreement. Metro-County acknowledges that the directors of Metro-County as of the date hereof have agreed to vote their shares of Metro-County Common Stock in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, pursuant to a Voting Agreement substantially in the form of Exhibit B to this Agreement which has been executed as of the date of this Agreement.

                  (a) Termination of Data Processing Contracts. Metro-County will timely take any and all actions necessary, including but not limited to notifying appropriate parties, to ensure that its current data processing contracts will not renew.

         Section 4.8 Affiliates' Letters. No later than the fifteenth day following the date of execution of this Agreement, Metro-County shall deliver to Southern Financial, after consultation with legal counsel, a list of names and addresses of those persons who are "Affiliates" of Metro-County with respect to the Merger within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). There shall be added to such list the names and addresses of any other person (within the meaning of such Rule) which Southern Financial identifies (by written notice to Metro-County within three business days after receipt of such list) as possibly being a person who may be deemed to be an "Affiliate" of Metro-County within the meaning of Rule 144. Metro-County shall use all reasonable efforts to deliver, or cause to be delivered, to Southern Financial not later than the thirtieth day following the date of execution of this Agreement from each of the "Affiliates" of Metro-County identified as aforesaid, a letter dated as of the date of delivery thereof in the form of Exhibit C attached hereto.

         Section 4.9 Conforming Accounting Adjustments. Metro-County shall, if requested by Southern Financial, consistent with GAAP, immediately prior to Closing, make such accounting entries as Southern Financial may reasonably request in order to conform the accounting records of Metro-County to the accounting policies and practices of Southern Financial. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by Metro-County (i) of any adverse circumstances for purposes of determining whether the conditions to Southern Financial's obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Southern Financial's obligations under this Agreement set forth in Section 9.3 hereof or (iii) that such adjustment has any bearing on the number of shares of Southern Financial Common Stock issuable hereunder. No adjustment required by Southern Financial shall (a) require any prior filing with any governmental agency or regulatory authority or
(b) violate any law, rule or regulation applicable to Metro-County.

         V. COVENANTS OF SOUTHERN FINANCIAL AND SOUTHERN FINANCIAL BANK

         Southern Financial and Southern Financial Bank covenant and agree with Metro-County as follows:

         Section 5.1 Best Efforts. Southern Financial and Southern Financial Bank will take all reasonable action to aid and assist in the consummation of the Merger and the transactions contemplated hereby, and will use their best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

         Section 5.2 Information for Regulatory Applications and Proxy Solicitation. To the extent permitted by law, Southern Financial and Southern Financial Bank will furnish Metro-County with all information concerning Southern Financial and Southern Financial Bank required for inclusion in (a) any application, statement or document to be made or filed by Metro-County with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (b) any proxy materials to be furnished to the shareholders of Metro-County in connection with their consideration of the Merger. Southern Financial and Southern Financial Bank represent and warrant that all information so furnished for such statements and applications shall, to the best of their knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Southern Financial and Southern Financial Bank agree, upon the request of Metro-County, to furnish to Metro-County a written letter or statement confirming to the best of its knowledge the accuracy of the information with respect to Southern Financial and Southern Financial Bank contained in any report or other application or statement referred to in Sections 5.1 or 5.2 of this Agreement, and confirming that the information with respect to Southern Financial and Southern Financial Bank contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Southern Financial or Southern Financial Bank expressly for use therein.

         Section 5.3 Registration Statement. As promptly as practicable after the execution of this Agreement, Southern Financial shall prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act and any other applicable documents, relating to the shares of Southern Financial Common Stock to be delivered to the shareholders of Metro-County pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to Metro-County's shareholders, at the time of each of the Metro-County Shareholders' Meeting held to approve the Merger and at the Effective Time of the Merger, the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Southern Financial Bank (the "Proxy Statement/Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Metro-County for use in the Registration Statement or the Proxy Statement/Prospectus.

         Section 5.4 Nasdaq Listing. Southern Financial will file all documents required to be filed to have the shares of the Southern Financial Common Stock to be issued pursuant to the Agreement included for quotation on Nasdaq and use its best efforts to effect said listing.

         Section 5.5 Issuance of Southern Financial Common Stock. The shares of Southern Financial Common Stock to be issued by Southern Financial to the shareholders of Metro-County pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Southern Financial Common Stock to be delivered to the shareholders of Metro-County pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Southern Financial.

         Section 5.6 Employee Benefit Plans. Metro-County shall execute and deliver such instruments and take such other actions as Southern Financial may reasonably require in order to cause the amendment, merger or termination of any of its employee benefit plans on terms satisfactory to Southern Financial and in accordance with applicable law. Southern Financial agrees that the employees of Metro-County who continue their employment after the Closing Date (the "Metro-County Employees") will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Southern Financial and Southern Financial Bank, in accordance with the respective terms of such plans and programs and on the same terms and conditions as employees of Southern Financial and Southern Financial Bank, and Southern Financial shall take all actions necessary or appropriate to facilitate coverage of the Metro-County Employees in such plans and programs from and after the Closing Date, subject to the following:

                  (a) Each Metro-County Employee will be entitled to credit for prior service with Metro-County for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than stock option plans), sponsored by Southern Financial and Southern Financial Bank to the extent Metro-County sponsored a similar type of plan in which the Metro-County Employees participated immediately prior to the Closing Date. Any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Metro-County Employee and their eligible dependents. For purposes of determining Metro-County Employee's benefit for the calendar year in which the Merger occurs under Southern Financial's vacation program, any vacation taken by the Metro-County Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Southern Financial vacation benefit available to such Metro-County Employee for such calendar year. Southern Financial further agrees to credit each Metro-County Employee and their eligible dependents for the year during which coverage under Southern Financial's group health plan begins, with any deductibles already incurred during such year, under Metro-County's group health plan.

                  (b) Each Metro-County Employee shall be entitled to credit for past service with Metro-County for the purpose of satisfying any eligibility or vesting periods applicable to Southern Financial's employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Southern Financial's 401(k) Profit Sharing Plan).

                  (c) Southern Financial agrees that Metro-County may amend the Virginia Bankers Association Master Defined Contribution Plan for Metro-County Bank of Virginia, Inc. to provide for the acceleration of the vesting schedule of the participants' accrued benefit under such plan prior to the Effective Time.

         Section 5.7 Indemnification. Southern Financial agrees that for a six year period following the Effective Time, it shall indemnify and hold harmless any person who has rights to indemnification from Metro-County, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and Metro-County's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Effective Time. Southern Financial further agrees that any such person who has rights to indemnification pursuant to this Section 5.7 is expressly made a third party beneficiary of this Section 5.7 and may directly, in such person's personal capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress allowable under Virginia law to the same extent as if such person were a party hereto. Southern Financial shall apply to its directors' liability insurance carrier for coverage for persons who are currently covered by such insurance of Metro-County for a period of three years after the Effective Time.

         Section 5.8 Employment Matters. Southern Financial shall use its commercially reasonable efforts to continue the employment of three (3) specified officers of Metro-County in positions at Southern Financial Bank under the terms and conditions set forth in a letter agreement agreed to between Southern Financial Bank and Metro-County.

         Section 5.9 Richmond Area Advisory Board. Southern Financial will form an advisory board to serve the Richmond, Virginia area. All members of the Metro-County Board of Directors as of the date of this Agreement will be invited to join such Advisory Board. The Advisory Board members appointed pursuant to this Section 5.9 and who continue to serve shall receive, as compensation for service on the Advisory Board, fees in accordance with Southern Financial's standard schedule of fees for service as an advisory board member in effect from time to time. Each such Advisory Board member shall be reappointed to the Richmond Area Advisory Board unless and until (i) he or she is deemed by Southern Financial to be disqualified for good reason, (ii) Southern Financial no longer maintains an Advisory Board for the Richmond area or (iii) the member is prohibited from serving because he or she has attained the maximum age for service thereon (currently age 75); provided, however, that for two years after the Effective Time, no such Advisory Board member shall be prohibited from serving thereon because he or she shall have attained the maximum age for service thereon (currently age 75).

         VI. MUTUAL COVENANTS OF SOUTHERN FINANCIAL, SOUTHERN FINANCIAL
                              BANK AND METRO-COUNTY

         Section 6.1 Notification; Updated Disclosure Schedules. Metro-County shall give prompt notice to Southern Financial, and Southern Financial shall give prompt notice to Metro-County, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         Section 6.2 Confidentiality. Neither Southern Financial nor Metro-County will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral ("Subject Information") acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 8.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term "Subject Information" does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

         Section 6.3 Restrictions on Trading in Southern Financial Common Stock. Neither Southern Financial, Metro-County, any of their respective subsidiaries nor any director or executive officer of Southern Financial or Metro-County or their respective subsidiaries shall directly or indirectly purchase or sell on the Nasdaq Stock Market, or submit a bid to purchase or offer to sell on the Nasdaq Stock Market, any shares of Southern Financial Common Stock, or any options, rights, warrants or other securities convertible into or exercisable for shares of Southern Financial Common Stock during the period of the twenty
(20) trading days ending on and including the fifth trading day preceding the Effective Time.

                                  VII. CLOSING

         Section 7.1 Closing. Subject to the other provisions of this Article VII, on a mutually acceptable date ("Closing Date") as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

                  (a) the receipt of shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

                  (b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Southern Financial or Metro-County, pursuant to Section 11.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Southern Financial and Metro-County, to the consummation of the transactions contemplated herein, or such prior date as each of Southern Financial and Metro-County shall elect whether or not such proceeding has been brought to a conclusion;

         A meeting ("Closing") will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

         The Closing shall take place at the offices of Bracewell & Patterson, L.L.P. in Reston, Virginia, or at such other place to which the parties hereto may mutually agree.

         Section 7.2 Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of Metro-County and the regulatory approvals of the Federal Reserve, FDIC, Virginia Commission and any other federal or state regulatory agency whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate approving the Merger to be issued by the Virginia Commission, ("Effective Time"). It is anticipated by Southern Financial and Metro-County that the Closing and the Effective Time will occur on the same day.

                                VIII. TERMINATION

         Section 8.1 Termination.

                  (a) This Agreement may be terminated by action of the Board of Directors of Southern Financial or Metro-County at any time prior to the Effective Time if:

                           (i) any court of competent jurisdiction in the United
States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

                           (ii) any of the transactions contemplated by this
Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

                           (iii) the Merger shall not have become effective on
or before one year following the date of execution of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Southern Financial and Metro-County; provided, however, that the right to terminate under this Section 8.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date.

                  (b) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Metro-County or Southern Financial if the conditions set forth in Article XI have not been met or waived by the other party.

                  (c) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Metro-County if the conditions set forth in
Article X have not been met or waived by Metro-County.

                  (d) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Southern Financial if the conditions set forth in Article IX have not been met or waived by Southern Financial.

                  (e) This Agreement may be terminated at any time prior to the Effective Time with the mutual written consent of Southern Financial and Metro-County and the approval of such action by their respective Boards of Directors.

                  (f) This Agreement may be terminated by Metro-County if the Average Trading Price (as defined in Section 1.3 hereof) of Southern Financial Common Stock is $20.80 or less. To terminate this Agreement pursuant to this
Section 8.1(f), Metro-County must provide to Southern Financial written notice of its intent to terminate ("Termination Notice") within one business day following the end of the twenty (20) day trading period over which the Average Trading Price is determined. For a period of three business days from the date of receipt of the Termination Notice, Southern Financial shall have the option, but not the obligation, to increase the aggregate number of shares of Southern Financial Common Stock into which shares of Metro-County Common Stock will be converted at the Effective Time as set forth in Section 1.3(c) hereof ("Walkaway Counter Offer"). In the event that Southern Financial elects to make the Walkaway Counter Offer, the Termination Notice previously sent by Metro-County shall be null and void and of no effect, and Metro-County shall no longer have the right to terminate the Agreement pursuant to this Section 8.1(f). If Southern Financial does not elect to make the Walkaway Counter Offer, this Agreement shall terminate.

         Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Southern Financial or Metro-County as provided in Section
8.1 or the abandonment of the Merger without breach by any party hereto, this Agreement (other than Section 6.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing contained in this Section 8.2 shall relieve any party hereto of any liability for a breach of this Agreement.

         Section 8.3 Damages.

                  (a) If this Agreement is terminated by Southern Financial or Metro-County because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall bear and pay all costs and expenses of the other party, subject to Section 8.3(b), including fees and expenses of consultants, investment bankers, accountants, counsel, printers and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Proxy Statement/Prospectus.

                  (b) Any liability incurred by Southern Financial pursuant to this Section 8.3 shall not exceed a total of $100,000 and any liability incurred by Metro-County pursuant to this Section 8.3 shall not exceed a total of $250,000.

                  (c) Final settlement with respect to the payment of such fees and expenses by the parties shall be made within thirty (30) days after the termination of this Agreement.

             IX. CONDITIONS TO OBLIGATIONS OF SOUTHERN FINANCIAL AND
                             SOUTHERN FINANCIAL BANK

         The obligations of Southern Financial and Southern Financial Bank under this Agreement are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Southern Financial in its sole discretion:

         Section 9.1 Compliance with Representations and Warranties. Each of the representations and warranties made by Metro-County in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Southern Financial and Southern Financial Bank shall have received a certificate signed by the chief executive officer or president of Metro-County to that effect.

         Section 9.2 Performance of Obligations. Metro-County shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Southern Financial and Southern Financial Bank shall have received a certificate signed by the by the chief executive officer or president of Metro-County to that effect.

         Section 9.3 Absence of Material Adverse Changes and Events. There shall have been no change after the date hereof in the assets, properties, business, financial condition or results of operation of Metro-County which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Metro-County, nor shall any event have occurred which, with the lapse of time, will result in a Material Adverse Effect on Metro-County.

         Section 9.4 Legal Opinion. Southern Financial shall have received an opinion of counsel to Metro-County, dated as of the Closing Date, in form and substance satisfactory to counsel for Southern Financial.

         Section 9.5 Releases. Metro-County shall have used its best efforts to have each of the directors and officers (with a title of senior vice president or above as of the date hereof) of Metro-County deliver to Southern Financial an instrument in the form of Exhibit D dated as of the Closing Date releasing Southern Financial and Southern Financial Bank from any and all claims of such directors and officers (except as described in such instrument).

         Section 9.6 Affiliates' Letters. Each Affiliate of Metro-County shall have delivered to Southern Financial Bank an executed copy of the Affiliate Letter contemplated by Section 4.10 hereof.

         Section 9.7 Acknowledgment of Option Cancellation. Each Metro-County Stock Option shall be cancelled and terminated as of the Effective Time as provided for in Section 1.4 hereof, and each holder of a Metro-County Option outstanding immediately prior to the Effective Time shall have executed and delivered to Southern Financial such instruments as Southern Financial, with the advice of counsel, may deem necessary to effectuate the cancellation and termination of such Metro-County Options and the release of rights under the Metro-County Options and the Metro-County Stock Option Plan.

                  X. CONDITIONS TO OBLIGATIONS OF METRO-COUNTY

         The obligations of Metro-County under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Metro-County in its sole discretion:

         Section 10.1 Compliance with Representations and Warranties. Each of the representations and warranties made by Southern Financial and Southern Financial Bank in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Metro-County shall have received a certificate signed by the chief executive officer or president of Southern Financial to that effect.

         Section 10.2 Performance of Obligations. Southern Financial and Southern Financial Bank shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Metro-County shall have received a certificate signed by the by the chief executive officer or president of Southern Financial to that effect.

         Section 10.3 Absence of Material Adverse Changes and Events. There shall have been no change after the date hereof in the assets, properties, business, financial condition or results of operations of Southern Financial or Southern Financial Bank which have individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Southern Financial, nor shall any event have occurred which, with the lapse of time, will result in a Material Adverse Effect on Southern Financial.

         Section 10.4 Legal Opinion. Metro-County shall have received an opinion of Bracewell & Patterson, L.L.P., counsel to Southern Financial, dated as of the Closing Date, addressed to Metro-County and in form and substance satisfactory to counsel for Metro-County.

         Section 10.5 Opinion of Financial Advisor. Metro-County shall have received a written opinion from a financial advisor dated as of the date of this Agreement and updated as of the date of the Proxy Statement/Prospectus that the Merger Consideration is fair to the Metro-County shareholders from a financial point of view.

         XI. CONDITIONS TO RESPECTIVE OBLIGATIONS OF SOUTHERN FINANCIAL,
                    SOUTHERN FINANCIAL BANK AND METRO-COUNTY

         The respective obligations of Southern Financial, Southern Financial Bank and Metro-County under this Agreement are subject to the satisfaction of the following conditions which may be waived by Southern Financial, Southern Financial Bank and Metro-County, respectively, in their sole discretion:

         Section 11.1 Government Approvals. Southern Financial and Southern Financial Bank shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve, Virginia Commission and any other regulatory agency whose approval must be received in order to consummate the Merger, which approvals shall not impose any restrictions on the operations of the Continuing Bank which are unacceptable to Southern Financial, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters' rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Southern Financial or Metro-County may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Mergers over such objection.

         Section 11.2 Shareholder Approval. The shareholders of Metro-County shall have approved this Agreement and the transactions contemplated by this Agreement.

         Section 11.3 Tax Opinion. Southern Financial and Metro-County shall have received an opinion of Bracewell & Patterson, L.L.P. in form and substance satisfactory to Southern Financial and Metro-County to the effect that on the basis of certain facts, representations and opinions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Southern Financial, Metro-County and others.

         Section 11.4 Registration of Southern Financial Common Stock. The Registration Statement covering the Southern Financial Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state's securities laws relating to the issuance or trading of the Southern Financial Common Stock to be issued in the Merger shall have been received.

         Section 11.5 Listing of Southern Financial Common Stock. The shares of Southern Financial Common Stock to be delivered to the shareholders of Metro-County pursuant to this Agreement shall have been authorized for listing on Nasdaq.

         Section 11.6 Non-Compete Agreement. Mr. Stafford M. White shall have entered into a non-compete agreement with Southern Financial Bank substantially in the form set forth in Schedule 11.6.

                               XII. MISCELLANEOUS

         Section 12.1 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Southern Financial, Southern Financial Bank and Metro-County contained in this Agreement shall terminate at the Closing, other than covenants that by their terms are to be performed after the Effective Time (including Sections 5.6, 5.7., 5.8, 5.9 and
6.2 hereof), which shall survive the Closing.

         Section 12.2 Definition of Knowledge. The term "knowledge", when used with respect to any party, shall mean the knowledge, after reasonable investigation, of any "executive officer" of such party, as the term "executive officer" is defined in Regulation O (12 C.F.R. 215).

         Section 12.3 Amendments. This Agreement may be amended only by a writing signed by Southern Financial, Southern Financial Bank and Metro-County at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of Metro-County pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

         Section 12.4 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys' fees) in respect of any claim made by any party for a broker's or finder's fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification. Except as disclosed herein, Southern Financial and Metro-County represent and warrant to each other that neither of them, nor any of their agents, employees or representatives, has incurred any liability for any commissions or brokerage fees in connection with this transaction.

         Section 12.5 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

         If to Southern Financial and Southern Financial Bank:

         Southern Financial Bancorp, Inc.
         37 East Main Street
         Warrenton, Virginia 20186
         Fax No.: (540) 349-3904

         Attention: Ms. Georgia S. Derrico

         With a copy to:

         Bracewell & Patterson, L.L.P.
         711 Louisiana Street, Suite 2900
         Houston, Texas 77002-2781
         Fax No.: (713) 221-1212

         Attention: Mr. William T. Luedke IV

         If to Metro-County:

         Metro-County Bank of Virginia, Inc.
         8206 Atlee Road
         Mechanicsville, Virginia 23166
         Fan No.: (804) 559-0802

         Attention: Mr. Stafford M. White

         With a copy to:

         LeClair Ryan
         707 East Main Street
         Richmond, Virginia 23219
         Fax No.: (804) 783-2294

         Attention: Mr. George P. Whitley

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

         Section 12.6 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the Commonwealth of Virginia and, to the extent applicable, by the laws of the United States of America.

         Section 12.7 Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

         Section 12.8 Modifications or Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

         Section 12.9 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

         Section 12.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

         Section 12.11 Consolidation of Agreements. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

         Section 12.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

         Section 12.13 Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

         Section 12.14 Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

         Section 12.15 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto.

         Section 12.16 Publicity. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the transactions contemplated by this Agreement, the timing and content of any announcements, press releases or other public statements (whether written or oral) concerning this Agreement or the Merger will occur upon, and be determined by, the mutual consent of Southern Financial and Metro-County; provided, however, that this shall not include notices required to be published pursuant to the regulatory application process.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                       SOUTHERN FINANCIAL BANCORP, INC.



                                       By: /s/ GEORGIA S. DERRICO
                                           -------------------------------------
                                           Georgia S. Derrico
                                           Chairman of the Board and
                                           Chief Executive Officer



                                       SOUTHERN FINANCIAL BANK



                                       By: /s/ R. RODERICK PORTER
                                           -------------------------------------
                                           R. Roderick Porter
                                           President and Chief Operating Officer



                                       METRO-COUNTY BANK OF VIRGINIA, INC.



                                       By: /s/ STAFFORD M. WHITE, JR.
                                           -------------------------------------
                                           Stafford M. White, Jr.
                                           Chairman and Chief Executive Officer



            [Signature Page to Agreement and Plan of Reorganization]

                                                                      Appendix B


                   [LETTERHEAD OF SCOTT & STRINGFELLOW, INC.]


                              _______________, 2002



Board of Directors
Metro-County Bank of Virginia, Inc.
8206 Atlee Road
Mechanicsville, Virginia 23166

Dear Madame and Gentlemen:

          You have asked us to render our opinion relating to the fairness, from a financial point of view, to the shareholders of Metro-County Bank of Virginia, Inc. ("Metro-County") of the terms of an Agreement and Plan of Reorganization by and among Southern Financial Bancorp, Inc. ("Southern Financial"), Southern Financial Bank and Metro-County dated April 25, 2002 (the "Agreement"). The Agreement provides for the merger of Metro-County with and into Southern Financial Bank, a subsidiary bank of Southern Financial (the "Merger") and further provides that each share of Metro-County Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for (i) an amount of cash equal to $2.90 and (ii) a number of shares of Southern Financial Common Stock equal to the quotient of $4.35 divided by the average of the closing sales price per share for Southern Financial Common Stock as reported on the NASDAQ National Market for the 20 trading days ending on and including the fifth trading day preceding the Effective Time (the "Exchange Ratio"). In no case will the Exchange Ratio be more than 0.1912 or less than 0.1487.

         In developing our opinion, we have, among other things, reviewed and analyzed: (1) the Agreement; (2) the Registration Statement and this Proxy Statement; (3) Metro-County's annual reports to stockholders and its financial statements for the three years ended December 31, 2001; (4) Metro-County's unaudited financial statements for the quarter ended March 31, 2002 and 2001, and other internal information relating to Metro-County prepared by Metro-County's management; (5) information regarding the trading market for the common stocks of Metro-County and Southern Financial and the price ranges within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data such as net worth, assets, deposits and earnings in certain bank and bank holding company mergers and acquisitions in recent years;
(7) Southern Financial's annual reports to shareholders and its financial statements for the three years ended December 31, 2001; and (8) Southern Financial's unaudited financial statements for the quarter ended March 31, 2002 and 2001, and other internal information relating to Southern Financial prepared by Southern Financial's management. We have discussed with members of management of Metro-County and Southern Financial the background to the

Merger, reasons and basis for the Merger and the business and future prospects of Metro-County and Southern Financial individually and as a combined entity. Finally, we have conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as we deemed appropriate.

         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of Metro-County and Southern Financial. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of Metro-County or Southern Financial. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

         On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof the terms of the Agreement are fair from a financial point of view to the shareholders of Metro-County Common Stock.

                                            Very truly yours,

                                            SCOTT & STRINGFELLOW, INC.



                                            By:
                                                --------------------------------
                                            Gary S. Penrose
                                            Managing Director
                                            Financial Institutions Group

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF SOUTHERN FINANCIAL BANCORP, INC.

         Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia of 1950, as amended (the "Code"), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

         Southern Financial's Articles of Incorporation, as amended, contain provisions indemnifying the directors and officers of Southern Financial against expenses and liabilities (including counsel fees) incurred in legal proceedings to the fullest extent permitted by Virginia law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

         (a) List of Exhibits

        EXHIBIT
        NUMBER      DESCRIPTION
        -------     -----------

         2.1*       Agreement and Plan of Reorganization by and among Southern
                    Financial Bancorp, Inc., Southern Financial Bank and
                    Metro-County Bank of Virginia, Inc. dated as of April 25,
                    2002 (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4).

         2.2        Agreement and Plan of Reorganization between The Horizon
                    Bank of Virginia and Southern Financial Bancorp, Inc. and
                    Southern Financial Bank, dated as of May 3, 1999, as amended, (incorporated herein by reference to Exhibit 2.1 to Southern Financial's Registration Statement on Form S-4
                    (Registration No. 333-82159)).

         2.3        Agreement and Plan of Reorganization between First Savings
                    Bank of Virginia and Southern Financial Bancorp, Inc. and
                    Southern Financial Bank, made and entered into as of March
                    31, 2000 (incorporated herein by reference to Exhibit 2.1 to Southern Financial's Registration Statement on Form S-4
                    (Registration No. 333-39666)).

         3.1        Articles of Incorporation of Southern Financial Bancorp,
                    Inc., as amended (incorporated herein by reference to Exhibit 3.1 to Southern Financial's Registration Statement on Form S-4 (Registration No. 33-95246 filed with the
                    Securities and Exchange Commission on August 4, 1995)).

         3.2 Bylaws of Southern Financial Bancorp, Inc. (incorporated herein by reference to Exhibit 3.2 to Southern Financial
                    Bancorp, Inc.'s Registration Statement on Form S-4,
                    (Registration No. 33-95246 filed with the Securities and Exchange Commission on August 4, 1995)).

        EXHIBIT
        NUMBER      DESCRIPTION
        -------     -----------

         4.1        Form of Junior Subordinated Indenture between Southern
                    Financial Bancorp, Inc. and Wilmington Trust Company, as
                    Trustee (incorporated herein by reference to Exhibit 4.4 to Southern Financial's Registration Statement on Form S-1
                    (Registration Nos. 333-94461 and 333-94461-01)).

         4.2 Form of Junior Subordinated Debenture (included as an exhibit to the Form of Indenture that is incorporated herein by reference to Exhibit 4.4 to Southern Financial's
                    Registration Statement on Form S-1 (Registration Nos.
                    333-94461 and 333-94461-01)).

         4.3        Form of Trust Preferred Securities Guarantee Agreement of
                    Southern Financial (incorporated herein by reference to Exhibit 4.7 to Southern Financial's Registration Statement on Form S-1 (Registration Nos. 333-94461 and 333-94461-01)).

         5.1* Opinion of Bracewell & Patterson, L.L.P. regarding the legality of the securities being registered.

         8.1* Opinion of Bracewell & Patterson, L.L.P. as to certain tax matters.

         10.1+      1993 Stock Option and Incentive Plan of Southern Financial
                    Bancorp, Inc., As Amended and Restated (incorporated herein by reference to Exhibit 4.4 to Southern Financial's
                    Registration Statement on Form S-8 (Registration No.
                    333-68706)).

         10.2+ Employment Agreement (incorporated herein by reference to Exhibit 10.2 to Southern Financial's Registration Statement on Form S-1 (Registration No. 333-69282)).

         21.1       Subsidiaries of Southern Financial Bancorp, Inc.
                    (incorporated herein by reference to Exhibit 21.1 to Southern Financial's Registration Statement on From S-1
                    (Registration No. 333-69282)).

         23.1*      Consent of KPMG LLP., independent auditors of Southern
                    Financial.

         23.2* Consent of Mitchell, Wiggins & Company LLP, independent auditors of Metro-County.

         23.3* Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference.

         23.4* Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference.

         24.1       Power of Attorney of Directors and Officers of Southern
                    Financial. Included on the signature page of this Form S-4 and incorporated herein by reference.

         99.1*      Form of proxy to be used by Metro-County.

         99.2*      Consent of Scott & Stringfellow, Inc.

              ----------

              * Filed herewith.

              + Management contract or compensatory plan or arrangement.

         (b) Financial Statement Schedules

                  None.

                  All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

         (c) Opinion of Financial Advisor

                  Not applicable.

ITEM 22. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (g)

                  (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warrenton, State of Virginia, on May 23, 2002.



                                        SOUTHERN FINANCIAL BANCORP, INC.


                                        By: /s/ Georgia S. Derrico
                                           -------------------------------------
                                            Georgia S. Derrico
                                            Chairman of the Board and Chief
                                                Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Georgia S. Derrico and R. Roderick Porter and each of them to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every other act on behalf of the undersigned required to be done in connection therewith.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

               SIGNATURE                                 TITLE                               DATE
               ---------                                 -----                               ----

/s/ Georgia S. Derrico
----------------------------------------
          Georgia S. Derrico                  Chairman of the Board and Chief            May 23, 2002
                                              Executive Officer

/s/ Patricia A. Ferrick
----------------------------------------
          Patricia A. Ferrick                 Senior Vice President and Chief            May 23, 2002
                                              Financial Officer

/s/ R. Roderick Porter
----------------------------------------
          R. Roderick Porter                  President and Chief Operating              May 23, 2002
                                              Officer and Director

/s/ David de Give
----------------------------------------
             David de Give                    Senior Vice President/Treasurer            May 23, 2002
                                              and Director

/s/ John C. Belotti
----------------------------------------
            John C. Belotti                   Director                                   May 23, 2002


/s/ Fred L. Bollerer
----------------------------------------
           Fred L. Bollerer                   Director                                   May 23, 2002

----------------------------------------
             Neil J. Call                     Director                                   May 23, 2002


/s/ Alfonso G. Finocchiaro
----------------------------------------
        Alfonso G. Finocchiaro                Director                                   May 23, 2002


/s/ Barbara J. Fried
----------------------------------------
           Barbara J. Fried                   Director                                   May 23, 2002


/s/ Virginia Jenkins
----------------------------------------
           Virginia Jenkins                   Director                                   May 23, 2002


/s/ Michael P. Rucker
----------------------------------------
           Michael P. Rucker                  Director                                   May 23, 2002


/s/ Richard E. Smith
----------------------------------------
           Richard E. Smith                   Director                                   May 23, 2002


/s/ Robert P. Warhurst
----------------------------------------
          Robert P. Warhurst                  Director                                   May 23, 2002

                                  EXHIBIT LIST

        EXHIBIT
        NUMBER      DESCRIPTION
        -------     -----------

         2.1*       Agreement and Plan of Reorganization by and among Southern
                    Financial Bancorp, Inc., Southern Financial Bank and
                    Metro-County Bank of Virginia, Inc. dated as of April 25,
                    2002 (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4).

         2.2        Agreement and Plan of Reorganization between The Horizon
                    Bank of Virginia and Southern Financial Bancorp, Inc. and
                    Southern Financial Bank, dated as of May 3, 1999, as amended, (incorporated herein by reference to Exhibit 2.1 to Southern Financial's Registration Statement on Form S-4
                    (Registration No. 333-82159)).

         2.3        Agreement and Plan of Reorganization between First Savings
                    Bank of Virginia and Southern Financial Bancorp, Inc. and
                    Southern Financial Bank, made and entered into as of March
                    31, 2000 (incorporated herein by reference to Exhibit 2.1 to Southern Financial's Registration Statement on Form S-4
                    (Registration No. 333-39666)).

         3.1        Articles of Incorporation of Southern Financial Bancorp,
                    Inc., as amended (incorporated herein by reference to Exhibit 3.1 to Southern Financial's Registration Statement on Form S-4 (Registration No. 33-95246 filed with the
                    Securities and Exchange Commission on August 4, 1995)).

         3.2 Bylaws of Southern Financial Bancorp, Inc. (incorporated herein by reference to Exhibit 3.2 to Southern Financial
                    Bancorp, Inc.'s Registration Statement on Form S-4,
                    (Registration No. 33-95246 filed with the Securities and Exchange Commission on August 4, 1995)).

         4.1        Form of Junior Subordinated Indenture between Southern
                    Financial Bancorp, Inc. and Wilmington Trust Company, as
                    Trustee (incorporated herein by reference to Exhibit 4.4 to Southern Financial's Registration Statement on Form S-1
                    (Registration Nos. 333-94461 and 333-94461-01)).

         4.2 Form of Junior Subordinated Debenture (included as an exhibit to the Form of Indenture that is incorporated herein by reference to Exhibit 4.4 to Southern Financial's
                    Registration Statement on Form S-1 (Registration Nos.
                    333-94461 and 333-94461-01)).

         4.3        Form of Trust Preferred Securities Guarantee Agreement of
                    Southern Financial (incorporated herein by reference to Exhibit 4.7 to Southern Financial's Registration Statement on Form S-1 (Registration Nos. 333-94461 and 333-94461-01)).

         5.1* Opinion of Bracewell & Patterson, L.L.P. regarding the legality of the securities being registered.

         8.1* Opinion of Bracewell & Patterson, L.L.P. as to certain tax matters.

         10.1+      1993 Stock Option and Incentive Plan of Southern Financial
                    Bancorp, Inc., As Amended and Restated (incorporated herein by reference to Exhibit 4.4 to Southern Financial's
                    Registration Statement on Form S-8 (Registration No.
                    333-68706)).

         10.2+ Employment Agreement (incorporated herein by reference to Exhibit 10.2 to Southern Financial's Registration Statement on Form S-1 (Registration No. 333-69282)).

         21.1       Subsidiaries of Southern Financial Bancorp, Inc.
                    (incorporated herein by reference to

        EXHIBIT
        NUMBER      DESCRIPTION
        -------     -----------

                    Exhibit 21.1 to Southern Financial's Registration Statement on From S-1 (Registration No. 333-69282)).

         23.1*      Consent of KPMG LLP., independent auditors of Southern
                    Financial.

         23.2* Consent of Mitchell, Wiggins & Company LLP, independent auditors of Metro-County.

         23.3* Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference.

         23.4* Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference.

         24.1       Power of Attorney of Directors and Officers of Southern
                    Financial. Included on the signature page of this Form S-4 and incorporated herein by reference.

         99.1*      Form of proxy to be used by Metro-County.

         99.2*      Consent of Scott & Stringfellow, Inc.

              ----------

              * Filed herewith.

              + Management contract or compensatory plan or arrangement.